As filed with the Securities and Exchange Commission on March 23, 2004

Registration No. 333-106680

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST ADVANTAGE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7375	61-1437565
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Progress Plaza

Suite 2400

St. Petersburg, Florida 33701

(727) 214-3411

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kenneth D. DeGiorgio, Esq.

Executive Vice President, General Counsel and Assistant Secretary

First Advantage Corporation

1 First American Way

Santa Ana, California 92707-5913

(714) 800-3000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Neil W. Rust, Esq.

White & Case LLP

633 West Fifth Street

Los Angeles, California 90071

(213) 620-7700

Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 includes First Advantage’s consolidated financial statements contained in its annual report on Form 10-K for its fiscal year ended December 31, 2003, and updates certain other disclosures contained in the prospectus that makes up a part of this registration statement.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE COMPANY MAY NOT OFFER ANY SHARES HEREUNDER AND SELLING SHAREHOLDERS MAY NOT SELL THEIR SHARES PURSUANT TO THIS PROSPECTUS UNTIL THE RELATED REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.

SUBJECT TO COMPLETION, DATED MARCH 23, 2004

PROSPECTUS

4,000,000 SHARES OF CLASS A COMMON STOCK

We are offering up to 4,000,000 shares of our Class A common stock, par value $.001 per share, for issuance from time to time as full or partial consideration for the acquisition of businesses, assets or securities of other business entities.

People who receive shares of our Class A common stock in connection with an acquisition may be permitted by us to use this prospectus and a prospectus supplement to resell their shares. You should read the section entitled “Selling Shareholders” to find out more information about resales, if any, including the amount of securities being resold.

The specific terms of each acquisition will be determined at or near the time of the acquisition by negotiations with the owners of the businesses, assets or securities to be acquired. Shares of our Class A common stock issued hereunder will be valued at approximately the market value at the time the terms of the acquisition are tentatively or finally agreed to, when the acquisition is completed, or during a specific period of time before we deliver the shares.

We may be required to provide further information by means of a post-effective amendment to the registration statement of which this prospectus forms a part or a prospectus supplement once we know the actual information concerning a specific acquisition. We urge you to read this prospectus and any accompanying prospectus supplement before you make your investment decision.

We do not expect to receive any cash proceeds from the sale of our Class A common stock pursuant to this prospectus, or to use an underwriter or pay underwriting discounts or commissions with respect to such shares.

Our Class A common stock is listed on the Nasdaq National Market under the trading symbol “FADV.” On March 19, 2004, the closing price of one share of our Class A common stock on the Nasdaq National Market was $16.60.

An investment in First Advantage Class A common stock involves a number of risks. You should consider the risks specified in the “RISK FACTORS” section of this prospectus beginning on page 4 before making any investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with this prospectus or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March 23, 2004.

WHERE YOU CAN FIND MORE INFORMATION

First Advantage has filed a registration statement on Form S-4, of which this prospectus forms a part, to register with the Securities and Exchange Commission the shares of First Advantage Class A common stock to be issued hereunder. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. First Advantage will file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any reports, statements or other information that First Advantage files with the SEC at the SEC’s public reference rooms at Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the world wide web site maintained by the SEC at www.sec.gov.

This information is also available to shareholders and prospective shareholders without charge upon written or oral request to:

First Advantage Corporation

Ken Chin

One Progress Plaza

Suite 2400

St. Petersburg, Florida 33701

(727) 214-3411

To obtain timely delivery, you must request the information at least five business days before the date on which you must make a decision on whether to invest in First Advantage.

First Advantage has not authorized anyone to give any information or make any representation about the shares of Class A common stock or our company that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

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PROSPECTUS SUMMARY

Our Company

First Advantage Corporation is a growing, national provider of risk management solutions. Our Company was formed in the June 5, 2003 merger with The First American Corporation’s screening technology division and US SEARCH.com Inc. On June 6, 2003, First Advantage’s Class A common stock commenced trading on the Nasdaq National Market under the symbol “FADV”.

Prior to June 5, 2003, our activities were limited to participation in the business combination transaction contemplated by the Agreement and Plan of Merger dated December 13, 2002 by and among The First American Corporation, US SEARCH, First Advantage and Stockholm Seven Merger Corp.

On June 5, 2003, HireCheck, Inc., Employee Health Programs, Inc., SafeRent, Inc., Substance Abuse Management, Inc., American Driving Records, Inc. and First American Registry, Inc., each formerly a wholly-owned subsidiary of First American and collectively comprising the First American Screening Technology division, and US SEARCH, a public company whose common shares were, until June 5, 2003, traded on the Nasdaq National Market under the symbol “SRCH”, became wholly-owned operating subsidiaries of First Advantage.

Pursuant to the Merger Agreement, on June 5, 2003, First American received First Advantage Class B common stock representing approximately 80% of the economic interest and 98% of the voting interest of First Advantage. The former shareholders of US SEARCH exchanged their outstanding shares of US SEARCH common stock for First Advantage Class A common stock representing, in the aggregate, approximately 20% of the economic interest and 2% of the voting interest in First Advantage. As of December 31, 2003, First American owned approximately 77% of the economic interest and 97% of the voting interest of First Advantage.

A more complete description of First Advantage’s business is found in the section entitled “INFORMATION ABOUT FIRST ADVANTAGE” beginning on page 11 of this prospectus.

The full name, address and telephone number of our company is:

First Advantage Corporation

One Progress Plaza

Suite 2400

St. Petersburg, Florida 33701

(727) 214-3411

About this Prospectus

This prospectus and each prospectus supplement (if any) is part of a registration statement on Form S-4 that we filed with the SEC using a “shelf” registration process. Under the shelf registration process, we may offer and sell, from time to time, in one or more offerings, up to a total of 4,000,000 shares of our Class A common stock for use in connection with acquisitions by us of other businesses, assets or securities of other business entities. The consideration offered by us in such acquisitions, in addition to any shares of Class A common stock offered by this prospectus, may include cash, certain assets and/or assumption by First Advantage of liabilities of the businesses, assets or securities being acquired.

The terms of acquisitions involving the issuance of the Class A common stock covered by this prospectus are expected to be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired. Factors that First Advantage may consider in determining whether to acquire a business include, among other factors, the quality and reputation of the business to be acquired and its management, the strategic market position of the business to be acquired, its proprietary assets, its ability to generate revenues and earnings, its cash flow and growth potential, and the market value of its equity securities when pertinent. It is anticipated that shares of our Class A common stock issued in any such acquisition will be offered at approximately the then current market value of the Class A common stock. The value will be determined either when the terms of the acquisition are tentatively or finally agreed to, when the acquisition is completed, or during a period of time before we deliver the shares.

We do not expect to pay underwriting discounts or commissions, although we may pay finders’ fees from time to time in connection with certain acquisitions. Any person receiving finders’ fees may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on the resale of shares of Class A common stock purchased by them may be considered underwriting commissions or discounts under the Securities Act.

This prospectus provides you with a general description of the securities we may sell. If required, each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement or supplements.

We may also permit individuals or entities who have received or will receive shares of our Class A common stock in connection with the acquisitions described above, or their transferees or successors-in-interest, to use this prospectus to cover their resale of such shares. See “Selling Shareholders,” as it may be amended or supplemented from time to time, for a list of those individuals or entities that are authorized to use this prospectus to sell their shares of our Class A common stock.

In making your investment decision, you should rely only on the information contained in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on which it is released by First Advantage.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF FIRST ADVANTAGE CORPORATION

The table below presents summary financial information of First Advantage for each of the years in the five-year period ended December 31, 2003. This information has been derived from the selected financial data of First Advantage included in this prospectus.

First Advantage’s operating results for the year ended December 31, 2003, include results for the FAST division from January 2003 and the results for US SEARCH.com from June 2003. First Advantage’s operating results for the years ended December 31, 2002, 2001, 2000 and 1999 include results for the FAST division only.

First Advantage’s operating results for the year ended December 31, 2003, include results of operations for the acquired entities from their respective dates of acquisition. The FAST division’s operating results for the years ended December 31, 2002, 2001, 2000 and 1999 include the combined results for companies acquired in those years from their respective acquisition dates.

Certain amounts for the years ended December 31, 2002, 2001, 2000 and 1999 have been reclassified to conform with the 2003 presentation.

The selected financial data from which this summary has been derived was itself derived from the audited consolidated financial statements of First Advantage for the year ended December 31, 2003 and the combined financial statements of the FAST division for the four years ended December 31, 2002. The combined financial statements for the FAST division for the years ended December 31, 2000 and 1999 are not included in this document. This information is only a summary and should be read in conjunction with the audited financial statements and accompanying notes included in this prospectus.

	Fiscal Year Ended December 31,
	2003	2002	2001	2000	1999
Income Statement Data:
Total revenues	$166,495,000	$100,925,000	$49,167,000	$38,582,000	$30,373,000
Net income (loss)	$2,803,000	$2,702,000	$(579,000)	$51,000	$(336,000)

Balance Sheet Data:
Total Assets	$283,900,000	$164,008,000	$62,284,000	$26,628,000	$15,592,000
Long-term debt	$13,473,000	$651,000	$1,159,000	$2,261,000	$1,410,000
Stockholders’ equity	$240,336,000	$145,903,000	$53,075,000	$18,491,000	$12,390,000

RISK FACTORS

You should carefully consider each of the following risk factors and the other information contained in this prospectus. We face risks other than those listed here, including those that are unknown to us and others of which we may be aware but, at present, consider immaterial. Because of the following factors, as well as other variables affecting our operating results, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

We are controlled by First American and as a result other stockholders have little or no influence over stockholders’ decisions.

As a result of the June 5, 2003 mergers, First American owns 100% of our Class B common stock, which have ten votes per share compared to one vote per share of our Class A common stock. Consequently, First American has over 95% of the total voting power of First Advantage and, therefore, First American has the right to control the outcome of any matter submitted for the vote or consent of First Advantage’s stockholders, unless a separate class vote is required under Delaware law. First American has the voting power to control the election of our board of directors and is able to cause an amendment of our certificate of incorporation or bylaws. First American also may be able to cause changes in the business without seeking the approval of any other party. These changes may not be beneficial to us or in the best interest of our other stockholders. For example, First American has the power to prevent, delay or cause a change in control and could take other actions that might be favorable to First American, but not necessarily to other stockholders. Similarly, subject to restrictions contained in the standstill agreement entered into as part of the June 5, 2003 mergers, First American has the voting power to exercise a controlling influence over our business and affairs and has the ability to make decisions concerning such things as:

•	mergers or other business combinations;

•	purchases or sales of assets;

•	offerings of securities;

•	indebtedness that we may incur; and

•	payments of any dividends.

We cannot assure you that First American’s ownership of our common stock or its relationship with us will not have a material adverse effect on our overall business strategy or on the market price of our Class A common stock.

Moreover, under Nasdaq corporate governance rules, if a single stockholder holds more than 50% of the voting power of a company, that company is considered a “controlled company.” A controlled company is exempt from the Nasdaq rules requiring that a majority of the company’s board of directors be independent directors and that the compensation and nomination committees be comprised solely of independent directors. First American owns more than 50% of the voting power of First Advantage and we may take advantage of such exemptions afforded to controlled companies.

We have very little operating history as an independent company.

Before June 5, 2003, we had no operating history as a separate public company. Due to this lack of operating history as a separate public company, there can be no assurance that our business strategy will be successful on a long-term basis. Several members of our management team have never operated a stand-alone public company.

Pursuant to a standstill agreement entered into between First American and First Advantage, a majority of our “disinterested directors” must approve most future transactions between First American and First Advantage.

We may need additional capital in order to finance operations or pursue acquisitions. Accordingly, we may have to obtain our own financing for operations and perform most of our own administrative functions. There can be no assurance that we will be able to develop successfully the financial and managerial resources and structure necessary to operate as an independent public company, or that our available financing and anticipated cash flow from operations will be sufficient to meet all of our cash requirements.

We are dependent on information suppliers. If we are unable to manage successfully our relationships with a number of these suppliers, the quality and availability of our services may be harmed.

We obtain some of the data used in our services from third party suppliers and government entities. If a number of suppliers are no longer able or are unwilling to provide us with certain data, we may need to find alternative sources. If we are unable to identify and contract with suitable alternative data suppliers and integrate these data sources into our service offerings, we could experience service disruptions, increased costs and reduced quality of our services. Additionally, if one or more of our suppliers terminates our existing agreements, there is no assurance that we will obtain new agreements with third party suppliers on terms favorable to us, if at all. Loss of such access or the availability of data in the future due to increased governmental regulation or otherwise could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to increased regulation regarding the use of personal information.

Certain data and services we provide are subject to regulation by various federal, state and local regulatory authorities. Compliance with existing federal, state and local laws and regulations has not had a material adverse effect on our results of operations or financial condition to date. Nonetheless, federal, state and local laws and regulations in the United States designed to protect the public from the misuse of personal information in the marketplace and adverse publicity or potential litigation concerning the commercial use of such information may increasingly affect our operations and could result in substantial regulatory compliance expense, litigation expense and a loss of revenue.

We face significant security risks related to our electronic transmission of confidential information.

We rely on encryption and other technologies to provide system security to effect secure transmission of confidential or personal information. We may license these technologies from third parties. There is no assurance that our use of applications designed for data security, or that of third-party contractors will effectively counter evolving security risks. A security or privacy breach could:

•	expose us to liability;

•	increase our expenses relating to resolution of these breaches;

•	deter customers from using our services; and

•	deter suppliers from doing business with us.

Any inability to protect the security and privacy of our electronic transactions could have a material adverse effect on our business, financial condition or results of operations.

We could face liability based on the nature of our services and the content of the materials provided which may not be covered by insurance.

We may face potential liability from individuals, government agencies or businesses for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that appear or are used in our products or services. Insurance may not be available to cover claims of these types or may not be adequate to cover us for all risks to which we are exposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of our insurance coverage, could have a material adverse effect on our reputation, business and results of operations.

We may not be able to pursue our acquisition strategy.

We intend to grow through acquisitions. We may not be able to identify suitable acquisition candidates, obtain the capital necessary to pursue our acquisition strategy or complete acquisitions on satisfactory terms. A number of our competitors also have adopted the strategy of expanding and diversifying through acquisitions. We likely will experience competition in our effort to execute on our acquisition strategy, and we expect the level of competition to increase. As a result, we may be unable to continue to make acquisitions or may be forced to pay more for the companies we are able to acquire.

The integration of companies we acquire may be difficult and may result in a failure to realize some of the anticipated potential benefits of our acquisitions.

When companies are acquired, we may not be able to integrate or manage these businesses so as to produce returns that justify the investment. Any difficulty in successfully integrating or managing the operations of the businesses could have a material adverse effect on our business, financial condition, results of operations or liquidity, and could lead to a failure to realize any anticipated synergies. Our management also will be required to dedicate substantial time and effort to the integration of our acquisitions. These efforts could divert management’s focus and resources from other strategic opportunities and operational matters.

We may not be able to realize the entire book value of goodwill from acquisitions.

As of December 31, 2003 we have approximately $205 million of goodwill. We have implemented the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” which requires that existing goodwill not be amortized, but instead be assessed annually for impairment or sooner if circumstances indicate a possible impairment. We will monitor for impairment of goodwill on past and future acquisitions. In the event that the book value of goodwill is impaired, any such impairment would be charged to earnings in the period of impairment. There can be no assurances that future impairment of goodwill under SFAS 142 will not have a material adverse effect on our results of operations. The goodwill valuation is performed by a third party.

We currently do not plan to pay dividends.

We intend to retain future earnings, if any, that may be generated from operations to help finance the growth and development of its business. As a result, we do not anticipate paying dividends to stockholders for the foreseeable future.

Our business depends on technology that may become obsolete.

We use the US SEARCH DARWIN™ technology and other information technology to better serve our clients and reduce costs. These technologies likely will change and may become obsolete as new technologies develop. Our future success will depend upon our ability to remain current with the rapid changes in the technologies used in our business, to learn quickly to use new technologies as they emerge and to develop new technology-based solutions as appropriate. If we are unable to do this, we could be at a competitive disadvantage. Our competitors may gain exclusive access to improved technology, which also could put us at a competitive disadvantage. If we cannot adapt to these changes, our business may be materially adversely affected.

First American could sell its controlling interest in us and therefore we could eventually be controlled by an unknown third party.

Subject to certain restrictions, First American could elect to sell all or a substantial or controlling portion of its equity interest in us to a third party without offering to our other stockholders the opportunity to participate in the transaction. If another party acquires First American’s interest in us, that third party may be able to control us in the same manner that First American is able to control us. A sale to a third party also may adversely affect the market price of our Class A common stock because the change in control may result in a change in management decisions, business policy and our attractiveness to future investors.

Our Class A common stock will have minimal liquidity due to its small public float.

Although as of December 31, 2003 there were approximately 21 million total shares of First Advantage common stock outstanding, approximately 77% are owned by First American and approximately 10% are held of record by Pequot Private Equity Fund II, L.P. Currently only approximately 13% of our issued and outstanding shares are freely transferable without restriction under the Securities Act. Accordingly, only a small number of shares of First Advantage actually trade – between June 6, 2003 and December 31, 2003 the average daily trading volume of our Class A common stock was approximately 10,000 shares per day. Consequently, our stockholders may have difficulty selling shares of our Class A common stock.

Significant stockholders may sell shares of our common stock which may cause our share price to fall.

Subject to certain restrictions, First American may at any time convert each of its shares of our Class B common stock into a share of Class A common stock. First American or Pequot may transfer shares of our common stock in a privately-negotiated transaction or to affiliates or shareholders. Any transfers, sales or distributions by First American or Pequot of a substantial amount of our Class A common stock in the marketplace, or to shareholders, or the market perception that these transfers, sales or distributions could occur, could adversely affect the prevailing market prices for our Class A common stock.

Conflict of interest may arise because certain of our directors and officers are also directors and officers of First American.

Certain persons associated with the Company have a continuing relationship with First American. Parker Kennedy and Kenneth DeGiorgio, Chairman of the Board and General Counsel, respectively, of First Advantage, also serve as executive officers of First American and certain of its affiliates. Mr. Kennedy also serves as President, Chief Executive Officer and Chairman of First American. As such they may have great influence on our business decisions. These persons, currently associated with First American, were asked to serve as directors and/or officers of First Advantage because of their knowledge of and experience with our business and its operations. Both own stock, and options to acquire stock, of First American.

These affiliations with both First American and First Advantage could create, or appear to create, potential conflicts of interest when these directors and executive officers are faced with decisions that could have different implications for First American and First Advantage.

We are a party to a stockholders agreement which may impact corporate governance.

First Advantage, First American and Pequot have entered into a stockholders agreement pursuant to which First American has agreed to vote as many of its shares in First Advantage as is necessary to ensure that our board of directors has no more than ten members and that a representative of Pequot that meets certain requirements is elected a director of First Advantage or, at Pequot’s request, a board observer of First Advantage. Pequot’s right to designate a board member or observer will continue until such time as Pequot and its affiliates’ collective ownership of First Advantage stock is less than 75% of the holdings Pequot received in the June 5, 2003 mergers. As a result of this arrangement and First American’s dominant ownership position in First Advantage, holders of First Advantage Class A common stock (other than Pequot) will have little or no ability to cause a director selected by such holders to be appointed to our board of directors and, consequently, little or no ability to influence the direction or management of First Advantage.

SELLING SHAREHOLDERS

The persons to whom we issue shares of Class A common stock under this prospectus may be able to resell such shares in the public market without further registration and without being required to deliver a prospectus. However, certain persons who receive our Class A common stock may want to resell those securities in distributions that would require the delivery of a prospectus. With our consent, this prospectus may be used by certain shareholders who wish to sell our Class A common stock. As used in this prospectus, “selling shareholders” may include shareholders who receive our Class A common stock hereunder in connection with an acquisition and donees and pledgees selling shares received from such people. We may limit our consent to a specified time period and subject our consent to certain limitations and conditions, which may vary by agreement.

Selling shareholders may sell our Class A common stock in any combination of the following:

•	through the Nasdaq National Market or any national securities exchange on which our Class A common stock has been approved for listing in the future;

•	directly to purchasers in negotiated transactions;

•	by or through brokers or dealers, in ordinary brokerage transactions or transactions in which the broker solicits purchases;

•	in block trades in which the broker or dealer will attempt to sell securities as an agent but may position and resell a portion of the block as principal;

•	in a transaction in which a broker or dealer purchases as principal for resale for its own account; or

•	through underwriters and agents.

Resales by selling shareholders may be made directly to investors or through securities firms acting as underwriters, brokers or dealers. The fees earned by or paid to the securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. Shares of our Class A common stock may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. The securities firm may resell the shares through other securities dealers, and commissions or concessions to those other dealers may be allowed. Such selling shareholders may indemnify any securities firm participating in such transactions against certain liabilities, including liabilities under the Securities Act and to reimburse them for any expenses in connection with an offering or sale of securities.

The selling shareholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be an “underwriter” within the meaning of the Securities Act. Any commissions received by them and profit on any resale of such shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

Selling shareholders may also offer shares of Class A common stock covered by this prospectus by means of prospectuses under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales that meet the requirements of Rule 144 or Rule 145(d) under the Securities Act. Selling shareholders should seek the advice of their own counsel about the legal requirements for such sales.

The following table sets forth:

•	the name of each selling shareholder as of the date of this prospectus;

•	the number of Class A common shares which such selling shareholder may sell from time to time pursuant to the prospectus; and

•	the number of Class A common shares beneficially owned by the selling shareholder prior to the offering.

Selling Shareholder	Amount of Class A common shares that may be sold	Class A common shares owned before the offering

William H. Goss	15,275	0

William Moore III	104,572	0

Timothy E. Fargo	14	0

Richard J. Taffet	9,000	0

George M. Ellis, Jr.	55,848	0

Bradley Trust, dated May 2, 1991	26,020	0

Shaw Family Trust, created June 8, 2001	15,612	0

Dan Cates	14,041	0

Joni Cates	10,283	0

Aon Solutions, Inc.	53,419	0

Lamar Stevens	25,965	0

Patrick Ryan	25,965	0

Tom Hollenshead	108,585	0

Lisa Dolezalik	25,572	0

Mark Myers	12,940	0

Shirley Shaffer	11,829	0

Robby Collins	6,627	0

Chad Woolery	6,183	0

Dale Shaffer	5,977	0

nGenuity Capital, Inc	6,174	0

George Shaffer	6,739	0

Richard Hollenshead	3,370	0

Ken Glazier	674	0

Ross Spinazzola	627	0

Vincent Tsang	30,780	0

Richard Young	117,464	0

David Cerrone	39,155	0

No selling shareholder has held any position or office with, been employed by or otherwise has had any material relationship with First Advantage or First Advantage’s predecessors or affiliates during the three years prior to the date of this prospectus.

A selling shareholder may offer all or some portion of the Class A common shares. Accordingly, no estimate can be given as to the amount or percentage of Class A common shares that will be held by the selling shareholders upon termination of sales pursuant to this prospectus. In addition, the selling shareholders may have sold, transferred or disposed of all or a portion of their Class A common shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

This prospectus will be further amended or supplemented, if required by the Securities Act and the rules of the SEC, to disclose the identity of additional selling shareholders, the number of shares to be sold by the selling shareholders, any material relationship a selling shareholder may have with us, and other details of the resale to the extent appropriate.

We will not receive any part of the proceeds from the resale by the selling shareholders of any shares under this prospectus. We will bear all expenses other than selling discounts and commissions and fees and expenses of the selling shareholders in connection with the registration of the shares being re-offered by the selling shareholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

CERTAIN STATEMENTS IN THIS PROSPECTUS, INCLUDING THOSE RELATING TO RELATIONSHIPS WITH DATA SUPPLIERS, TERMINATION OF SUPPLIER RELATIONSHIPS, PRODUCT DEMAND, ACQUISITION TARGETS, RETENTION OF FUTURE EARNINGS, CONSOLIDATION OF OPERATIONS, INTERNATIONAL MARKETS, LITIGATION, EXPENSES, AND CASH FLOW AND LIQUIDITY ARE FORWARD LOOKING. RISKS AND UNCERTAINTIES EXIST THAT MAY CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE SET FORTH IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE THE ANTICIPATED RESULTS TO DIFFER FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS INCLUDE: GENERAL VOLATILITY OF THE CAPITAL MARKETS AND THE MARKET PRICE OF FIRST ADVANTAGE’S CLASS A COMMON STOCK; FIRST ADVANTAGE’S ABILITY TO SUCCESSFULLY RAISE CAPITAL; FIRST ADVANTAGE’S ABILITY TO IDENTIFY AND COMPLETE ACQUISITIONS AND SUCCESSFULLY INTEGRATE BUSINESSES IT ACQUIRES; CHANGES IN APPLICABLE GOVERNMENT REGULATIONS; THE DEGREE AND NATURE OF FIRST ADVANTAGE’S COMPETITION; INCREASES IN FIRST ADVANTAGE’S EXPENSES; CONTINUED CONSOLIDATION AMONG FIRST ADVANTAGE’S COMPETITORS AND CUSTOMERS; UNANTICIPATED TECHNOLOGICAL CHANGES AND REQUIREMENTS; FIRST ADVANTAGE’S ABILITY TO IDENTIFY SUPPLIERS OF QUALITY AND COST-EFFECTIVE DATA; AND OTHER FACTORS DESCRIBED IN THIS PROSPECTUS. THE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE THEY ARE MADE. FIRST ADVANTAGE DOES NOT UNDERTAKE TO UPDATE FORWARD-LOOKING STATEMENTS TO REFLECT CIRCUMSTANCES OR EVENTS THAT OCCUR AFTER THE DATE THE FORWARD-LOOKING STATEMENTS ARE MADE.

INFORMATION ABOUT FIRST ADVANTAGE

First Advantage is a growing, national provider of risk management solutions. Our Company was formed in the June 5, 2003 merger with The First American Corporation’s screening technology division and US SEARCH.com Inc. On June 6, 2003, First Advantage’s Class A common stock commenced trading on the Nasdaq National Market under the symbol “FADV”.

Prior to June 5, 2003, our activities were limited to participation in the business combination transaction contemplated by the Agreement and Plan of Merger dated December 13, 2002 by and among The First American Corporation, US SEARCH, First Advantage and Stockholm Seven Merger Corp.

On June 5, 2003, HireCheck, Inc., Employee Health Programs, Inc., SafeRent, Inc., Substance Abuse Management, Inc., American Driving Records, Inc. and First American Registry, Inc., each formerly a wholly-owned subsidiary of First American and collectively comprising the First American Screening Technology division, and US SEARCH, a public company whose common shares were, until June 5, 2003, traded on the Nasdaq National Market under the symbol “SRCH”, became wholly-owned operating subsidiaries of First Advantage.

Pursuant to the Merger Agreement, on June 5, 2003, First American received First Advantage Class B common stock representing approximately 80% of the economic interest and 98% of the voting interest of First Advantage. The former shareholders of US SEARCH exchanged their outstanding shares of US SEARCH common stock for First Advantage Class A common stock representing, in the aggregate, approximately 20% of the economic interest and 2% of the voting interest in First Advantage. As of December 31, 2003, First American owned approximately 77% of the economic interest and 97% of the voting interest of First Advantage.

Business of First Advantage

Our operations are organized into three business segments: Enterprise Screening, Risk Mitigation and Consumer Direct.

A summary of our revenue, net income (loss) before income taxes and assets for our segments is found in Note 14 to the Consolidated Financial Statements beginning on page F-24 of this prospectus.

Enterprise Screening

First Advantage’s Enterprise Screening segment helps thousands of companies in the United States manage risk with our employment screening, occupational health and resident screening products. Our Enterprise Screening segment accounted for approximately 67% of our consolidated revenue in 2003.

Our employment screening services include the provision of reports about a prospective employee’s criminal record, motor vehicle violations, credit standing and involvement in civil litigation. We also make inquiries of provided references and former employers, verify educational credentials and licenses, verify social security numbers and check industry specific records. A customer can order any of these and other related services individually, as a package with our other employment screening products or with other products we offer. Depending on a customer’s preference, orders may be placed and fulfilled directly from the Company, through a secure Internet connection, software, facsimile or through third party vendors.

Our occupational health products generally involve the design and management of a drug testing program, including provision for the collection and testing of specimens and interpretation of the results. We also provide physical examination services to employers. Reports of our findings are generally delivered through a secure Internet connection or through other direct means.

We also develop and manage employee assistance programs, which provide our customers’ employees with access to confidential counseling services and other resources to assist with personal issues that may affect workplace productivity. These programs cover a wide range of personal and workplace issues, including alcohol and drug abuse, marital problems, family matters, bereavement management, depression, stress, retirement and downsizing. First Advantage’s employee assistance programs also provide employers with a number of corporate-focused services, including management counseling, critical incident stress management programs, organizational change consulting and intensive specialty training on issues such as violence in the workplace.

Our resident screening offerings involve the provision of reports containing information about a prospective renter’s eviction record, lease and payment performance history, credit standing, references and criminal records to residential property managers and owners operating in the United States. Depending on a customer’s needs, our reports may contain one or any combination of these pieces of information. In serving our customers, we may draw on our database of landlord-tenant records, which is the largest of its kind in the United States, and our database of criminal conviction information, which is one of the largest for use in resident screening in the United States. We also offer a scoring product which assesses risk of default by a prospective renter based on a statistical scoring model developed exclusively for the multifamily housing industry. Customers generally order and receive the segment’s resident screening products through a secure Internet connection or through proprietary software.

Our employment screening and occupational health services generally experience seasonality near year-end, which is attributed to decreases in hiring. Our resident screening products experience seasonality during the winter months from November to March.

Risk Mitigation

First Advantage’s Risk Mitigation segment offers motor vehicle records and investigative services to the insurance industry and other businesses operating in the United States. Our Risk Mitigation segment accounted for approximately 27% of our consolidated revenue in 2003.

This segment provides customers with automated access to motor vehicle records from all 50 states and the District of Columbia. Independent insurance agents operating in the United States represent the core of the customer base for this product, which they use for underwriting purposes. Employers also utilize the product to manage risk associated with employees that require the use of a vehicle in the performance of their duties. For most customers, we receive and fulfill orders through our proprietary Comprise/ZapApp® software, which allows the customer to integrate the process of obtaining motor vehicles reports with other processes utilized by the customer.

The segment also provides customers with investigative services designed to detect and expose worker’s compensation, disability and liability insurance fraud. Purchased mostly by insurance carriers, third party administrators and self-insuring companies, these services generally involve field surveillance and interviews conducted by more than 200 full-time licensed staff investigators. This segment receives orders in a variety of ways, including telephonic or other direct contact with the client, facsimile, e-mail or through the Internet. In most cases, investigation reports, including accompanying video, are sent via mail or courier to the client.

Demand for our motor vehicle records products usually decreases in November and December as a result of reductions in the insurance and employment markets. Our investigative services experience seasonality December through February as a result of the number of holidays which occur during this period and frequent year-end reorganizations which occur at our insurance clients.

Consumer Direct

Our Consumer Direct segment provides location, verification and screening services directly to consumers through the Internet. This segment uses a proprietary software platform and web-based systems to supply customers with services such as individual location, identity verification, criminal record checks, employment and education verifications. We also offer assisted searches and screening services, both online and through toll-free telephone numbers.

This segment has developed US SEARCH DARWIN™ patent-pending technology, which automates the data management supply chain by accessing, assimilating, and compiling data from disparate sources. The current applications of the technology focus on individual locator and profile services. We are also adapting this technology for use in our Enterprise Screening segment.

Our Consumer Direct segment accounted for approximately 6% of our consolidated revenue in 2003.

Historical Growth

Prior to the June 5, 2003 mergers, HireCheck, Employee Health Programs, SafeRent, Substance Abuse Management, American Driving Records and First American Registry, now wholly-owned subsidiaries of First Advantage, were wholly-owned subsidiaries of First American and made up The First American Corporation Screening Technology (FAST) division.

In the late 1990s, First American initiated a diversification strategy which called for, among other things, the combination of one of its core competencies—data management and analysis—with businesses that are counter-cyclical to its long-standing real estate related products and services. First American also sought businesses that were complementary to its rapidly growing credit reporting business, First American CREDCO. First American management initially focused on the background screening industry—an information-intensive business with a heavy demand for credit reports and a relatively tangential tie to the real estate market.

In September 1998, First American began its entry into the employee screening industry by acquiring HireCheck. HireCheck, headquartered in St. Petersburg, Florida, is today the principal subsidiary through which our Enterprise Screening segment provides employment screening services. In this same month First American also entered the resident screening industry by acquiring First American Registry, headquartered in Rockville, Maryland. First American Registry, which we believe to be the largest resident screening company in the United States, is today the principal subsidiary through which our Enterprise Screening segment provides resident screening products.

Continuing its efforts to provide a comprehensive set of risk management tools to its customers, in August 2001 First American entered the occupational health services business by acquiring Milwaukee, Wisconsin-based Substance Abuse Management.

Five months later, in January 2002, First American further added to the menu of services offered by the FAST division by acquiring American Driving Records, a Rancho Cordova, California-based provider of motor vehicle reports. One of the largest competitors in its industry, American Driving Records brought to the FAST division not only a formidable player in a key area of the risk management industry, but also enhanced the division’s access to the motor vehicle records of almost every state in the United States. With American Driving Records, First American purchased ZapApp India Private Limited, a Bangalore, India-based private limited company that provides technology services to American Driving Records and now to all of First Advantage.

In an effort to improve the profitability of the companies then comprising the FAST division, in the second quarter of 2001 First American reorganized the division’s management structure by dedicating a single management group to the oversight of all operations. By emphasizing the group as a whole, First American believed this reorganization effort would position the FAST division to pursue cross-selling opportunities, take advantage of mutual supplier relationships and leverage technological developments and resources across the entire division. It also hoped to focus management on efforts to improve the division’s operating margins by increasing the volume of transactions performed using the division’s existing systems, whether through internal sales growth or by acquiring businesses with complementary product offerings. In January 2002, First American formally created the FAST division and began reporting the division as a segment in its financial statements.

Strategic Acquisitions Following 2001 Reorganization

First American supplemented the division’s employee background screening operations by acquiring Factual Business Information, Inc., headquartered in Miami, Florida, in August 2001 and Pretiem Corporation, headquartered in Princeton Junction, New Jersey, in December of 2001. These acquisitions provided the division with an expanded customer base for employee screening services in three important employment markets: the Miami metropolitan area, New Jersey and New York State.

In the last quarter of 2002, the FAST division completed acquisitions of Employee Health Programs in October and SafeRent in November.

A competitor of Substance Abuse Management, the Bethesda, Maryland-based Employee Health Programs brought critical volume to the FAST division’s occupational health business. Through the acquisition of Employee Health Programs, the FAST division also expanded the scope of its existing services to include employee assistance programs, which are designed to help troubled employees resolve personal issues that can affect workplace productivity. Employee Health Programs and Substance Abuse Management are today the principal subsidiaries through which the Enterprise Screening segment provides occupational health services.

SafeRent, headquartered in Denver, Colorado, brought additional key customers to the FAST division’s leading resident screening business and increased the division’s penetration in key markets, in particular markets in the western United States.

June 5, 2003 Mergers

In the June 5, 2003 mergers, the companies comprising the FAST division and US SEARCH combined under one umbrella. US SEARCH brought to First Advantage not only many important employment screening customers through its Professional Resource Screening, Inc. subsidiary, but also an opportunity to pursue a new market – consumers – with specially tailored versions of our existing products. Ultimately, Professional Resource Screening was combined with the other companies in our Enterprise Screening segment and the other operations of US SEARCH became our Consumer Direct segment.

Strategic Acquisitions

Since becoming a public company in June 2003, we have actively pursued our acquisition strategy. In August 2003 we acquired two employment background screening companies, Liberatore Services, Inc. and Total Information Source, Inc., and an occupational health services company, Continental Compliance Systems. In September 2003 we further expanded our occupational health services with the acquisition of Employee Information Services, Inc. In that same month, we acquired Omega Insurance Services, Inc., which brought a new investigative services product to First Advantage. In November 2003 we made three acquisitions: occupational health services company Greystone Health Sciences Corporation; MedTech Diagnostics, Inc., a provider of both occupational health services and employment screening services; and Agency Records, Inc., a provider of motor vehicle records. In December 2003, we acquired Credential Check & Personnel Services, Inc., an employment screening company. In January 2004 we acquired Quantitative Risk Solutions LLC, a provider of cargo loss risk mitigation services and Proudfoot Reports Incorporated, an employment screening company. In February 2004, we acquired MVR’s Inc., a provider of motor vehicle records and Background Information Systems, Inc., an employment screening company. In March 2004 we acquired Infocheck, Ltd., a Canadian employment screening company and Landlord Protect, Inc., a provider of resident screening services.

Customers

First Advantage, through its subsidiaries, serves a wide variety of clients throughout the United States, including nearly a quarter of those businesses comprising the Fortune 1000, many major real estate investment trusts and property management companies, a number of the top providers of transportation services, insurance companies, governmental agencies, non-profit organizations and health care providers. Dominant categories of customers vary depending on the type of product. Insurance carriers and agents, for example, purchase a substantial proportion of our Risk Mitigation segment’s products. Transportation companies are major consumers of our occupational health products. Multifamily housing property management companies and landlords of all sizes are represented in the resident screening business’ customer base. Larger employers represent the predominant share of the employee background screening business. Individual consumers dominate the customer base for our Consumer Direct segment. We derive a nominal amount of revenue from customers in Canada and Puerto Rico.

Excluding our Consumer Direct segment, which has a fluid customer base, we have in excess of 25,000 customers. No single customer is responsible for 2 percent or more of our revenue.

Suppliers

Data represents a key ingredient in most of our products. In obtaining such data, we draw upon a wide variety of sources, including governmental agencies, credit reporting agencies, third parties which compile public record information and on-line search services. Many of our suppliers provide this data in electronic format. We do not anticipate the termination of any significant relationship with any of our data suppliers. Because we believe we could acquire necessary data from other sources, we do not believe that the termination of any supplier relationship would have a material adverse effect on our financial condition or operating results.

In connection with our occupational health services, we depend upon services provided by specimen collection agencies and laboratories. There is significant competition among suppliers of these services and, consequently, we do not believe the termination of our relationship with any of these suppliers would have a material adverse effect on its financial condition or operating results.

Governmental Regulation

Although generally our products or services do not require governmental approvals, our businesses are subject to various federal and state regulations that may impact our products and services. For example, the Federal Fair Credit Reporting Act, the Drivers Privacy Protection Act and various state laws regulate products and services that include disclosure of personal information.

Many state and local laws require certain of our subsidiaries and employees engaged in providing our investigative services products to be licensed as private investigators. Some state and local governments require the same with respect to our employee screening companies.

Historically, we have been able to comply with existing laws and regulations without incurring substantial costs or restrictions on our business.

Competition

A number of companies compete with our product offerings. First Advantage’s most significant national competitors in employment screening services include ChoicePoint, Kroll, U.S. Investigative Services and ADP. A number of local and regional competitors also exist. The resident screening industry is highly fragmented, with only approximately 10 other companies providing significant competition on a national level. In our occupational health business, we believe that we have only one significant nationwide competitor, however, there are a significant number of local and regional companies in the industry. In motor vehicle reports, there are approximately 10 major competitors to First Advantage, the most predominant of which is ChoicePoint. Three other companies compete with our investigative services products on a national basis, with a broad spectrum of regional and local competitors. In each of these markets, First Advantage competes foremost on the basis of customer service and secondarily on price and product differentiation.

The primary competitors to our Consumer Direct segment include telephone companies and other third parties who publish free printed or electronic directories, private investigation firms and web-based companies such as KnowX.com.

Intellectual Property

First Advantage owns a number of items of intellectual property, including trademarks, tradenames, copyrights, patents, domain names and unregistered trade secrets. First Advantage also owns the US SEARCH DARWIN™ software platform, which uses advanced technology to access, assimilate, compile, distribute and present data from public and private databases. The patent application for this technology was published on December 19, 2002 and is pending issuance. First Advantage is not dependent upon any single item of intellectual property.

Strategies for Future Growth of First Advantage

First Advantage believes that as the world becomes increasingly risky for individuals and organizations, demand for our products will grow. Our primary goal is to be well positioned to capture not only a substantial portion of the existing market, but also a substantial share of the expected growth. We intend to accomplish this goal in the following manner:

Pursue Strategic Acquisitions. We intend to continue pursuing acquisitions of companies that would enable us to enter new markets as well as increasing our share of those markets in which we are already operating. We will pursue companies with assets that will enhance our ability to fulfill orders, including companies with proprietary databases containing information for use in our products or technology that would make order placement or product delivery more efficient. We also expect to pursue acquisition opportunities which would enable us to enter into related product fields. Our acquisitions of Total Information Source and Employee Information Services are examples of the efforts to increase the volume of transactions performed by First Advantage’s existing businesses through strategic acquisitions. Our acquisition of Omega Insurance Services provides an example of our efforts to enter related product fields (investigation services) through acquisition.

Consolidate Operations. We intend to continue our aggressive efforts to consolidate the operations brought together in the June 2003 mergers and the operations of businesses we have since acquired and will acquire. This includes efforts not only to capture synergies by eliminating personnel and systems duplication, but also to exploit cross-selling opportunities by providing a single platform on which First Advantage can offer its entire menu of services to current and prospective customers.

International Expansion. We intend to pursue opportunities to offer our services outside the United States. Given the risks that face businesses around the world, we believe that international markets provide a substantial opportunity for growth. We expect that by expanding our offerings to other countries we will also enhance our ability to compete in the United States for the business of global companies.

Employees

We employ approximately 1,500 people, most of which are located in the United States. Of this number, approximately 30 are employed in Bangalore, India.

Properties

Our principal executive offices are located in approximately 20,800 square feet of leased office space in St. Petersburg, Florida. The lease expires on November 30, 2006. Current monthly rent is approximately $36,220. First Advantage, through its subsidiaries, maintains 32 other offices in the United States and an office in Bangalore, India. These offices, all of which are leased, comprise a total of approximately 318,000 square feet of space.

Legal Matters

First Advantage’s subsidiaries are involved in litigation from time to time in the ordinary course of their businesses. We do not believe that the outcome of any pending or threatened litigation involving these entities will have a material adverse effect on our financial position or operating results.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS AND SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Our Class A common stock is quoted on the Nasdaq National Market under the symbol “FADV”. Our Class A common stock commenced trading on June 6, 2003. The following table sets forth, for the periods indicated, the high and low sale prices of our Class A common stock as reported on the Nasdaq National Market.

	Class A Common Stock Price
	High	Low
2003
Quarter ended June 30, 2003	$40.00	$16.39
Quarter ended September 30, 2003	$19.50	$14.06
Quarter ended December 31, 2003	$20.65	$14.71

The approximate number of record holders of Class A common stock on March 5, 2004 was 43.

Our Class B common stock is not listed or quoted on any exchange or quotation system. The First American Corporation owns all of our outstanding Class B common stock.

We have not paid any dividends on either our Class A common stock or our Class B common stock and we do not anticipate paying any dividends on our common stock in the foreseeable future. We currently intend to retain our future earnings for use in the operation and expansion of our business.

The following table describes, as of December 31, 2003, the number of shares of our Class A common stock to be issued or remaining available for future issuance under equity compensation plans:

	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted-Average Exercise Price of Outstanding Options (b)	Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plan approved by security holders(1)	2,101,500	$18.63	898,500
Equity compensation plan not approved by security holders(2)	677,437	$43.17
Warrants not approved by security holders(2)	347,436	$21.87

(1)	Consists of the 2003 First Advantage Incentive Compensation Plan. See Note 13 to the Company’s Notes to Consolidated Financial Statements for additional information.

(2)	Consists of shares relating to all outstanding options and warrants assumed by the Company in connection with the merger with US SEARCH.com Inc. See Note 13 to the Company’s Notes to Consolidated Financial Statements for additional information.

SELECTED HISTORICAL FINANCIAL INFORMATION

OF FIRST ADVANTAGE CORPORATION

First Advantage’s operating results for the year ended December 31, 2003, include results for the FAST division from January 2003 and the results for US SEARCH.com from June 2003. First Advantage’s operating results for the years ended December 31, 2002, 2001, 2000 and 1999 include results for the FAST division only.

First Advantage’s operating results for the year ended December 31, 2003, include results of operations for the acquired entities from their respective dates of acquisition. The FAST division’s operating results for the years ended December 31, 2002, 2001, 2000 and 1999 include the combined results for companies acquired in those years from their respective acquisition dates.

Certain amounts for the years ended December 31, 2002, 2001, 2000 and 1999 have been reclassified to conform with the 2003 presentation.

This selected financial data has been derived from the audited consolidated financial statements of First Advantage for the year ended December 31, 2003 and the combined financial statements of the FAST division for the four years ended December 31, 2002. The combined financial statements for the FAST division for the years ended December 31, 2000 and 1999 are not included in this document. This information is only a summary and should be read in conjunction with the audited financial statements and accompanying notes included in this prospectus.

	For the year ended December 31,
	2003	2002	2001	2000	1999
Income Statement Data:
Service revenue	$134,910,000	$73,040,000	$45,832,000	$35,230,000	$28,083,000
Reimbursed government fee revenue	31,585,000	27,885,000	3,335,000	3,352,000	2,290,000

Total revenue	166,495,000	100,925,000	49,167,000	38,582,000	30,373,000

Cost of service revenue	38,154,000	17,534,000	11,280,000	7,776,000	6,122,000
Government fees paid	31,585,000	27,885,000	3,335,000	3,352,000	2,290,000

Total cost of service	69,739,000	45,419,000	14,615,000	11,128,000	8,412,000

Gross margin	96,756,000	55,506,000	34,552,000	27,454,000	21,961,000

Operating expenses	90,055,000	51,005,000	35,008,000	26,856,000	22,294,000
Impairment loss	1,739,000	—	—	—	—

Income (loss) from operations	4,962,000	4,501,000	(456,000)	598,000	(333,000)

Other (expense) income:
Interest expense	(154,000)	(229,000)	(241,000)	(313,000)	(262,000)
Interest income	41,000	59,000	59,000	32,000	21,000

Total interest (expense), net	(113,000)	(170,000)	(182,000)	(281,000)	(241,000)

Income (loss) before income taxes	4,849,000	4,331,000	(638,000)	317,000	(574,000)
Provision (benefit) for income tax	2,046,000	1,629,000	(59,000)	266,000	(238,000)

Net income (loss)	$2,803,000	$2,702,000	$(579,000)	$51,000	$(336,000)

Balance Sheet Data:
Total assets	$283,900,000	$164,008,000	$62,284,000	$26,628,000	$15,592,000
Long-term debt	$13,473,000	$651,000	$1,159,000	$2,261,000	$1,410,000
Stockholders’ equity	$240,336,000	$145,903,000	$53,075,000	$18,491,000	$12,390,000
Per Share Information:
Net income
Basic	$0.14	N/A	N/A	N/A	N/A
Diluted	$0.14	N/A	N/A	N/A	N/A
Weighted average shares outstanding
Basic	20,260,854	N/A	N/A	N/A	N/A
Diluted	20,397,587	N/A	N/A	N/A	N/A
Stockholders’ Equity	$11.50	N/A	N/A	N/A	N/A
Total shares outstanding at December 31, 2003	20,893,648	N/A	N/A	N/A	N/A

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Overview

First Advantage Corporation (Nasdaq: FADV) (“First Advantage” or the “Company”) was created by the June 5, 2003 merger of The First American Corporation’s Screening Technologies (“FAST”) division with US SEARCH.com Inc. (“US SEARCH”). First Advantage provides global risk management screening services to enterprise and consumer customers. The Company operates in three primary business segments: Enterprise Screening, Risk Mitigation and Consumer Direct. First Advantage is headquartered in St. Petersburg, Florida, and has more than 1,400 employees in offices throughout the United States and in Bangalore, India.

The Enterprise Screening segment includes employment background screening, occupational health services and resident screening services. The Enterprise Screening segment serves over 20,000 customers, and six of the ten largest multifamily property management companies in the United States. Products and services relating to employment background screening include criminal records searches, employment verification, education verification, motor vehicle records, social security number verification and credit reporting. Occupational health services include drug-free workplace programs, physical examinations and employee assistance programs. Resident screening services include criminal background and eviction records, credit reporting, employment verification and lease performance and payment histories. The Company has a proprietary database of 34 million landlord-tenant records that include eviction court records, rental histories, payment trends and landlord contributed data.

The Risk Mitigation segment includes motor vehicle records and investigative services provided to nearly 8,000 customers comprised primarily of insurance companies, agents and brokers. Products and services offered by the Risk Mitigation segment include driver history reports, vehicle registration, surveillance services, field interviews and due diligence reports.

The Consumer Direct segment provides consumers with a single, comprehensive access point to a broad range of public information to assist them in locating, verifying and screening people. Consumer Direct segment customers can obtain addresses, aliases, listed phone numbers, property ownership, court records and other public data through the US SEARCH Web site. The services are highly automated utilizing the Company’s US SEARCH DARWIN™ technology, which automates the data management supply chain by accessing, assimilating and compiling data from disparate sources. US SEARCH completed over 630,000 transactions in 2003.

First Advantage intends to continue its efforts to consolidate the operations brought together in the June 2003 mergers and the operations of businesses since acquired. First Advantage also intends to continue pursuing acquisitions of businesses that will enable the Company to enter new markets as well as increase existing market share. First Advantage also expects to pursue acquisition opportunities, which will enable the Company to enter into related product fields.

First Advantage generates revenue in the form of fees from the reports generated by searches performed and services provided. First Advantage generally enters into agreements with customers under which they pay a fixed fee per report or for services provided. For purposes of analyzing operating results, gross margin and operating costs are compared to service revenues, excluding reimbursed government fee revenue. Elimination of inter-segment revenue is included in corporate.

Cost of sales includes fees paid to vendors or agencies for data procurement, specimen collection, laboratory testing, and investigators’ compensation, benefits and travel expenses.

First Advantage’s operating expenses consist primarily of compensation and benefits costs for employees, occupancy and related costs, other selling, general and administrative expenses associated with operating its business, depreciation of property and equipment and amortization of intangible assets. First Advantage’s expenses are likely to increase with increasing revenue levels.

Critical Accounting Policies and Estimates

First Advantage’s discussion and analysis of financial condition and results of operations is based upon its audited consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles. First Advantage’s results of operation for the year ended December 31, 2003 include the results of the FAST division from January 2003, and the results for US SEARCH from June 2003. Businesses acquired subsequent to June 2003 are included in First Advantage’s results of operations from the date of acquisition. The results of operations for the years ended December 31, 2002 and 2001 are the results of the FAST division only.

First Advantage believes the following are the more critical accounting policies that impact its financial statements, some of which are based on management’s best estimates available at the time of preparation. Other accounting policies also have a significant effect on First Advantage’s consolidated financial statements, and some of these policies also require the use of estimates and assumptions. Although First Advantage believes that its estimates and assumptions are reasonable, actual results may differ.

Revenue Recognition

Revenue is recognized at the time of delivery of the reports, as First Advantage has no ongoing obligation after delivery. Revenue from investigative services is recognized as services are performed. In accordance with generally accepted accounting principles, the Company includes reimbursed government fees in revenue and in cost of service.

Allowance for Uncollectible Receivables

The allowance for all probable, uncollectible receivables is based on a combination of historical data, cash payment trends, specific customer issues, write-off trends, general economic conditions and other factors. These factors are continuously monitored by management to arrive at an estimate for the amount of accounts receivable that may ultimately be uncollectible. In circumstances where First Advantage is aware of a specific customer’s inability to meet its financial obligations, First Advantage records a specific allowance for bad debts against amounts due to reduce the net recognized receivable to the amount it reasonably believes will be collected. This analysis requires making significant estimates, and changes in facts and circumstances could result in material changes in the allowance for uncollectible receivables.

Capitalized Software Development Costs

First Advantage capitalizes costs associated with developing software for internal use, which costs primarily include salaries of developers. Direct costs incurred in the development of software are capitalized once the preliminary project stage is completed, management has committed to funding the project and completion and use of the software for its intended purpose are probable. First Advantage ceases capitalization of development costs once the software has been substantially completed and is ready for its intended use.

Database Development Costs

Database development costs represent expenditures associated with First Advantage’s databases of information for customer usage. The costs are capitalized from the time technological feasibility is established until the information is ready for use.

Impairment of Intangible and Long-Lived Assets

First Advantage carries intangible and long-lived assets at cost less accumulated amortization (where applicable). Accounting standards require that assets be written down if they become impaired. Intangible and long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset is not recoverable. At such time that an impairment in value of an intangible or long-lived asset is identified, the impairment will be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value. Fair value is determined by employing an expected present value technique, which utilizes multiple cash flow scenarios that reflect the range of possible outcomes and an appropriate discount rate. In accordance with SFAS 142, the Company completed a goodwill impairment test, for the year ending December 31, 2003, for all reporting units. A valuation date of September 30, 2003 was used for this impairment test and was performed by a third party. The test determined that each reporting unit had a fair value in excess of carrying value, therefore, no goodwill impairment was recorded.

Purchase Accounting

First Advantage completed nine acquisitions in 2003. The Company has acquired additional businesses in January, February and March of 2004 and anticipates it will continue with other acquisitions in 2004. The purchase method of accounting requires companies to assign values to assets and liabilities acquired based upon their fair values. In most instances, there is not a readily defined or listed market price for individual assets and liabilities acquired in connection with a business, including intangible assets. The determination of fair value for assets and liabilities in many instances requires a high degree of estimation. The valuation of intangibles assets, in particular, is very subjective. First Advantage generally uses internal cash flow models and, in certain instances, third party valuations in estimating fair values. The use of different valuation techniques and assumptions can change the amounts and useful lives assigned to the assets and liabilities acquired, including goodwill and other intangible assets and related amortization expense. Amounts allocated to certain assets and liabilities as of December 31, 2003 are based on preliminary estimates of fair value and may be revised in 2004. The Company does not anticipate that revisions to the amounts allocated to acquired assets and liabilities, if any, will be significant to the Company’s financial statements.

The following is a summary of the operating results by the Company’s business segments for the three years ended December 31, 2003.

	Enterprise Screening	Risk Mitigation	Consumer Direct	Corporate and Eliminations	Total
2003
Service revenue	$107,580,000	$18,285,000	$10,525,000	$(1,480,000)	$134,910,000
Reimbursed government fee revenue	4,384,000	27,201,000	—	—	31,585,000

Total revenue	111,964,000	45,486,000	10,525,000	(1,480,000)	166,495,000
Cost of service revenue	33,976,000	4,537,000	$1,121,000	$(1,480,000)	38,154,000
Government fees paid	4,384,000	27,201,000	—	—	31,585,000

Total cost of service	38,360,000	31,738,000	1,121,000	(1,480,000)	69,739,000
Gross margin	73,604,000	13,748,000	9,404,000	—	96,756,000
Salaries and benefits	40,191,000	4,976,000	3,031,000	2,980,000	51,178,000
Other operating expenses	20,515,000	2,211,000	5,006,000	2,717,000	30,449,000
Depreciation and amortization	6,269,000	860,000	1,292,000	7,000	8,428,000
Impairment loss	1,739,000	—	—	—	1,739,000

Income (loss) from operations	4,890,000	5,701,000	75,000	(5,704,000)	4,962,000

Gross margin percentage	68.4%	75.2%	89.3%	N/A	71.7%

	Enterprise Screening	Risk Mitigation	Consumer Direct	Corporate and Eliminations	Total
2002
Service revenue	$63,310,000	$10,570,000	$—	$(840,000)	$73,040,000
Reimbursed government fee revenue	3,464,000	24,421,000	—	—	27,885,000

Total revenue	66,774,000	34,991,000	—	(840,000)	100,925,000
Cost of service revenue	17,875,000	499,000		$(840,000)	17,534,000
Government fees paid	3,464,000	24,421,000	—	—	27,885,000

Total cost of service	21,339,000	24,920,000	—	(840,000)	45,419,000
Gross margin	45,435,000	10,071,000	—	—	55,506,000
Salaries and benefits	28,851,000	3,012,000	—	—	31,863,000
Other operating expenses	13,554,000	1,492,000	—	—	15,046,000
Depreciation and amortization	3,497,000	599,000	—	—	4,096,000

Income (loss) from operations	(467,000)	4,968,000	—	—	4,501,000

Gross margin percentage	71.8%	95.3%	N/A	N/A	76.0%

	Enterprise Screening	Risk Mitigation	Consumer Direct	Corporate and Eliminations	Total
2001
Service revenue	$45,832,000	$—	$—	$—	$45,832,000
Reimbursed government fee revenue	3,335,000	—	—	—	3,335,000

Total revenue	49,167,000	—	—	—	49,167,000
Cost of service revenue	11,280,000				11,280,000
Government fees paid	3,335,000	—	—	—	3,335,000

Total cost of service	14,615,000	—	—	—	14,615,000
Gross margin	34,552,000	—	—	—	34,552,000
Salaries and benefits	21,175,000	—	—	—	21,175,000
Other operating expenses	11,342,000	—	—	—	11,342,000
Depreciation and amortization	2,491,000	—	—	—	2,491,000

(Loss) from operations	(456,000)	—	—	—	(456,000)

Gross margin percentage	75.4%	N/A	N/A	N/A	75.4%

Enterprise Screening Segment

2003 Compared to 2002

Total service revenue was $107.6 million in 2003, an increase of $44.3 million compared to 2002 service revenue of $63.3 million. Acquisitions accounted for approximately $40.2 million of the revenue increase. Two businesses were acquired in late 2002 and seven businesses in 2003. Revenue increased by $4.1 million, or 6.5%, at businesses owned in 2002. The growth rate of 6.5%, excluding acquisitions, is due to expanded market share and an increase in products and services.

The gross margin percentage of service revenue decreased from 71.8% to 68.4% due to a generally lower gross margin on drug screening revenue and generally higher gross margin on resident screening.

Salaries and benefits increased by $11.3 million. Salaries and benefits were 37.4% of service revenue in 2003 compared to 45.6% of service revenue in 2002. This decrease reflected economies achieved in 2003 by consolidating certain operations and leveraging databases.

Other operating expenses increased by $7.0 million and were 19.1% of service revenue in 2003 compared to 21.4% in 2002. This decrease, as a percent of revenue, was the result of economies achieved in 2003 by consolidating certain operations that enabled greater utilization of existing facilities and economies in telecommunication and shipping costs.

Depreciation and amortization increased by $2.8 million. Depreciation and amortization was 5.8% of service revenue in 2003 compared to 5.5% in 2002. Intangible assets increased in 2003 due to acquisitions made in the fourth quarter of 2002 and during 2003.

An impairment charge of $1.7 million was recorded in 2003 for capitalized software in connection with the integration of operations.

Income from operations was $4.9 million in 2003, compared to an operating loss of $.5 million in 2002. The increase in income from operations was the result of increased revenue, primarily from acquisitions. Operating costs as a percent of revenue declined due to consolidation of businesses and leveraging of databases.

2002 Compared to 2001

Total service revenue was $63.3 million in 2002, an increase of $17.5 million compared to 2001 service revenue of $45.8 million. Acquisitions accounted for $14.1 million of the increase in service revenue. The remaining increase in service revenue of $3.4 million represents a growth rate of 7.4% over 2001. This increase was due primarily to expanded market share in the resident screening business.

The gross margin percentage of service revenue decreased from 75.4% in 2001 to 71.8% in 2002 due primarily to the addition of a larger concentration of lower margin drug screening revenue in 2002.

Salaries and benefits increased by $7.7 million. Salaries and benefits were 45.6% of service revenue in 2002 and 46.2% in 2001.

Other operating expenses increased by $2.2 million. Other operating expenses were 21.4% of service revenue in 2002 compared to 24.7% in 2001. As a percent of service revenue, this decrease was primarily due to operating efficiencies due to revenue growth.

Depreciation and amortization increased by $1 million. Depreciation and amortization was 5.5% of service revenue in 2002 compared to 5.4% in 2001. The increase was due primarily to an increase in amortization of intangible assets as a result of acquisitions made in the fourth quarter of 2002 and in August 2001.

The segment incurred a loss from operations of $.5 million in 2002 and 2001.

Risk Mitigation Segment

2003 Compared to 2002

Total service revenue was $18.3 million in 2003, an increase of $7.7 million compared to 2002 service revenue of $10.6 million. In September 2003, the Company acquired an investigative service business, which accounts for substantially all of the increase in service revenue.

The gross margin percentage of service revenue decreased from 95.3% to 75.2% primarily due to the acquisition of the investigative service business, which generate margin levels lower than the motor vehicle records operations of this segment.

Salaries and benefits increased by $2 million. Salaries and benefits were 27.2% of service revenue in 2003 compared to 28.5% in 2002. The percentage decrease is primarily due to the acquisition in 2003.

Other operating expenses increased by $.7 million. Other operating expenses were 12.1% of service revenue in 2003 compared to 14.1% in 2002. The change is primarily due to the acquisition in 2003.

Depreciation and amortization increased by $.3 million due to an increase in amortization of intangible assets as a result of the acquisition.

Income from operations was $5.7 million in 2003 compared to $5 million in 2002. Operating income from existing businesses increased by $.2 million.

2002 Compared to 2001

In January 2002, the Company acquired a motor vehicle reporting business. Prior to that time, the Company operated solely in the Enterprise Screening segment. Service revenue for the year was $10.6 million with a gross margin percentage of service revenue of 95.3%. Income from operations was $5 million.

Consumer Direct

This segment was formed in connection with the acquisition in June 2003 of US SEARCH. Operating results for this segment are for the period from June 1, 2003 to December 31, 2003. Revenue for this seven month period was $10.5 million. Salaries and benefits were 28.8% of revenue. Other operating expenses totaled $5 million or 47.6% of revenue. Income from operations was $75 thousand.

Corporate

Corporate expenses were initially incurred when First Advantage was created by the June 5, 2003 merger of the FAST division with US SEARCH. Corporate costs and expenses represent primarily compensation and benefits for senior management and administrative staff and related general and administrative expenses including an administrative fee paid to First American.

Consolidated Results

2003 Compared to 2002

Consolidated service revenue for the year ended December 31, 2003 was $134.9 million, an increase of $61.9 million from 2002. Acquisitions accounted for $58.4 million of the increase.

The consolidated gross margin of service revenue was 71.7% in 2003 compared to 76% in 2002.

Salaries and benefits were 37.9% of service revenue in 2003 and 43.6% in 2002. The decrease was primarily due to reductions in salaries and benefits as a percentage of revenue in the Enterprise Screening segment offset by an increase in corporate salary and benefits incurred since the creation of First Advantage in June 2003.

Other operating expenses were 22.6% of service revenue in 2003 compared to 20.6% in 2002. The increase was due to acquisitions in 2003 in the Consumer Direct and Risk Mitigation segments and corporate expenses incurred in 2003. The increase was offset in part by operating efficiencies in the Enterprise Screening segment.

Depreciation and amortization increased by $4.3 million due to an increase in amortization of intangible assets as a result of acquisitions.

An impairment charge of $1.7 million was recorded in 2003 for capitalized software in connection with the integration of operations in the Enterprise Screening segment.

Income from operations was $5 million in 2003 compared to $4.5 million in 2002. The increase of $.5 million is comprised of an increase in operating income of $5.4 million in the Enterprise Screening segment, an increase in operating income of $.7 million in the Risk Mitigation segment and an increase in operating income of $.1 million in the Consumer Direct segment. Corporate expenses of $5.7 million offset this combined increase of $6.2 million in operating income at the business segments.

2002 Compared to 2001

Consolidated service revenue for the year ended December 31, 2002 was $73 million, an increase of $27.2 million from 2001. Acquisitions accounted for $23.8 million of the increase.

The consolidated gross margin of service revenue was 76% in 2002 compared to 75.4% in 2001.

Salaries and benefits were 43.6% of service revenue in 2002 and 46.2% in 2001.

Other operating expenses were 20.6% of service revenue in 2002 compared to 24.7% in 2001. The decrease was due to the acquisition in the Risk Mitigation segment in 2002 and operating efficiencies in the Enterprise Screening segment in 2002.

Depreciation and amortization increased by $1.6 million due to an increase in amortization of intangible assets as a result of acquisitions.

Income from operations was $4.5 million in 2002 compared to an operating loss of $.5 million in 2001. The increase of $5 million was due to the acquisition in 2002 in the Risk Mitigation segment.

Liquidity and Capital Resources

The Company’s primary source of liquidity is cash flow from operations and amounts available under credit lines the Company has established with a bank and with First American. Prior to the June 5, 2003 merger with US SEARCH, contributions from First American were also a primary source of liquidity. As of December 31, 2003, cash and cash equivalents were $5.6 million.

Cash provided by operating activities was $1.8 million; $5.5 million and $1.4 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Cash provided from operating activities decreased by $3.7 million from 2002 to 2003 while net income was $2.8 million in 2003 and $2.7 million in 2002. The decrease in cash provided from operating activities was due to an increase in depreciation and amortization, an impairment charge totaling $6.1 million, offset by a net cash outflow of $9.9 million due to changes in operating assets and liabilities compared to 2002. The primary changes in operating assets and liabilities were mainly due to reductions in accounts payable, accrued liabilities and income taxes offset by an increase in accrued compensation and other liabilities.

Cash provided from operating activities increased by $4.1 million from 2001 to 2002. Net income was $2.7 million in 2002 compared to a loss of $579 thousand in 2001. In addition to the increase in net income of $3.3 million, depreciation and amortization increased by $1.6 million. The change in operating assets and liabilities decreased net cash flow by $.8 million compared to 2001.

Cash used in investing activities was $13 million, $4.7 million and $6 million for the years ended December 31, 2003, 2002 and 2001, respectively. In 2003, cash in the amount of $10.9 million was used for acquisitions. Purchases of property and equipment were $1.9 million in 2003 compared to $3.3 million in 2002 and $4.2 million in 2001. Database development costs were $2.2 million in 2003 compared to $2.8 million in 2002 and $2.1 million in 2001.

Cash provided by financing activities was $10.3 million, $4.5 million, and $3.0 million for the years ended December 31, 2003, 2002 and 2001, respectively. In 2003, proceeds from bank financing were $9 million. Repayment of debt was $4.3 million in 2003, $1.2 million in 2002 and $1.8 million in 2001. Prior to the June 2003 merger with US SEARCH, cash contributions from First American were $5.3 million in 2003, $5.7 million in 2002 and $4.8 million in 2001.

First Advantage also leases certain office facilities, automobiles and equipment under operating leases, which, for the most part, are renewable. The majority of these leases also provide that First Advantage will pay insurance and applicable taxes.

During July 2003, First Advantage entered into a $15 million loan agreement with a bank (the “Loan Agreement”). The outstanding principal balance under the related note cannot exceed the lesser of $15 million or 80% of eligible accounts receivable, as defined in the Loan Agreement. The Note bears interest at the one-month

LIBOR rate plus an applicable margin ranging from 1.25% per annum to 2.5% per annum. The principal balance of the Loan Agreement is payable in July 2005. The Loan Agreement provides that the First Advantage maintain certain financial covenants. One of the financial covenants is the maintenance of a “Funded Debt to EDITDA” ratio not to exceed 2.5 to 1.0. Funded Debt is defined as all outstanding liabilities for borrowed money and other interest bearing liabilities less the non-current portion of subordinated liabilities. EDITDA, as defined in the Loan Agreement, means net income less income or plus losses from discontinued operations and extraordinary items, plus all of the following: income taxes, interest expense, depreciation, amortization, depletion and other non-cash charges. A second financial covenant requires that the company maintain a “Debt Service Coverage Ratio”, as defined in the Loan Agreement, of at least 1.5 to 1. At December 31, 2003, the Company was in compliance with the financial covenants of the Loan Agreement. There was $9 million outstanding on this credit facility at December 31, 2003. An additional $5 million was borrowed subsequent to year-end to fund acquisitions.

In July 2003, First Advantage entered into a Promissory Note with The First American Corporation. The loan evidenced by the Promissory Note is a $10 million unsecured revolving loan with interest payable monthly. The principal balance of the Promissory Note is payable on July 31, 2006. The Promissory Note is subordinated to the $15 million bank debt and bears interest at the rate payable under the $15 million bank debt plus 0.5% per annum. There was no balance outstanding as of December 31, 2003. Subsequent to year end, the Company borrowed $4.5 million on this line to fund acquisitions and provide working capital.

In January 2004, the Company entered into a ten-year facilities lease. Aggregate minimum lease payments are $11.3 million over the term of the lease.

First Advantage filed a Registration Statement with the Securities and Exchange Commission for the issuance of up to 4,000,000 shares of our Class A common stock, par value $.001 per share, from time to time as full or partial consideration for the acquisition of businesses, assets or securities of other business entities. The Registration Statement was declared effective on July 14, 2003. A total of 864,082 of the 4,000,000 shares were issued for acquisitions as of December 31, 2003.

In 2003, First Advantage sought to acquire other businesses as part of its growth strategy. The Company will continue to evaluate acquisitions in order to achieve economies of scale, expand market share and enter new markets. The extent of future acquisitions, however, is dependent upon the availability of capital and liquidity to fund such acquisitions.

While uncertainties within the Company’s industry exist, management is not aware of any trends or events likely to have a material adverse effect on liquidity or the accompanying financial statements. The Company believes that, based on current levels of operations and anticipated growth, the Company’s cash flow from operations, together with available sources of liquidity, will be sufficient to fund operations, anticipated capital expenditures, make required payments of principal and interest on debt, and satisfy other long-term contractual commitments. However, any material adverse change in our operating results from our business plan, or acceleration of existing debt obligations or in the amount of investment in acquisitions, technology or products could require the Company to seek other funding alternatives including raising additional capital.

The following is a schedule of long-term contractual commitments (as of December 31, 2003) over the periods in which they are expected to be paid.

	2004	2005	2006	2007	2008	Thereafter	Total
Advertising commitments	$600,000	$50,000	$17,000	$—	$—	$—	$667,000
Minimum contract purchase commitments	486,000	240,000	9,000	1,000	—	—	736,000
Operating leases	5,100,000	3,492,000	2,399,000	1,119,000	334,000	126,000	12,570,000
Long-term debt	7,150,000	13,461,000	—	—	—	—	20,611,000
Capital leases	81,000	12,000	—	—	—	—	93,000

Total	$13,417,000	$17,255,000	$2,425,000	$1,120,000	$334,000	$126,000	$34,677,000

DESCRIPTION OF FIRST ADVANTAGE CAPITAL STOCK

The following description of the terms of First Advantage’s capital stock does not purport to be complete and is qualified in its entirety by reference to First Advantage’s certificate of incorporation and bylaws, which are included in the Registration Statement of which this prospectus is a part.

General

First Advantage’s authorized capital stock consists of:

•	75,000,000 shares of Class A common stock, par value $0.001 per share;

•	25,000,000 shares of Class B common stock, par value $0.001 per share; and

•	1,000,000 shares of preferred stock, par value $0.001 per share.

Class A Common Stock

Holders of First Advantage Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of holders of First Advantage common stock. Subject to preferences that may be applicable to any outstanding preferred stock, holders of First Advantage Class A common stock are entitled to dividends as may be declared from time to time by the First Advantage board of directors out of funds legally available for that purpose. Holders of First Advantage Class A common stock have no preemptive, redemption, conversion or sinking fund rights. Upon a liquidation, dissolution or winding up of the affairs of First Advantage, the holders of First Advantage Class A common stock are entitled to share equally and ratably, together with the holders of First Advantage Class B common stock, in the assets of First Advantage, if any, remaining after the payment of all debts and liabilities of First Advantage and the liquidation preference of any First Advantage preferred stock then outstanding.

Class B Common Stock

Except as otherwise described as follows, the rights, preferences and privileges of the Class B common stock are identical to those of the Class A common stock described above. Holders of First Advantage Class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote of holders of First Advantage common stock.

The First Advantage Class B common stock is convertible into shares of First Advantage Class A common stock at a one-to-one conversion ratio as follows:

•	the holder of any share of First Advantage Class B common stock may elect at any time, and at such holder’s sole option, to convert such share into one fully paid and nonassessable share of First Advantage Class A common stock;

•	if at any time First American and its affiliates collectively own less than 28% of the total number of issued and outstanding shares of capital stock of First Advantage, each issued and outstanding share of First Advantage Class B common stock will automatically be converted into one share of Class A common stock; or

•	upon the transfer of any share of First Advantage Class B common stock to a person other than First American or an affiliate of First American (excluding certain permitted transfers), such share will automatically be converted into one fully paid and nonassessable share of Class A common stock.

Notwithstanding the foregoing, First American may transfer shares of Class B common stock (without conversion into Class A common stock) if such transfer is effected as part of a distribution by First American of shares of Class B common stock to its shareholders in a tax-free “spinoff” under Section 355(a) of the Internal Revenue Code of 1986, as amended, and any subsequent transfer of such shares will not cause such shares to convert into Class A common stock.

Preferred Stock

First Advantage’s certificate of incorporation allows its board of directors to issue shares of preferred stock in one or more series without stockholder approval. First Advantage’s board of directors will have discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption rights and liquidation preferences of each series of preferred stock.

The purpose of authorizing First Advantage’s board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with stockholder approval of specific issuances. First Advantage has no present plans to issue any of its authorized but unissued shares of preferred stock.

Warrants to Purchase Class A Common Stock

As a part of the June 5, 2003 mergers, First Advantage assumed the obligations of US SEARCH contained in all warrants to purchase common stock of US SEARCH outstanding on the closing date of the mergers. Pursuant to the merger agreement and the terms of the warrants, after the closing of the mergers the holders of the warrants were entitled to receive upon exercise thereof 0.04 of a share of First Advantage Class A common stock for each share of US SEARCH common stock such warrant holder would have been entitled to receive pursuant to the warrant prior to the closing of the mergers. As of May 31, 2003, US SEARCH had outstanding warrants to purchase up to 8,657,019 shares of its common stock at a weighted average exercise price of $0.87 per share. Following the mergers, such warrants were converted into warrants to purchase 346,280 shares of First Advantage Class A common stock at a weighted average exercise price of $21.75 per share. As of December 31, 2003, First Advantage had outstanding warrants to purchase up to 347,436 shares of its common stock at exercise prices ranging from $.25 to $29.50 per share. Further information is included in the Notes to Consolidated Financial Statements of First Advantage Corporation, at Note 13, beginning at page F-22 of this prospectus.

Registration Rights Relating to Class A Common Stock

Holders of certain US SEARCH warrants have the right to cause First Advantage to register the resale of the shares of Class A common stock underlying such warrants. First Advantage may be required to register the resale of up to 347,436 shares of Class A common stock underlying these warrants. Pequot Private Equity Fund II, L.P. also has the right to require First Advantage to register the resale of shares of Class A common stock held by it under circumstances specified in the stockholders agreement entered into in connection with the mergers.

Transfer Agent

The transfer agent and registrar of the First Advantage Class A common stock is Wells Fargo Shareowner Services. First Advantage acts as transfer agent and registrar of the First Advantage Class B common stock.

EXPERTS

The consolidated financial statements of First Advantage as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, included in this prospectus, have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of US SEARCH as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, included in this prospectus, have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The legality of the First Advantage Class A common stock offered by this prospectus has been passed upon for First Advantage by its counsel, White & Case LLP, Los Angeles, California.

Report of Independent Certified Public Accountants

To the Board of Directors and

Shareholders of First Advantage Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income (loss), of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of First Advantage Corporation and its subsidiaries (the Company) at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As further discussed in Note 1 and Note 2 of the Notes to the consolidated financial statements, the initial formation of the Company resulted from the aggregation of several subsidiaries of First American Corporation.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

March 8, 2004

First Advantage Corporation

Consolidated Balance Sheets

	December 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$5,637,000	$6,514,000
Accounts receivable (less allowance for doubtful accounts of $1,327,000 and $788,000 in 2003 and 2002, respectively)	23,672,000	13,827,000
Income taxes receivable	1,282,000	—
Prepaid expenses and other current assets	2,512,000	1,332,000

Total current assets	33,103,000	21,673,000
Property and equipment, net	19,719,000	12,535,000
Goodwill	204,710,000	112,618,000
Intangible assets, net	18,528,000	10,606,000
Database development costs, net	7,162,000	6,226,000
Other assets	678,000	350,000

Total assets	$283,900,000	$164,008,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,211,000	$3,047,000
Accrued compensation	9,373,000	4,645,000
Accrued liabilities	6,327,000	3,170,000
Due to affiliates	992,000	—
Income taxes payable	—	1,576,000
Current portion of long-term debt and capital leases	7,231,000	540,000

Total current liabilities	28,134,000	12,978,000
Long-term debt and capital leases, net of current portion	13,473,000	651,000
Deferred income taxes	—	4,189,000
Other liabilities	1,957,000	287,000

Total liabilities	43,564,000	18,105,000

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value; 1,000,000 shares authorized, no shares issued or outstanding	—	—
Class A common stock, $.001 par value; 75,000,000 shares authorized; 4,866,362 and 0 shares issued and outstanding as of December 31, 2003 and December 31, 2002, respectively	5,000	—
Class B common stock, $.001 par value; 25,000,000 shares authorized; 16,027,286 and 1 shares issued and outstanding as of December 31, 2003 and December 31, 2002, respectively	16,000	—
Additional paid-in capital	233,101,000	141,492,000
Retained earnings	7,214,000	4,411,000

Total stockholders’ equity	240,336,000	145,903,000

Total liabilities and stockholders’ equity	$283,900,000	$164,008,000

The accompanying notes are an integral part of these consolidated financial statements.

First Advantage Corporation

Consolidated Statements of Income (Loss)

For the Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Service revenue	$134,910,000	$73,040,000	$45,832,000
Reimbursed government fee revenue	31,585,000	27,885,000	3,335,000

Total revenue	166,495,000	100,925,000	49,167,000

Cost of service revenue	38,154,000	17,534,000	11,280,000
Government fees paid	31,585,000	27,885,000	3,335,000

Total cost of service	69,739,000	45,419,000	14,615,000

Gross margin	96,756,000	55,506,000	34,552,000

Salaries and benefits	51,178,000	31,863,000	21,175,000
Other operating expenses	30,449,000	15,046,000	11,342,000
Depreciation and amortization	8,428,000	4,096,000	2,491,000
Impairment loss	1,739,000	—	—

Total operating expenses	91,794,000	51,005,000	35,008,000

Income (loss) from operations	4,962,000	4,501,000	(456,000)

Interest (expense) income:
Interest expense	(154,000)	(229,000)	(241,000)
Interest income	41,000	59,000	59,000

Total interest (expense), net	(113,000)	(170,000)	(182,000)

Income (loss) before income taxes	4,849,000	4,331,000	(638,000)
Provision (benefit) for income taxes	2,046,000	1,629,000	(59,000)

Net income (loss)	$2,803,000	$2,702,000	$(579,000)

Per share amounts:
Basic	$0.14	N/A	N/A

Diluted	$0.14	N/A	N/A

Weighted-average common shares outstanding:
Basic	20,260,854	N/A	N/A
Diluted	20,397,587	N/A	N/A

The accompanying notes are an integral part of these consolidated financial statements.

First Advantage Corporation

Consolidated Statement of Changes in Stockholders’ Equity

For the Years Ended December 31, 2003, 2002 and 2001

	Common Stock Shares	Common Stock Amount	Additional Paid-in Capital	Retained Earnings	Total
Balance at January 1, 2001	—	$—	$16,203,000	$2,288,000	$18,491,000
Net loss for 2001				(579,000)	(579,000)
Contribution from First American - Operations			30,383,000		30,383,000
Contribution from First American - Cash			4,780,000		4,780,000

Balance at December 31, 2001	—	$—	$51,366,000	$1,709,000	$53,075,000
Net income for 2002				2,702,000	$2,702,000
Contribution from First American - Operations			84,458,000		84,458,000
Contribution from First American - Cash			5,667,000		5,667,000
Capitalization of entity	1	—	1,000	—	1,000

Balance at December 31, 2002	1	$—	$141,492,000	$4,411,000	$145,903,000
Net income for 2003		—	—	2,803,000	2,803,000
Contribution from First American - Operations		—	10,696,000	—	10,696,000
Contribution from First American - Cash		—	5,269,000	—	5,269,000
Class A Shares issued in connection with US SEARCH.com acquisition	3,974,761	4,000	60,147,000	—	60,151,000
Class B Shares issued to First American in connection with US SEARCH.com acquisition	16,027,285	16,000	—	—	16,000
Class A Shares issued in connection with other acquisitions	864,082	1,000	15,149,000	—	15,150,000
Class A Shares issued in connection with stock option plan and employee stock purchase plan	27,519	—	348,000	—	348,000

Balance at December 31, 2003	20,893,648	$21,000	$233,101,000	$7,214,000	$240,336,000

The accompanying notes are an integral part of these consolidated financial statements.

First Advantage Corporation

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Cash flows from operating activities:
Net income (loss)	$2,803,000	$2,702,000	$(579,000)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,428,000	4,096,000	2,491,000
Impairment loss	1,739,000	—	—
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,851,000)	(390,000)	891,000
Prepaid expenses and other current assets	(5,000)	(82,000)	73,000
Other assets	1,291,000	216,000	560,000
Accounts payable	(7,167,000)	(1,030,000)	(1,282,000)
Accrued liabilities	(7,938,000)	(6,154,000)	(1,445,000)
Due to affiliates	213,000	—	—
Income taxes	(1,798,000)	2,976,000	585,000
Accrued compensation and other liabilities	6,076,000	3,145,000	97,000

Net cash provided by operating activities	1,791,000	5,479,000	1,391,000

Cash flows from investing activities:
Database development costs	(2,156,000)	(2,835,000)	(2,064,000)
Purchases of property and equipment	(1,867,000)	(3,321,000)	(4,154,000)
Cash paid for acquisitions	(10,930,000)	—	—
Net book value of businesses acquired by First American	—	(2,693,000)	(275,000)
Cash balance of companies acquired	1,967,000	4,111,000	507,000

Net cash used in investing activities	(12,986,000)	(4,738,000)	(5,986,000)

Cash flows from financing activities:
Proceeds from long-term debt	9,000,000	—	—
Repayment of long-term debt	(4,299,000)	(1,182,000)	(1,775,000)
Cash contributions from First American	5,269,000	5,668,000	4,780,000
Proceeds from class A shares issued in connection with stock option plan and employee stock purchase plan	348,000	—	—

Net cash provided by financing activities	10,318,000	4,486,000	3,005,000

(Decrease) increase in cash and cash equivalents	(877,000)	5,227,000	(1,590,000)
Cash and cash equivalents at beginning of period	6,514,000	1,287,000	2,877,000

Cash and cash equivalents at end of period	$5,637,000	$6,514,000	$1,287,000

Supplemental disclosures of cash flow information:
Cash paid for interest	$170,000	$116,000	$168,000

Cash paid for income taxes	$62,800	$—	$175,000

Non-cash investing and financing activities:
Operations contributed by First American	$10,696,000	$84,458,000	$30,383,000

Common stock issued in connection with US SEARCH.com acquisition	$60,167,000	$—	$—

Class A shares issued in connection with other acquisitions	$15,150,000	$—	$—

Debt issued in connection with acquisitions	$11,250,000	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

First Advantage Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2003, 2002 and 2001

1. Organization and Nature of Business

In June 2003, First Advantage Corporation (the “Company”), a newly formed holding company, acquired US SEARCH.com and six operating subsidiaries of The First American Corporation (“First American”) that formerly comprised its First American Screening Technologies (“FAST”) division. The operating subsidiaries included HireCheck, Inc., First American Registry, Inc., Substance Abuse Management, Inc., American Driving Records, Inc., Employee Health Programs, Inc., and SafeRent, Inc. First American owns approximately 77% of the shares of capital stock of the Company as of December 31, 2003. The Class B common stock owned by First American is entitled to ten votes per share on all matters presented to the stockholders for vote.

The Company provides best-in-class single-source solutions for global risk mitigation and enterprise and consumer screening needs. The Company operates in three primary business segments; Enterprise Screening, Risk Mitigation and Consumer Direct.

The Enterprise Screening segment includes employment background screening, occupational health services and resident screening services.

The Risk Mitigation segment includes motor vehicle records and investigative services.

The Consumer Direct segment provides consumers with a single, comprehensive access point to a broad range of information to assist them in locating people and other public data searches.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s operating results for the year ended December 31, 2003, include results for the FAST division from January 2003 and the results for US SEARCH.com from June 2003. The Company’s operating results for the years ended December 31, 2002 and 2001, include results for the FAST division only.

The Company’s operating results for the year ended December 31, 2003, include results of operations for the acquired entities from their respective dates of acquisition. The FAST division’s operating results for the years ended December 31, 2002 and 2001 include the combined results for companies acquired in 2002 and 2001 from their respective acquisition dates.

Certain amounts for the year ended December 31, 2002 and 2001 have been reclassified to conform with the 2003 presentation.

Principles of Consolidation

The consolidated financial statements for the year ended December 31, 2003 include the accounts of the Company and all majority owned subsidiaries. All significant inter-company transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the statements. Actual results could differ from the estimates and assumptions used.

First Advantage Corporation

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2003, 2002 and 2001

Fair Value of Financial Instruments

The carrying amount of the Company’s financial instruments at December 31, 2003 and 2002, which includes cash and cash equivalents and accounts receivable, approximates fair value because of the short maturity of those instruments. The Company considers the variable rate debt to be representative of current market rates and, accordingly, estimates that the recorded amounts approximate fair market value. Fair value estimates of the fixed rate debt were determined using discounted cash flow methods with a discount rate of 4.0% and 4.25%, which is the rate that similar instruments could be negotiated at December 31, 2003 and 2002, respectively.

The estimated fair values of the Company’s financial instruments, none of which are held for trading purposes, are summarized as follows:

	December 31, 2003		December 31, 2002
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Cash and cash equivalents	$5,637,000	$5,637,000	$6,514,000	$6,514,000
Accounts receivable	23,672,000	23,672,000	13,827,000	13,827,000
Long-term debt and capital leases	(20,704,000)	(20,554,000)	(1,191,000)	(1,290,000)

Cash Equivalents

The Company considers cash equivalents to be all short-term investments that have an initial maturity of 90 days or less.

Accounts Receivable

Accounts receivable are due from companies in a broad range of industries located throughout the United States. Credit is extended based on an evaluation of the customer’s financial condition, and generally, collateral normally is not required.

The allowance for all probable uncollectible receivables is based on a combination of historical data, cash payment trends, specific customer issues, write-off trends, general economic conditions and other factors. These factors are continuously monitored by management to arrive at the estimate for the amount of accounts receivable that may be ultimately uncollectible. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, the Company records a specific allowance for bad debts against amounts due, to reduce the net recognized receivable to the amount it reasonable believes will be collected. This analysis requires making significant estimates, and changes in facts and circumstances could result in material changes in the allowance for uncollectible receivables. Management believes that the allowance at December 31, 2003 and 2002 is reasonably stated.

Property and Equipment

Property and equipment are recorded at cost. Property and equipment includes computer software acquired and developed for internal use. Software development costs are capitalized from the time technological feasibility is established until the software is ready for use.

The Company follows Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” SOP 98-1 requires the Company to capitalize interest costs incurred

First Advantage Corporation

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2003, 2002 and 2001

and certain payroll-related costs of employees directly associated with developing software in addition to incremental payments to third parties.

Depreciation on leasehold improvements is computed on the straight-line method over the life of the related lease, ranging from 3 to 10 years. Depreciation on data processing equipment and furniture and equipment is computed using the straight-line method over their estimated useful lives ranging from 3 to 10 years. Capitalized software costs are amortized using the straight-line method over estimated useful lives of 3 to 5 years.

Database Development Costs

Database development costs represent the cost to develop the proprietary databases of information for customer usage. The costs are capitalized from the time technological feasibility is established until the information is ready for use. These costs are amortized using the straight-line method over estimated useful life of 7 years.

Goodwill and Other Intangible Assets

In 2001, goodwill recognized in business combinations consummated prior to June 30, 2001, was amortized over its estimated useful life of 25 years. Other intangibles, which include customer lists and covenants not to compete, are amortized over their estimated useful lives, ranging from 2 to 20 years. The Company regularly evaluates the amortization period assigned to each intangible asset to ensure that there have not been any events or circumstances that warrant revised estimates of useful lives.

In June 2001, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations”. This statement addresses financial accounting and reporting for business combinations and supercedes Accounting Principles Board (“APB”) Opinion No. 16, “Business Combinations”. All business combinations in the scope of SFAS 141 are to be accounted for using the purchase method of accounting. The provisions of SFAS 141 apply to all business combinations initiated or closed after June 30, 2001. The adoption of SFAS 141 did not have a material effect on the Company’s financial condition or results of operations.

On January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets”. This statement addresses financial accounting and reporting for goodwill and other intangible assets. In accordance with the provisions of SFAS 142, goodwill is no longer amortized but is rather tested annually for impairment, unless there is a change in circumstances or conditions that may warrant a periodic assessment of impairment. The Company has selected September 30 as the annual valuation date to test goodwill for impairment. The valuation is performed by a third party.

The following table presents the results of operations on a comparable basis, after adjustment for goodwill amortization for the years ended December 31:

	2003	2002	2001
Net income (loss), as reported	$2,803,000	$2,702,000	$(579,000)
Goodwill amortization	—	—	353,000

Net income (loss), as adjusted	$2,803,000	$2,702,000	$(226,000)

First Advantage Corporation

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2003, 2002 and 2001

Purchase Accounting

The purchase method of accounting requires companies to assign values to assets and liabilities acquired based upon their fair values. In most instances there is not a readily defined or listed market price for individual assets and liabilities acquired in connection with a business, including intangible assets. The determination of fair value for assets and liabilities in many instances requires a high degree of estimation. The valuation of intangibles assets, in particular is very subjective. The Company generally uses internal cash flow models and in certain instances third party valuations in estimating fair values. The use of different valuation techniques and assumptions could change the amounts and useful lives assigned to the assets and liabilities acquired, including goodwill and other intangible assets and related amortization expense. Amounts allocated to certain assets and liabilities as of December 31, 2003 are based on preliminary estimates of fair value and may be revised in 2004. The Company does not anticipate that revisions to the amounts allocated to acquired assets and liabilities, if any, will be significant to the Company’s financial statements.

Income Taxes

Taxes are based on income for financial reporting purposes and include deferred taxes applicable to temporary differences between the financial statement carrying amount and the tax basis of certain of the Company’s assets and liabilities. The tax provision has been calculated on a separate return basis. The Company’s income tax returns are filed either as a separate company basis or as part of the consolidated income tax returns of First American, depending on when an operating subsidiary was acquired and the rules of the jurisdiction. The Company has a tax sharing arrangement with First American whereby the Company will fund any tax liabilities due related to its operations and First American will repay any refunds received related to the Company’s operations.

Impairment of Long-Lived Assets

Effective January 1, 2002, the Company adopted SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinuance of operations. SFAS 144 superseded SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets for Long-Lived Assets to Be Disposed of” and APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”. The initial adoption of this standard did not have a significant impact on financial position or results of operations of the Company.

With respect to long-lived assets to be held and used, an asset (or group of assets) will be considered impaired when the expected undiscounted cash flows from use and disposition are less than the asset’s carrying value. The amount of any impairment charge will be based on the difference between the carrying and fair value of the asset. The determination of fair values considers quoted market prices, if available, and prices for similar assets and the results of other valuation techniques.

For assets to be sold, an asset (or group of assets) that meets the criteria established by SFAS 144 for classification of assets held for sale will be carried at the lower of carrying amount or fair value less cost to sell.

Revenue Recognition

Revenue is recognized at the time of delivery of the reports, as the Company has no ongoing obligation after delivery. Revenue from investigative services is recognized as services are performed. In accordance with

First Advantage Corporation

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2003, 2002 and 2001

generally accepted accounting principles, the Company includes reimbursed government fees in revenue and in cost of service.

Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income”, governs the financial statement presentation of changes in stockholders’ equity resulting from non-owner sources. Comprehensive income includes all changes in equity except those resulting from investments by owners and distribution to owners. For the years ended December 31, 2003, 2002 and 2001, the Company had no items of comprehensive income (loss) other than net income (loss); therefore, a separate statement of comprehensive income (loss) has not been presented for these periods.

Stock Based Compensation

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” which amends SFAS 123, “Accounting for Stock-Based Compensation,” and provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. Furthermore, SFAS 148 requires more prominent and frequent disclosures in financial statements about the effects of stock-based compensation. The Company adopted SFAS 148 as of January 1, 2003 with respect to the disclosure requirements. The Company has elected to continue accounting for stock-based compensation using the intrinsic value method prescribed in APB 25 and related interpretations. The fair value for each option grant is estimated using the Black-Scholes pricing model assuming a dividend yield of 0%; expected volatility of 34%; a weighted-average risk free interest rate of 3.24% and an expected life of nine years. If the Company had elected or was required to apply the fair value recognition provisions of SFAS 123 to stock-based employee compensation, net income and net income per share would have been reduced to the pro forma amounts indicated in the following table.

Year Ended December 31, 2003
Net income, as reported	$2,803,000
Less: stock based compensation expense, net of tax	1,428,000

Pro forma net income	$1,375,000

Earnings per share:
Basic, as reported	$0.14
Basic, pro forma	$0.07
Diluted, as reported	$0.14
Diluted, pro forma	$0.07

3. Acquisitions

In June 2003, the Company acquired US SEARCH.com for a total purchase price of approximately $60.2 million. The purchase price was based upon an estimate of the fair value of the net assets of the FAST division contributed by First American to the Company in the mergers and estimated direct costs of the mergers. The allocation of the purchase price is based upon estimates of the assets and liabilities acquired in accordance with SFAS 141. In connection with the acquisition of US SEARCH.com, approximately $2.4 million of severance costs were accrued and included in net assets acquired in the allocation of the purchase price. In 2003, approximately $1.2 million of these severance costs were paid and charged to the accrual. The balance of the

First Advantage Corporation

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2003, 2002 and 2001

severance costs are expected to be paid in 2004. A full determination of the purchase price allocation was made concurrent with the effective acquisition date based on internal cash flow models and third party valuation analysis of tangible and intangible assets.

The purchase price is as follows:

Fair value of FAST Division net assets	$173,000,000

Fair value of 20% of the FAST Division net assets contributed	$34,600,000
Net cash infusion from First American	295,000
Merger related closing costs	6,772,000
Cash loaned to US SEARCH.com by First American	1,448,000

Total consideration paid by First American for 80% of US SEARCH.com	$43,115,000

Value of 100% of US SEARCH.com	$53,894,000
Value of vested options and outstanding warrants of US SEARCH.com	6,273,000

Purchase price	$60,167,000

Since August 2003, the Company has acquired nine businesses. The acquisitions have been included in the Company’s Enterprise Screening and Risk Mitigation segments. The preliminary allocation of the purchase price is based upon estimates of the assets and liabilities acquired in accordance with SFAS 141.

The aggregate purchase price of these acquisitions is as follows:

Cash	$10,930,000
Notes	11,250,000
Stock	15,150,000

Purchase price	$37,330,000

The allocation of the aggregate purchase price of the acquisitions in 2003 is as follows:

	US Search	Other	Total
Goodwill	$54,901,000	$27,592,000	$82,493,000
Identifiable intangible assets	3,032,000	6,113,000	9,145,000
Reserve for fair value of operating leases	(1,370,000)	—	(1,370,000)
Technology	5,166,000	—	5,166,000
Net assets acquired	(1,562,000)	3,625,000	2,063,000

	$60,167,000	$37,330,000	$97,497,000

First Advantage Corporation

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2003, 2002 and 2001

Goodwill as a result of acquisitions in 2003 was allocated to the following operating segments based on the relative benefits from the synergies, growth and economic potential anticipated from the respective acquisitions. The allocation was based, in part, on a fair value analysis of each of the reporting units by an independent third party. Other adjustments consist primarily of utilization of acquired net operating losses and the payment by First American of a contingent purchase price.

Operating Segment	Balance at 12/31/02	US Search Acquisition	Other Acquisitions	Other Adjustments	Balance at 12/31/03
Enterprise Screening	$77,120,000	$26,266,000	$13,221,000	$(1,012,000)	$115,595,000
Risk Mitigation	35,498,000	3,059,000	14,371,000	10,611,000	63,539,000
Consumer Direct	—	25,576,000	—	—	25,576,000

Consolidated	$112,618,000	$54,901,000	$27,592,000	$9,599,000	$204,710,000

In October 2002, First American acquired Employee Health Programs, Inc. and in November 2002, acquired SafeRent, Inc. for a total purchase price of approximately $47 million and contributed both of the operations to the Company. In January 2002, First American acquired American Driving Records, Inc. for approximately $40 million and contributed those operations to the Company. In August 2001, First American acquired the stock of Substance Abuse Management, Inc. for approximately $30 million and contributed the operations to the Company.

The allocation of the purchase price of the acquisitions consummated in 2002 and 2001 is as follows:

	2002				2001
	ADR	EHP	SafeRent	Total	Total
Goodwill	$35,498,000	$19,408,000	$20,901,000	$75,807,000	$27,224,000
Identifiable intangible assets	3,300,000	4,000,000	1,200,000	8,500,000	2,501,000
Technology	—	500,000	1,200,000	1,700,000	—
Net assets acquired	1,202,000	(908,000)	699,000	993,000	275,000

Total Purchase Price	$40,000,000	$23,000,000	$24,000,000	$87,000,000	$30,000,000

In applying the purchase method of accounting, management undertook a comprehensive review of the acquired entities to ensure that all identifiable assets and liabilities are properly recorded at their fair value. The acquisition of these companies is based on management’s consideration of past and expected future performance as well as the potential strategic fit with the long-term goals of First Advantage. The expected long-term growth, market position and expected synergies to be generated by inclusion of these companies are the primary factors which gave rise to an acquisition price which resulted in the recognition of goodwill.

In determining fair value, the Company utilizes a variety of valuation techniques including discounted cash flow analysis and outside appraisals to the extent necessary given materiality and complexity. All excess purchase price is appropriately recorded as goodwill. The useful lives for all assets recorded in purchase accounting are based on market conditions, contractual terms and other appropriate factors.

First Advantage Corporation

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2003, 2002 and 2001

Unaudited pro forma results of operations assuming all of the acquisitions were consummated on January 1, 2002 are as follows:

	2003	2002
Total revenue	$203,688,000	$193,344,000

Net income (loss)	$929,000	$(16,369,000)

Earnings per share:
Basic	$0.04	N/A

Diluted	$0.04	N/A

Weighted-average common shares outstanding:
Basic	20,882,450	N/A
Diluted	21,019,263	N/A

4. Goodwill and Intangible Assets

On January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets”. This statement addresses financial accounting and reporting for goodwill and other intangibles and supercedes APB Opinion No. 17, “Intangible Assets.” SFAS 142 addresses how goodwill and other intangible assets should be accounted for in the financial statements. Pursuant to SFAS 142, the Company’s goodwill and intangible assets that have indefinite lives will not be amortized but rather will be tested at least annually for impairment. SFAS 142 requires that goodwill and other intangible assets be allocated to various reporting units, which are either operating segments or one reporting unit below the operating segment. The Company’s reporting units for purposes of allocating goodwill and testing for impairment are employment background screening and occupational health services, resident screening, risk mitigation services and consumer direct.

The SFAS 142 impairment testing process includes two phases. The first phase (Test 1) compares the fair value of each reporting unit to its book value. The fair value of each reporting unit is determined by using discounted cash flow analysis, market approach valuations and third-party valuation advisors. If the fair value of the reporting unit exceeds its book value, the goodwill is not considered impaired and no additional analysis is required. However, if the book value is greater than the fair value, a second test (Test 2) must be completed to determine if the fair value of the goodwill exceeds the book value of the goodwill. The fair value of the goodwill is determined by discounted cash flow analysis and appraised values. If the fair value is less than the book value, an impairment is considered to exist and, in the initial year of adoption, would be recorded as a cumulative effect of a change in accounting principle.

In accordance with the adoption of SFAS 142, the Company completed the transitional goodwill impairment test for all reporting units and determined that each reporting unit had a fair value in excess of carrying value, therefore, no goodwill impairment was recorded. The annual test for impairment was again performed in 2003, by a third party (using the September 30 valuation date) and the results were the same. Each reporting unit had a fair value in excess of carrying value and no goodwill impairment was recorded.

The Company has $18.5 million of intangible assets at December 31, 2003, with definite lives ranging from 2 to 20 years. These assets, comprised primarily of customer lists and non-compete agreements, are being amortized in a manner consistent with periods prior to adoption of SFAS 142.

First Advantage Corporation

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2003, 2002 and 2001

Goodwill and other intangible assets for the years ended December 31, 2003 and 2002 are as follows:

	2003	2002
Goodwill	$204,710,000	$112,618,000

Intangible assets:
Customer lists	$19,191,000	$10,448,000
Noncompete agreements	1,306,000	875,000

	20,497,000	11,323,000
Less accumulated amortization	(1,969,000)	(717,000)

Intangible assets, net	$18,528,000	$10,606,000

Goodwill amortization expense was $0, $0 and $353,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Amortization expense of other intangible assets was $1,310,000, $390,000 and $89,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Amortization expense relating to intangible asset balances as of December 31, 2003 is expected to be as follows over the next five years:

Year ending December 31,
2004	$1,976,000
2005	1,949,000
2006	1,705,000
2007	1,631,000
2008	1,627,000
Thereafter	9,640,000

$18,528,000

The change in the carrying amount of intangible assets is as follows for the year ending December 31, 2003:

Intangible Assets
Balance, at December 31, 2002	$10,606,000
Acquisitions	9,145,000
Amortization	(1,310,000)
Other adjustments	87,000

Balance, at December 31, 2003	$18,528,000

First Advantage Corporation

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2003, 2002 and 2001

5. Property and Equipment

As of December 31, 2003 and 2002, property and equipment is as follows:

	2003	2002
Furniture and equipment	$4,737,000	$2,632,000
Data processing equipment	6,639,000	3,936,000
Capitalized software	19,407,000	11,416,000
Leasehold improvements	2,230,000	854,000

	33,013,000	18,838,000
Less accumulated depreciation	(13,294,000)	(6,303,000)

Property and equipment, net	$19,719,000	$12,535,000

Depreciation and amortization expense was $5,767,000, $2,708,000 and $1,305,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

An impairment charge of $1.7 million was recorded in 2003 for capitalized software that is in the process of being replaced by a new operating system for the Enterprise Screening segment. The carrying value of the software was reduced to $524,000, its estimated fair value. There is no active market for this proprietary software. The fair value was determined by management and is based upon estimated replacement cost and the remaining useful life of the software.

The capitalized cost of equipment under capital leases, which is included in data processing equipment in the accompanying consolidated balance sheets, was as follows at December 31:

	2003	2002
Property and equipment	$619,000	$619,000
Less accumulated depreciation	(530,000)	(464,000)

	$89,000	$155,000

6. Database Development Costs

Database development costs for the years ended December 31, 2003 and 2002 are as follows:

	2003	2002
Eviction data	$9,617,000	$7,873,000
Criminal data	1,586,000	1,045,000
Less accumulated amortization	(4,041,000)	(2,692,000)

Database development costs	$7,162,000	$6,226,000

Amortization expense relating to database development costs was $1,351,000, $998,000 and $744,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

First Advantage Corporation

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2003, 2002 and 2001

7. Debt

On July 31, 2003, the Company entered into a $15 million loan agreement with a bank (the “Loan Agreement”). The outstanding principal balance under the related Note cannot exceed the lesser of $15 million or 80% of eligible accounts receivable, as defined in the Loan Agreement. The Note bears interest at the 30-day LIBOR rate plus an applicable margin ranging from 1.25% per annum to 2.5% per annum. The Loan Agreement provides that the Company must adhere to certain financial covenants. One of the financial covenants requires the maintenance of a “Funded Debt to EBITDA” ratio not to exceed 2.5 to 1.0. Funded Debt is defined as all outstanding liabilities for borrowed money and other interest bearing liabilities less the non-current portion of subordinated liabilities. EBITDA, as defined in the Loan Agreement, means net income less income or plus losses from discontinued operations and extraordinary items, plus all of the following: income taxes, interest expense, depreciation, amortization, depletion and other non-cash charges. A second financial covenant requires that the Company maintain a “Debt Service Coverage Ratio”, as defined in the Loan Agreement, of at least 1.5 to 1. At December 31, 2003, the Company was in compliance with the financial covenants of the Loan Agreement.

On July 31, 2003, the Company entered into a Promissory Note with First American. The loan evidenced by the Promissory Note is a $10 million unsecured revolving loan, with interest payable monthly. The principal balance of the Promissory Note is payable on July 31, 2006. The Promissory Note is subordinated to the $15 million bank debt and bears interest at the rate payable under the $15 million bank debt plus 0.5% per annum. There was no balance outstanding as of December 31, 2003.

Long-term debt consists of the following at December 31:

	2003	2002
Acquisition debt:
Weighted average interest rate of 2.4% with maturities through 2005	$10,031,000	$—
Loan Agreement:
Interest at 30-day LIBOR plus 1.39% (2.51% at December 31, 2003), matures July 2005	9,000,000	—
Promissory Note (related to US SEARCH.com acquisition):
Interest rate of 5%, principal and interest payments monthly of $127,000, matures December 2004	1,430,000	—
Capital leases and other debt:
Various interest rates with maturities through 2005	243,000	1,080,000
Term note with related party:
Interest at prime (4.25% at December 31, 2002) principal payments annually at $750,000, matured April 2003	—	111,000

Total long-term debt and capital leases	20,704,000	1,191,000
Less current portion of long-term debt and capital leases	7,231,000	540,000

Long-term debt and capital leases, net of current portion	$13,473,000	$651,000

First Advantage Corporation

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2003, 2002 and 2001

Aggregate maturities of long-term borrowings over the next two years are as follows:

Year ending December 31,
2004	$7,231,000
2005	13,473,000

Total	$20,704,000

8. Income Taxes

The provision (benefit) for income taxes are summarized as follows:

	2003	2002	2001
Current:
Federal	$(653,000)	$1,036,000	$(1,070,000)
State	535,000	540,000	11,000

	(118,000)	1,576,000	(1,059,000)

Deferred:
Federal	2,272,000	171,000	955,000
State	(108,000)	(118,000)	45,000

	2,164,000	53,000	1,000,000

Total Current and deferred	$2,046,000	$1,629,000	$(59,000)

Income taxes differ from the amounts computed by applying the federal income tax rate of 35.0%. A reconciliation of the difference is as follows:

	2003	2002	2001
Taxes calculated at federal rate	$1,697,000	$1,516,000	$(223,000)
Amortization expense	(12,000)	—	93,000
State taxes, net of federal benefit	278,000	274,000	37,000
Exclusion of certain meals and entertainment expenses	121,000	74,000	30,000
Other items, net	(38,000)	(235,000)	4,000

	$2,046,000	$1,629,000	$(59,000)

First Advantage Corporation

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2003, 2002 and 2001

The primary components of temporary differences that give rise to the Company’s net deferred tax liability is as follows:

	2003	2002
Deferred tax assets:
Federal net operating loss carryforwards	$40,174,000	$5,199,000
State net operating loss carryforwards	6,892,000	387,000
Bad debt reserves	557,000	292,000
Employee benefits	549,000	—
Accrued expenses and loss reserves	1,115,000	811,000
Less: valuation allowance	(38,279,000)	(5,199,000)

	11,008,000	1,490,000

Deferred tax liabilities:
Depreciable and amortizable assets	9,156,000	6,022,000
State tax	1,852,000	—
Other	—	(343,000)

	11,008,000	5,679,000

Net deferred tax liability	$—	$4,189,000

As of December 31, 2003, the Company has federal and state net operating losses of approximately $114.8 million and $86.4 million, respectively. The $114.8 million federal and $71.4 of state net operating losses were generated by various subsidiaries prior to their acquisition by the Company. The use of these acquired net operating losses is subject to limitations imposed by the Internal Revenue Code and state jurisdictions. The net operating losses begin to expire at various times beginning in 2008. Management’s assessment is that the character and nature of the future taxable income may not allow the Company to realize certain tax benefits of net operating losses within the prescribed carryforward periods. Accordingly, an appropriate valuation allowance has been made. To the extent that the acquired net operating losses are used to offset future taxable income, an adjustment to goodwill will be recorded.

9. Employee Benefits

Employees of the Company are included in the benefit plans of First American. Employees of the Company are eligible to participate in The First American Corporation 401(k) Savings Plan (the Savings Plan), which is available to substantially all employees. The Savings Plan allows for employee-elective contributions up to the maximum deductible amount as determined by the Internal Revenue Code. The Company makes contributions to the Savings Plan based on profitability, as well as contributions of the participants. The Company’s expense related to the Savings Plan amounted to $1,506,000, $652,000 and $163,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Effective January 1, 2004, the Company created the First Advantage Corporation 401(k) Plan. All employees of the Company who participated in the First American Corporation 401(k) Savings Plan were transferred into the Company’s 401(k) plan. A total of 2.0 million shares of First Advantage Class A common stock is reserved for issuance in connection with the Company’s 401(k) plan.

Certain employees of the Company are also included as part of First American’s pension plan. The Company charged to expense payments to the pension plan of approximately $210,000, $228,000 and $136,000

First Advantage Corporation

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2003, 2002 and 2001

for the years ended December 31, 2003, 2002 and 2001, respectively. The actuarial present value of accumulated plan benefits and net assets available for benefits to the Company’s employees under this plan is not readily available.

In August 2003, the Company’s board of directors approved the First Advantage Corporation 2003 Employee Stock Purchase Plan. The plan, which is intended to qualify under Section 423 of the Internal Revenue Code, allows eligible employees to purchase First Advantage Class A common stock through payroll deductions for 85% of the fair market value of the First Advantage Class A common stock. Participation in the plan is voluntary. Eligible employees may participate by authorizing payroll deductions of up to 15% of their base pay for each payroll period. At the end of each one-month offering period, each participant will receive an amount of First Advantage Class A common stock equal to the sum of that participant’s payroll deductions during such period divided by 85% of the fair market value of the common stock at the end of the period. No employee may participate in the plan if such employee owns or would own after the purchase of options under the plan, 5% or more of the voting power of all classes of First Advantage stock. Shares of First Advantage Class A common stock issued under the plan must be held for a period of one year. A total of 1.0 million shares of First Advantage Class A common stock is reserved for issuance under the plan. A total of 3,492 shares have been issued in connection with the plan for the year ended December 31, 2003.

10. Related Parties

First American and certain affiliates provide legal, financial, technology and other administrative services to the Company. The Company recognized other operating expenses of $457,000, $1,565,000 and $1,378,000 in 2003, 2002 and 2001, respectively, relating to these services. Prior to April 1, 2003, the amounts allocated to the Company were based on reasonable assumptions (primarily usage, time incurred and number of employees) as to the proportion of the services used by the Company in relation to the actual costs incurred by the First American and affiliates in providing the services.

On the effective date of the merger with US SEARCH.com, the Company and First American entered into a services agreement pursuant to which First American provides certain financial, administrative and managerial support services to the Company. Human resources systems and payroll systems and support, network services and financial systems will be provided at an annual cost of $150,000, $100,000 and $50,000, respectively. Legal and tax support, human resources support, investor relations and corporate communications support, accounting and financial management support, strategic planning and general management support are provided at an annual cost of $600,000 plus reasonable out of pocket expenses. The Company incurred $675,000 in service fees for the year ended December 31, 2003. In addition, certain other services including pension and 401(k) expenses, corporate and medical insurance, personal property leasing and company car programs are provided at actual cost. The agreement was implemented on April 1, 2003 and continued through December 31, 2003.

An amended and restated services agreement was entered into on January 1, 2004. Under the terms of the new agreement, human resources systems and payroll systems and support, network services and financial systems will be provided at an annual cost of $300,000. In addition, certain other services including pension and 401(k) expenses, corporate and medical insurance, personal property leasing and company car programs will be provided at actual cost. The term of the agreement is for one year.

Effective January 1, 2003, the Company and a subsidiary of First American entered into an agreement whereby the Company will act as an agent in selling renters insurance. The Company receives a commission of 12% of the insurance premiums and 20% of the profits (as defined in the agreement) of the insurance premiums written. Commissions earned in 2003 were $11,000.

First Advantage Corporation

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2003, 2002 and 2001

The Company performs employment screening services for First American. Total revenue from First American was $353,000, $249,000 and $214,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Prior to June 2003, First American contributed certain operations relating to businesses acquired and has also forgiven certain amounts owed by the Company in connection with the acquisitions and in the funding of operations of the Company. Net assets, in connection with acquisitions, contributed to the Company by First American totaled $10,696,000, $84,458,000 and $30,383,000 in 2003, 2002 and 2001, respectively. These amounts have been treated as additional paid-in capital in the accompanying financial statements.

Amounts contributed to the Company by First American to fund operations are as follows:

	2003	2002	2001
Allocated selling, general & administrative expenses	$457,000	$1,565,000	$1,378,000
Cash advances	809,000	2,776,000	1,085,000
Other, net	5,621,000	1,327,000	2,317,000

	$5,269,000	$5,668,000	$4,780,000

These amounts have been treated as additional paid-in capital in the accompanying financial statements. Historically, First American has not charged any interest to the Company on intercompany balances.

The following is a summary of the FAST division’s net equity by operating subsidiary at December 31, 2002:

2002
HireCheck, Inc.	$10,322,000
First American Registry, Inc.	14,882,000
Substance Abuse Management, Inc.	32,088,000
American Driving Records, Inc.	40,387,000
Employee Health Programs, Inc.	23,785,000
SafeRent, Inc.	24,438,000

$145,902,000

11. Commitments and Contingencies

Operating Leases

The Company leases certain office facilities, automobiles and equipment under operating leases, which, for the most part, are renewable. The majority of these leases also provide that the Company will pay insurance and taxes. Rent expense under operating leases was $5,082,000, $2,860,000 and $1,869,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

First Advantage Corporation

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2003, 2002 and 2001

Future minimum rental payments under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2003, are as follows:

Year ending December 31,
2004	$5,100,000
2005	3,492,000
2006	2,399,000
2007	1,119,000
2008	334,000
Thereafter	126,000

$12,570,000

Litigation

The Company is involved in litigation from time to time in the ordinary course of business. The Company does not believe that the outcome of any pending or threatened litigation will have a material adverse effect on the Company’s financial position or operating results.

12. Earnings Per Share

Pursuant to the provisions of SFAS 128 “Earnings Per Share”, basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Dilutive common stock equivalents represent shares issuable upon assumed exercise of stock options and warrants. Options and warrants totaling 2,140,712 were excluded from the weighted average diluted shares outstanding as they were antidilutive.

A reconciliation of earnings per share and weighted-average shares outstanding is as follows:

2003
Net Income - numerator for basic and fully diluted earnings per share	$2,803,000
Denominator:
Weighted-average shares for basic earnings per share	20,260,854
Effect of dilutive securities - employee stock options and warrants	136,733

Denominator for diluted earnings per share	20,397,587

Earnings per share:
Basic	$0.14
Diluted	$0.14

13. Stock Option Plans

Incentive Compensation Plan

The Company’s board of directors has adopted the 2003 First Advantage Incentive Compensation Plan. The plan is intended to promote the long-term success of the Company and increase stockholder value by attracting, motivating, and retaining key employees of the Company and its subsidiaries and affiliates, and by motivating

First Advantage Corporation

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2003, 2002 and 2001

consultants who provide significant services to the Company and its subsidiaries and affiliates. To achieve this purpose, the plan allows the granting of stock options, stock appreciation rights, restricted stock awards, performance unit awards, performance share awards and cash-based awards to eligible persons.

Subject to adjustment for certain changes in the Company’s capitalization, a total of 3.0 million shares of First Advantage Class A common stock is available for issuance under the plan. The plan is administered by the compensation committee of the board of directors of the Company.

Upon the occurrence of a change of control transaction (as defined in the plan), generally all awards under the plan accelerate, all restrictions are lifted and all performance goals are achieved, subject to certain limitations. The committee may provide that any award, the payment of which was deferred under the plan, will be paid or distributed as of, or promptly following, a change of control transaction. The committee may also provide that any awards subject to any such acceleration, payment, adjustment or conversion cannot be exercised after, or will terminate as of, a change of control transaction.

At December 31, 2003, stock options to purchase 2,116,500 shares of the Company’s common stock were granted under the First Advantage Corporation 2003 Incentive Compensation Plan, Inc. The Company accounts for these stock options in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related Interpretations. Accordingly, the Company does not recognize compensation cost in connection with these plans, as all options granted under these plans had an exercise price equal to the market value of the Company’s common stock on the date of grant.

Warrants and Options to Purchase Class A Common Stock, Assumed in the Merger

The Company agreed to assume the obligations of US SEARCH.com contained in all warrants to purchase common stock of US SEARCH.com outstanding on the closing date of the merger. Pursuant to the merger agreement and the terms of the warrants, the holders of the warrants are entitled to receive upon exercise thereof 0.04 of a share of First Advantage Class A common stock for each share of US SEARCH.com common stock that such warrant holder would have been entitled to receive pursuant to the warrant prior to the closing of the merger. As of December 31, 2003, the Company had outstanding warrants to purchase up to 347,436 shares of its common stock at exercise prices ranging from $0.25 to $29.50 per share.

All outstanding stock options, stock appreciation rights, limited stock appreciation rights and stock purchase rights of US SEARCH.com were assumed by the Company and converted automatically into options to purchase shares of First Advantage Class A common stock calculated in accordance with the exchange ratio, rounded down to the nearest whole share. The exercise price is equal to the exercise price per share of US SEARCH.com common stock divided by the exchange ratio, rounded down to the nearest whole cent. The outstanding stock options, stock appreciation rights, limited stock appreciation rights and stock purchase rights of US SEARCH.com otherwise continue to be exercisable and vest subject to the terms and conditions applicable to them before the mergers. However, all outstanding stock options issued to US SEARCH.com employees and directors pursuant to the US SEARCH.com Amended and Restated 1998 Stock Incentive Plan and all outstanding stock options issued to US SEARCH.com’s non-employee directors pursuant to the US SEARCH.com 1999 Non-Employee Directors’ Stock Option Plan accelerated and became fully vested upon the occurrence of the mergers. As of December 31, 2003, the Company had outstanding options (previously issued by US SEARCH.com) to purchase up to 677,437 shares of its common stock at exercise prices ranging from $7.00 to $242.25 per share.

First Advantage Corporation

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2003, 2002 and 2001

A total of 11,716 options were exercised at an average price of $12.08 and 132,250 options were forfeited at an average price of $33.07.

The following table summarizes information about stock options and warrants outstanding at December 31, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares	Weighted Avg Remaining Contractual Life in Years	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$ 7.00 - $ 12.50	166,951	2.4	$11.88	158,038	$11.94
$12.51 - $ 25.00	2,393,152	9.0	$19.11	275,281	$22.63
$25.01 - $ 50.00	126,253	4.3	$40.13	123,077	$40.44
$50.01 - $242.25	92,581	2.3	$168.56	92,572	$168.55

	2,778,937			648,968

	Warrants Outstanding and Exercisable
Range of Exercise Prices	Shares	Weighted Avg Remaining Contractual Life in Years	Weighted Average Exercise Price
$ 0.25 - $22.50	128,021	5.05	$14.54
$22.51 - $26.00	216,415	2.52	$26.10
$26.01 - $29.50	3,000	3.15	$29.38

	347,436

14. Segment Information

The Company operates in three primary business segments: Enterprise Screening, Risk Mitigation and Consumer Direct.

The Enterprise Screening segment includes employment background screening, occupational health services and resident screening services. Products and services relating to employment background screening include criminal records searches, employment and education verification, social security number verification and credit reporting. Occupational health services include drug-free workplace programs, physical examinations and employee assistance programs. Resident screening services include criminal background and eviction searches, credit reporting, employment verification and lease performance and payment histories. Revenue for the Enterprise Screening segment includes $16,000 of sales to the Risk Mitigation segment in 2003.

The Risk Mitigation segment includes motor vehicle records and investigative services. Products and services provided by the Risk Mitigation segment include: driver history reports, vehicle registration, financial responsibility filings, surveillance services, statements and field interviews and due diligence reports. Revenue for the Risk Mitigation segment includes $1,447,000 and $840,000 of sales to the Enterprise Screening segment in 2003 and 2002, respectively.

The Consumer Direct segment provides consumers with a single, comprehensive access point to a broad range of information to assist them in locating people and other public data searches. Revenue for the Consumer Direct segment includes $17,000 of sales to the Enterprise Screening segment in 2003.

First Advantage Corporation

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2003, 2002 and 2001

The elimination of inter-segment revenue and cost of service revenue is included in Corporate. These transactions are recorded at cost.

Selected financial information for the Company’s operations by segment for each of the past three years is as follows:

	Revenue	Depreciation and Amortization	Income (loss) before income taxes	Assets
2003
Enterprise Screening	$111,964,000	$6,269,000	$4,818,000	$163,146,000
Risk Mitigation	45,486,000	860,000	5,714,000	79,810,000
Consumer Direct	10,525,000	1,292,000	61,000	39,861,000
Corporate and Eliminations	(1,480,000)	7,000	(5,744,000)	1,083,000

Consolidated	$166,495,000	$8,428,000	$4,849,000	$283,900,000

2002
Enterprise Screening	$66,774,000	$3,497,000	$(667,000)	$117,864,000
Risk Mitigation	34,991,000	599,000	4,998,000	46,143,000
Consumer Direct	—	—	—	—
Corporate and Eliminations	(840,000)	—	—	1,000

Consolidated	$100,925,000	$4,096,000	$4,331,000	$164,008,000

2001
Enterprise Screening	$49,167,000	$2,491,000	$(638,000)	$62,284,000
Risk Mitigation	—	—	—	—
Consumer Direct	—	—	—	—
Corporate and Eliminations	—	—	—	—

Consolidated	$49,167,000	$2,491,000	$(638,000)	$62,284,000

15. Subsequent Events

Subsequent to December 31, 2003, the Company acquired six businesses for an aggregate purchase price of $23,476,000, comprised of $7,178,000 in cash, $7,600,000 in acquisition debt and $8,698,000 in the Company’s common stock. The cash portion of the purchase price was funded with additional borrowings under existing credit facilities with a bank and First American.

In January 2004, the Company entered into a ten-year facilities lease for operations in the Enterprise Screening segment. Aggregate minimum lease payments are $11.3 million over the term of the lease.

The following table sets forth certain unaudited financial data of First Advantage for the eight quarters in the period ended December 31, 2003. First Advantage’s results of operation for the four quarters in the year ended December 31, 2003 include the results of the FAST division from January 2003, and the results for US SEARCH from June 2003. Businesses acquired subsequent to June 2003 are included in First Advantage’s financial data from date of acquisition. The financial data for the four quarters in the year ended December 31, 2002 are the results of the FAST division only.

This data has been derived from unaudited financial statements of the Company and the FAST division that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments)

First Advantage Corporation

Notes to Consolidated Financial Statements—(Continued)

For the Years Ended December 31, 2003, 2002 and 2001

necessary for a fair statement of the information when read in conjunction with the Company’s audited financial statements and the notes thereto. The operating results for any quarter are not necessarily indicative of the results for any future period.

	For the quarters ended
	3/31/2003	6/30/2003	9/30/2003	12/31/2003
Total revenue	$31,541,000	$37,431,000	$47,634,000	$49,889,000

Gross margin	$17,722,000	$22,613,000	$28,894,000	$27,527,000

Net income (loss)	$330,000	$2,051,000	$1,429,000	$(1,007,000)

Per share amounts:
Basic	N/A	$0.10	$0.07	($0.05)
Diluted	N/A	$0.10	$0.07	($0.05)
Weighted-average common shares outstanding:
Basic	N/A	20,002,126	20,203,955	20,828,429
Diluted	N/A	20,122,023	20,337,947	21,020,537

	For the quarters ended
	3/31/2002	6/30/2002	9/30/2002	12/31/2002
Total revenue	$22,647,000	$24,715,000	$26,914,000	$26,649,000

Gross margin	$12,360,000	$14,424,000	$14,480,000	$14,242,000

Net income (loss)	$778,000	$1,495,000	$976,000	$(547,000)

Per share amounts:
Basic	N/A	N/A	N/A	N/A
Diluted	N/A	N/A	N/A	N/A
Weighted-average common share outstanding:
Basic	N/A	N/A	N/A	N/A
Diluted	N/A	N/A	N/A	N/A

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended December 31, 2003, 2002 and 2001

	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts (1)	Deductions	Balance at End of Period
Year ended December 31, 2003	$788,000	317,000	559,000	(337,000)	$1,327,000
Year ended December 31, 2002	$717,000	266,000	164,000	(359,000)	$788,000
Year ended December 31, 2001	$461,000	281,000	200,000	(225,000)	$717,000

(1)	Allowances established as a result of acquisitions

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of US SEARCH.com Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows present fairly, in all material respects, the financial position of US Search.com Inc. and its subsidiary at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2, the Company has incurred significant operating losses and negative cash flows from operations since inception and has negative working capital at December 31, 2002. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California

March 24 , 2003 except for the subsequent events in Note 16 as to which the date is April 1, 2003

US SEARCH.COM INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2001	December 31, 2002
ASSETS:
Current assets:
Cash and cash equivalents	$3,148,000	$2,254,000
Restricted cash	750,000	575,000
Accounts receivable, less allowance for doubtful accounts of $24,000 (2001) and $72,000 (2002)	696,000	1,864,000
Prepaids and other current assets	1,854,000	1,150,000

Total current assets	6,448,000	5,843,000
Property and equipment, net	9,409,000	9,028,000
Goodwill	8,648,000	13,529,000
Intangible assets, net	2,960,000	2,650,000
Other assets	270,000	249,000

Total assets	$27,735,000	$31,299,000

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$7,182,000	$5,604,000
Accrued liabilities	1,930,000	2,958,000
PRSI acquisition obligations, current portion	902,000	474,000
Bank debt, current portion	1,375,000	1,142,000
Notes payable, current portion	3,896,000	50,000
Capital lease obligations, current portion	280,000	125,000

Total current liabilities	15,565,000	10,353,000
PRSI acquisition obligations	1,654,000	1,370,000
Bank debt, net of current portion	—	20,000
Capital lease obligation, net of current portion	156,000	27,000
Other non-current liabilities	5,000	5,000

Total liabilities	17,380,000	11,775,000
Commitments and contingencies (Note 12)
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 1,000,000 shares; 203,113 and 0 issued and outstanding as of December 31, 2001 and 2002, respectively	—	—
Common stock, $0.001 par value; authorized 300,000,000 shares; issued and outstanding 26,183,058 as of December 31, 2001 and 97,018,716 as of December 31, 2002	26,000	97,000
Additional paid-in capital	84,847,000	118,021,000
Accumulated deficit	(74,518,000)	(98,594,000)

Total stockholders’ equity	10,355,000	19,524,000

Total liabilities and stockholders’ equity	$27,735,000	$31,299,000

The accompanying notes are an integral part of these consolidated financial statements.

US SEARCH.COM INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For The Years Ended December 31,

	2000	2001	2002
Net revenues	$22,363,000	$18,399,000	$30,341,000
Cost of services	10,392,000	4,494,000	9,450,000

Gross profit	11,971,000	13,905,000	20,891,000
Operating expenses:
Selling and marketing	25,890,000	10,069,000	11,237,000
General and administrative	12,220,000	10,016,000	14,175,000
Information technology	3,777,000	4,397,000	3,296,000

Total operating expenses	41,887,000	24,482,000	28,708,000

Loss from operations	(29,916,000)	(10,577,000)	(7,817,000)
Interest expense (includes non-cash charges relating to warrants, beneficial conversion features, and amortization of debt issuance costs of $1,165,000 in 2001 and $15,966,000 in 2002)	(108,000)	(1,522,000)	(16,212,000)
Interest income	663,000	167,000	68,000
Other expense, net	—	—	(110,000)

Loss before income taxes	(29,361,000)	(11,932,000)	(24,071,000)
Provision for income taxes	1,000	5,000	5,000

Net loss	(29,362,000)	(11,937,000)	(24,076,000)
Beneficial conversion feature on preferred stock	(1,029,000)	—	—
Deemed dividend on exchange of preferred stock	—	(12,575,000)	—
Accretion of discount on preferred stock	(156,000)	(203,000)	—
Accrued preferred stock dividends	(142,000)	(200,000)	—

Net loss attributable to common stockholders before cumulative effect of accounting change	(30,689,000)	(24,915,000)	(24,076,000)
Cumulative effect of accounting change on beneficial conversion feature on preferred stock	(3,754,000)	—	—

Net loss attributable to common stockholders	$(34,443,000)	$(24,915,000)	$(24,076,000)

Basic and diluted net loss per share:
Net loss per share attributable to common stockholders before cumulative effect of accounting change	$(1.72)	$(1.38)	$(0.41)
Cumulative effect of accounting change on beneficial conversion feature on preferred stock	(0.21)	—	—

Net loss per share attributable to common stockholders	$(1.93)	$(1.38)	$(0.41)
Weighted-average shares outstanding used in per share calculation	17,836,000	18,054,000	58,711,000

The accompanying notes are an integral part of these consolidated financial statements.

US SEARCH.COM INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Series A-1 Preferred Stock		Common Stock		Additional Paid-In Capital	Unearned Deferred Compensation	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance, December 31, 1999	—	$—	17,421,644	$17,000	$53,790,000	$(1,099,000)	$(33,219,000)	$19,489,000
Amortization of unearned compensation	—	—	—	—	—	418,000	—	418,000
Issuance of warrants to third parties	—	—	—	—	2,179,000	—	—	2,179,000
Accretion of discount on preferred stock	—	—	—	—	(156,000)	—	—	(156,000)
Accrued preferred dividends	—	—	—	—	(142,000)	—	—	(142,000)
Forfeiture of stock options	—	—	—	—	(1,622,000)	681,000	—	(941,000)
Amendment of terms of stock options to former employee	—	—	—	—	220,000	—	—	220,000
Allocation of relative fair value to warrants issued with Series A preferred stock	—	—	—	—	3,552,000	—	—	3,552,000
Exercise of stock options	—	—	516,600	1,000	1,601,000	—	—	1,602,000
Net loss	—	—	—	—	—	—	(29,362,000)	(29,362,000)

Balance, December 31, 2000	—	—	17,938,244	18,000	59,422,000	—	(62,581,000)	(3,141,000)
Modification of employee stock options	—	—	—	—	68,000	—	—	68,000
Issuance of warrants in conjunction with bank financing	—	—	—	—	1,189,000	—	—	1,189,000
Issuance of warrants to vendors	—	—	—	—	216,000	—	—	216,000
Allocation of relative fair value to warrants issued with notes payable	—	—	—	—	250,000	—	—	250,000
Conversion of notes payable and accrued interest to Series A-1 preferred stock	103,113	—	—	—	10,311,000	—	—	10,311,000
Exchange of Series A preferred stock and cancellation of warrant for Series A-1 preferred stock	100,000	—	—	—	18,935,000	—	—	18,935,000
Deemed dividend on exchange of preferred stock	—	—	—	—	(12,575,000)	—	—	(12,575,000)
Accretion of preferred dividends and discount to preferred stock	—	—	—	—	(403,000)	—	—	(403,000)
Beneficial conversion feature on convertible notes payable	—	—	—	—	445,000	—	—	445,000
Allocation of relative fair value to warrants issued with convertible Series A-1 preferred stock	—	—	—	—	452,000	—	—	452,000
Stock issued in conjunction with acquisition of PRSI	—	—	8,148,148	8,000	6,492,000	—	—	6,500,000
Exercise of stock options	—	—	96,666	—	45,000	—	—	45,000
Net loss	—	—	—	—	—	—	(11,937,000)	(11,937,000)

Balance, December 31, 2001	203,113	—	26,183,058	26,000	84,847,000	—	(74,518,000)	10,355,000
Issuance of warrants in conjunction with Bank financing	—	—	—	—	48,000	—	—	48,000
Issuance of warrants to vendors	—	—	—	—	180,000	—	—	180,000
Allocation of relative fair value to warrants issued with convertible notes payable	—	—	—	—	1,937,000	—	—	1,937,000
Conversion of Series A-1 preferred stock to common stock	(203,113)	—	42,107,303	42,000	(42,000)	—	—	—
Conversion of notes payable and accrued interest to common stock	—	—	27,864,051	28,000	14,718,000	—	—	14,746,000
Beneficial conversion feature on convertible notes payable	—	—	—	—	11,749,000	—	—	11,749,000
Adjustment to purchase consideration	—	—	—	—	4,500,000	—	—	4,500,000
Additional stock issued in conjunction with acquisition of PRSI	—	—	651,852	1,000	(1,000)	—	—	—
Exercise of stock options	—	—	212,452	—	85,000	—	—	85,000
Net loss	—	—	—	—	—	—	(24,076,000)	(24,076,000)

Balance, December 31, 2002	—	$—	97,018,716	$97,000	$118,021,000	$—	$(98,594,000)	$19,524,000

The accompanying notes are an integral part of these consolidated financial statements.

US SEARCH.COM INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31,

	2000	2001	2002
Cash flows from operating activities:
Net loss	$(29,362,000)	$(11,937,000)	$(24,076,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	903,000	1,468,000	3,039,000
Provision for doubtful accounts	81,000	24,000	48,000
Loss on disposal of property and equipment	149,000	—	—
Compensation charge for modification of options	—	68,000	—
Charge for warrants issued to third parties	2,179,000	12,000	—
Non-cash interest expense and beneficial conversion feature	—	1,165,000	15,966,000
Credit of unearned compensation	(303,000)	—	—
Related-party charges	—	161,000	—
Change in assets and liabilities:
Accounts receivable	9,000	(86,000)	(1,216,000)
Accounts payable and accrued expenses	2,758,000	250,000	(514,000)
Prepaid and other assets	2,525,000	4,000	104,000

Net cash used in operating activities	(21,061,000)	(8,871,000)	(6,649,000)

Cash flows from investing activities:
Additions to property and equipment	(4,798,000)	(3,740,000)	(2,348,000)
PRSI acquisition costs	—	—	(220,000)
Cash payments to PRSI	—	(470,000)	—

Net cash used in investing activities	(4,798,000)	(4,210,000)	(2,568,000)

Cash flows from financing activities:
Decrease in restricted cash	800,000	450,000	175,000
Proceeds from line of credit	—	1,418,000	—
Repayments of lines of credit	—	(600,000)	—
Repayments of bank debt	—	—	(233,000)
Repayments of third party notes payable	(373,000)	(805,000)	(723,000)
Repayments of PRSI acquisition obligation	—	—	(930,000)
Repayments of capital lease obligations	(184,000)	(354,000)	(284,000)
Proceeds from notes payable, net	—	13,500,000	10,233,000
Issuance costs relating to preferred stock	—	(256,000)	—
Proceeds from sale of Series A convertible preferred stock, net of issuance costs of $537,000	9,463,000	—	—
Proceeds from exercise of stock options	1,602,000	45,000	85,000

Net cash provided by financing activities	11,308,000	13,398,000	8,323,000

Net increase (decrease) in cash and cash equivalents	(14,551,000)	317,000	(894,000)
Cash at beginning of period	17,382,000	2,831,000	3,148,000

Cash at end of period	$2,831,000	$3,148,000	$2,254,000

The accompanying notes are an integral part of these consolidated financial statements.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Business:

US SEARCH.com Inc. (the “Company”) provides individual reference services and background information about individuals. The Company was formed as a California S Corporation in 1994, and reincorporated as a Delaware corporation in April 1999. On December 28, 2001 the Company acquired all of the outstanding stock of Professional Resource Screening, Inc. (“PRSI”), which provides pre-employment screening services primarily to Fortune 500 companies in the United States.

2. Management’s Plans:

The accompanying financial statements have been prepared assuming the Company will continue as a going concern and contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. The Company has incurred net losses of $29.4 million in 2000, $11.9 million in 2001 and $24.1 million in 2002, and has used cash in operations of $21.1 million in 2000, $8.9 million in 2001 and $6.6 million in 2002. At December 31, 2002, the Company has cash and cash equivalents of $2.3 million, a working capital deficiency of $4.5 million, an accumulated deficit of $98.6 million and stockholders’ equity of $19.5 million.

In December 2002, the Company entered into an Agreement and Plan of Merger with The First American Corporation (see Note 18).

On March 18, 2003, the Company amended its loan and security agreement with the bank to increase its revolving credit limit (see Note 16).

Based on the Company’s current operating plans, management believes existing cash resources, including the proceeds available from the amended loan and security agreement and cash forecasted by management to be generated by operations will be sufficient to meet working capital and capital requirements through December 31, 2003. Also, management’s plans to attain profitability and generate additional cash flows include, increasing revenues from enterprise and consumer services, focusing on cost reductions and operational efficiencies to be derived from further deployment of the Company’s technologies, and the launch of additional products. There is no assurance that management will be successful with these plans. However, if events and circumstances occur such that the Company does not meet its current operating plan as expected, is unable to raise additional financing, or the merger with The First American Corporation is not consummated, the Company may be required to reduce certain discretionary spending, which could have a material adverse effect on the Company’s ability to achieve its intended business objectives and continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

3. Summary of Significant Accounting Policies:

Principles of Consolidation

The financial statements include the accounts of US SEARCH.com Inc. and its wholly owned subsidiary. All inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Restricted Cash

At December 31, 2002 and 2001, the Company had $575,000, and $750,000, respectively, in restricted cash principally related to deposits pledged as collateral in conjunction with the Company’s credit facility with the bank.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets. Leasehold improvements and equipment under capital leases are amortized over the shorter of the estimated useful life or the life of the lease. Depreciation and amortization periods by asset category are as follows:

Computer and office equipment and software	3-10 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of useful life or lease term
Equipment under capital leases	Shorter of useful life or lease term

Maintenance and repairs are charged to expense as incurred while renewals and improvements are capitalized. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation, with any resulting gain or loss included in the Statement of Operations.

Software Developed For Internal Use

The Company capitalizes costs of software, consulting services, hardware and payroll related costs incurred to purchase and develop internal-use software relating primarily to the Company’s Web site. The Company expenses costs incurred during the preliminary project assessment, research and development, reengineering, training and application maintenance phases. As of December 31, 2001 and 2002, the Company had capitalized internal-use software totaling $3,780,000, and $5,560,000 respectively. As of December 31, 2001 and 2002, accumulated depreciation on internal-use software was $68,000, and $552,000 respectively. The Company expensed $3,777,000, $4,397,000, and $3,296,000 of Web site development costs in 2000, 2001 and 2002, respectively.

Long-Lived Assets

The Company identifies and records impairment losses on long-lived assets when events and circumstances indicate that such assets might be impaired. To date, no such impairment has been recorded.

Fair Value of Financial Instruments

The estimated fair value of accounts receivable, accounts payable, accrued liabilities and notes payable approximate cost because of the short-term maturity of these instruments.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Net Loss Per Common Share

Basic net loss per common share is computed using the weighted-average number of shares of common stock and diluted net loss per common share is computed using the weighted average number of shares of common stock and common equivalent shares outstanding. Common equivalent shares related to convertible preferred stock, convertible notes payable, stock options and warrants are excluded from the computation when their effect is anti-dilutive.

The following summarizes the stock options, warrants and convertible preferred stock excluded from the weighted-average number of shares because their effect is anti-dilutive:

	2000	2001	2002
Stock options	8,089,958	17,011,903	19,820,345
Common stock warrants	1,750,000	5,132,013	10,407,019
Preferred stock warrants	75,000	—	—
Convertible preferred stock	5,882,353	42,107,303	—

Comprehensive Income

Statement of Financial Accounting Standards (“SFAS”) No. 130, “Reporting Comprehensive Income” establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income generally represents all changes in stockholders’ equity (deficit) during the period except those resulting from investments by, or distributions to, stockholders. The Company has no other comprehensive income items and accordingly net income (loss) equals comprehensive income (loss).

Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and complies with the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation.” Under APB No. 25, compensation cost, if any, is recognized over the respective vesting period based on the difference on the date of grant, between the fair value of the Company’s common stock and the grant price.

The Company accounts for stock-based awards to non-employees in accordance with SFAS No. 123 and EITF 96-18. An expense is recognized for common stock, warrants, or stock options issued for services rendered by non-employees based on the estimated fair value of the security exchanged.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The following table illustrates the effect on net loss and loss per share if compensation cost for all outstanding and unvested stock options and other stock-based employee compensation awards had been determined based on their fair values at the grant date, consistent with the method prescribed by SFAS No. 123:

	Year Ended December 31,
	2000	2001	2002
Net Loss
As reported	$(29,362,000)	$(11,937,000)	$(24,076,000)
Stock-based credit included in reported net loss	(303,000)	—	—
Additional stock-based compensation expense determined under the fair value method	(3,029,000)	(3,990,000)	(6,391,000)

Pro forma	$(32,694,000)	$(15,927,000)	$(30,467,000)

Loss per share—basic and diluted
As reported	$(1.93)	$(1.38)	$(0.41)
Proforma	$(2.12)	$(1.60)	$(0.52)

SFAS No. 123 requires the use of option pricing models that were not developed for use in valuing employee stock options. The Black-Scholes option-pricing model was developed for use in estimating the fair value of short-lived exchange traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying stock. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of employee stock options. See Note 13 for a discussion of the assumptions used in the option-pricing model and estimated fair value of employee stock options.

Because additional stock options are expected to be granted each year, the pro forma disclosures above are not representative of pro forma effects on reported financial results for future years.

Segment Reporting

The Company determines and discloses its segments in accordance with SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” which uses a “management” approach for determining segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. SFAS No. 131 also requires disclosures about products or services, geographic areas, and major customers. The Company’s management reporting structure provided for only one segment in 2000 and 2001, and accordingly, information for one segment, consumer-focused services, is presented for 2000 and 2001. Due to the acquisition of PRSI on December 28, 2001, the Company adopted a management reporting structure that provides for two segments in 2002: large business services and consumer-focused services, and accordingly, information for the Company’s two segments for 2002 is presented in Note 17. In addition, the Company operates only in the United States and no single customer accounts for more than 10% of revenues for any period presented.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax bases of

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

assets and liabilities using enacted tax rates in effect for the period in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Revenue Recognition

The Company generates revenues by performing various information search services for customers. Revenue is recognized when the results of the search services are delivered to clients and after credit card authorization is obtained. The Company provides for estimated losses resulting from refunds and chargebacks resulting from disputes and complaints. The Company accrues for such estimated losses and classifies refunds as a reduction of revenues and chargebacks as a bad debt. The Company provides for estimated losses at the time of sale based on historical data that reflects known trends in the Company’s actual experience with chargebacks under the Company’s Merchant Card Agreements.

PRSI generates revenues by performing various background and pre-employment screening services for customers. PRSI’s services include reference checks, drug testing, credit checks, pre-employment and background checks through the use of publicly available information. Revenue is recognized upon the delivery of the results of the background and pre-employment checks, by mail, fax, and/or online, to the customer’s final site and the completion of related PRSI obligations, if any, provided that persuasive evidence of an arrangement exists, the fee is fixed and determinable and collectability is deemed probable.

Advertising Costs

Advertising production costs are expensed the first time the advertisement is run. Media costs are expensed in the month the advertising appears. Advertising expense was $21,836,000 for 2000 (including a non-cash charge of $2,179,000 related to warrants granted in connection with the restructuring of an on-line advertising agreement), $5,723,000 for 2001, and $6,910,000 for 2002.

Recent Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets”, which became effective January 1, 2002. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 also requires companies to complete a transitional goodwill impairment assessment. In conjunction with the December 28, 2001 acquisition of PRSI, the Company recorded $2,960,000 of intangibles and $8,648,000 in goodwill. As discussed more fully in note 10, during 2002, goodwill increased by $4,881,000 to $13,529,000 at December 31, 2002. Approximately $4,500,000 of additional goodwill was recorded upon the resolution of PRSI purchase price contingencies, and an additional $381,000 of goodwill was recorded to reflect adjustments to the fair values of PRSI assets acquired and liabilities assumed and additional acquisition related costs. The Company performed an initial review of goodwill and other intangibles in 2002 and plans to perform an annual impairment review thereafter. No goodwill impairment was indicated in connection with the annual valuation in accordance with SFAS 142, since the fair value of the PRSI reporting unit was determined to be greater than the carrying value of goodwill and other intangibles.

In August 2001, the FASB issued SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinuance of operations. SFAS 144 superseded Statement of Financial Accounting Standards

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

No. 121, Accounting for the Impairment of Long-Lived Assets for Long-Lived Assets to Be Disposed of and APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. The provisions of SFAS 144 are effective in fiscal years beginning after December 15, 2001, with early adoption permitted and, in general, are to be applied prospectively. The adoption of SFAS 144 did not have a significant impact on the financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 nullifies EITF No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized when it is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. Under SFAS No. 146, an entity may not restate its previously issued financial statements. The Company does not expect the adoption of SFAS No. 146 to have a material impact on its financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation —Transition and Disclosure, an amendment of SFAS No. 123.” SFAS No. 148 amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to that statement’s fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provision of SFAS No. 123 and APB No. 28, “Interim Financial Reporting,” to require disclosure in the summary of significant accounting policies about the method of accounting for stock-based compensation and the effects of the method on reported net income and earnings per share in annual and interim financial statements. The transition and disclosure provisions of this statement are effective for financial statements for fiscal years ending after December 15, 2002. The Company has continued to use the intrinsic value method of accounting for stock-based compensation in accordance with APB Opinion No. 25. The Company has made certain disclosures required by SFAS No. 148 in the consolidated financial statements for the year ended December 31, 2002 and will begin making the additional disclosures required by SFAS No. 148 in the first quarter of 2003. Accordingly, adoption of SFAS No. 148 will not impact the Company’s financial position or results of operations.

Reclassifications

Certain reclassifications have been made to prior years to conform with current year presentation.

4. Concentrations of Risk:

Credit Risk

Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with various domestic financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. From time to time, the Company’s cash balances with any one financial institution may exceed Federal Deposit Insurance Corporation (FDIC) insurance limits.

The Company’s customers are concentrated in the United States. The Company extends different levels of credit to customers, does not require collateral, and maintains reserves based upon the expected collectability of accounts receivable. The financial loss, should a customer be unable to meet its obligation to the Company, would be equal to the recorded accounts receivable. As of December 31, 2001 and 2002 no customer represented 10% or more of gross accounts receivable. For the years ended December 31, 2000, 2001, and 2002 no single customer exceeded 10% of net revenues of the Company.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Business Risk

The Company provides services to its customers using internal and external computer systems. Operations are susceptible to varying degrees of physical and electronic security as well as varying levels of internal support. A disruption in security or internal support could cause a delay in the Company’s performance of services that would adversely affect operating results.

The Company is dependent on a limited number of third party database and other information suppliers. If one or more of the Company’s suppliers terminates our existing agreements, the Company might not be able to obtain new agreements with third party suppliers on terms favorable to the Company or at all, which would adversely affect operating results.

5. Prepaids and other current assets:

Prepaids and other current assets are comprised of the following:

	December 31,
	2001	2002
Debt issuance costs, net of accumulated amortization of $367,000 (2001) and $1,021,000 (2002)	$733,000	$127,000
Prepaid insurance	255,000	342,000
Prepaid maintenance services	333,000	116,000
Prepaid advertising	250,000	345,000
Other	283,000	220,000

Total	$1,854,000	$1,150,000

6. Property and Equipment:

Property and equipment is comprised of the following:

	December 31,
	2001	2002
Computer and office equipment	$4,372,000	$4,589,000
Purchased software	2,358,000	2,630,000
Internally developed software	3,780,000	5,560,000
Furniture and fixtures	359,000	412,000
Leasehold improvements	1,002,000	1,011,000

	$11,871,000	$14,202,000
Less: accumulated depreciation, including capital lease amortization of $447,000 (2001) and $802,000 (2002)	2,462,000	5,174,000

Property and equipment, net	$9,409,000	$9,028,000

Included in property and equipment is equipment purchases under capital leases totaling $1,391,000 in 2001 and 2002. Depreciation expense totaled $903,000, $1,468,000, and $2,712,000 for 2000, 2001, and 2002, respectively.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

7. Accrued Liabilities:

Accrued liabilities are comprised of the following:

	December 31,
	2001	2002
Sales and payroll taxes	$57,000	$277,000
Accrued vacation and payroll	914,000	959,000
Accrued bonuses		900,000
Accrued professional fees	43,000	135,000
Severance	198,000	16,000
Litigation	100,000	160,000
Other accrued expenses	618,000	511,000

	$1,930,000	$2,958,000

8. Notes Payable:

As of December 31, 2001 and 2002, notes payable comprised of the following:

	December 31,
	2001	2002
Convertible notes payable to Pequot Private Equity Fund II, L.P.; issued February and March 2001; converted June 2001	$—	$—
Convertible notes payable to Pequot Private Equity Fund II, L.P.; issued December 2001; converted July 2002	3,031,000
Other convertible notes payable	100,000	—
Convertible notes payable to various investors; issued January 2002; converted July 2002	—	—
Convertible notes payable to various investors; issued March 2002: converted July 2002	—	—
Notes payable to various individuals bearing interest at 10% per annum and repayable in full on demand	50,000	50,000
Note payable to vendor net of discount of $74,000. The note bore interest at a rate of prime +1% (5.75% at December 31, 2001). Note was payable in monthly installments of $100,000 beginning July 2002.	500,000	—
Vendor financing notes payable	215,000	—

Total notes payable	3,896,000	50,000
Less current portion	3,896,000	50,000

Notes payable, net of current portion	$—	$—

In February 2001 and March 2001, Pequot Private Equity Fund II, L.P. (“Pequot”) advanced the Company an aggregate of $10,000,000 from the issuance of $10,150,000 of promissory notes that were convertible into Series A-1 Convertible Preferred Stock. The promissory notes bore interest at a rate of seven percent (7%) per annum. On June 5, 2001, the promissory notes and accrued interest and a previously issued Series A Preferred Stock were converted to 203,113 shares of Series A-1 Preferred Stock with a conversion price of $0.48237 per common share. The Company recorded as additional interest expense a non-cash charge of $445,000 for a contingent beneficial conversion feature (“BCF”) relating to the March 2001 note. The BCF was computed based on the difference between the effective conversion price per share and the fair value of the common stock on the

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

commitment date of the March 30, 2001 note, multiplied by the most beneficial number of shares into which the promissory note was convertible. On June 5, 2001, to induce Pequot to advance the purchase price of the Series A-1 Convertible Preferred Stock in the form of the promissory notes, the Company agreed to issue to Pequot a warrant to purchase up to 5,000 shares of the Series A-1 Convertible Preferred Stock at an initial purchase price of $100 per share. In accordance with Accounting Principles Board (APB) Opinion No. 14 “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants”, the relative fair value of the warrants of $250,000 was recorded as additional debt issuance costs in the second quarter of 2001.

In December 2001, the Company issued, to Pequot, a $3,500,000 promissory note and a warrant to purchase 1,117,497 shares of common stock at an exercise price of $1.044 per share. The promissory note bore interest at a rate of eight percent (8%) per annum and, if not previously converted into common stock, was due and payable on December 20, 2002. The note and accrued interest were converted on approval by the shareholders in July 2002 into 6,922,399 shares of common stock. The conversion price was the lower of (a) $0.783 or (b) 90% of the 10-day average closing bid price of the Company’s common stock prior to the date the Company received approval from its stockholders for the transaction ($0.5292). In connection with the conversion of this note, the Company issued to Pequot a warrant to purchase an additional 223,499 shares of common stock at an exercise price of $1.044 per share. On August 5, 2002, the Company issued to Pequot a warrant to purchase an additional 52,275 shares of common stock at an initial exercise price of $1.044 per share, in satisfaction of the Company’s obligations under the Registration Rights Agreement, dated as of December 20, 2001, between the Company and Pequot. The warrants expire on December 20, 2005. The Company recorded legal expenses of the offering of approximately $40,000 as a discount to the note.

In January 2002, the Company issued, to various unaffiliated investors, 8% Convertible Promissory Notes due January 17, 2003 in the aggregate principal amount of $4,651,000 and four year warrants to purchase up to an aggregate of 1,782,176 shares of common stock at an initial exercise price of $1.044 per share. These notes and accrued interest automatically converted into 9,143,181 shares of common stock at the conversion price of $0.5292 on approval of the shareholders on July 18, 2002.

In March 2002, the Company issued, to various unaffiliated investors, 8% Convertible Promissory Notes due December 20, 2002 in the aggregate principal amount of $6,075,000 ($5,700,000 in proceeds net of issuance costs) and five year warrants to purchase up to an aggregate of 2,144,118 shares of our common stock at an initial exercise price of $1.044 per share. The Company also issued warrants to purchase 714,706 shares of common stock at an exercise price of $0.85 per share to the principals of the offering placement agent. These notes and accrued interest automatically converted into 11,798,470 shares of common stock on approval of the shareholders on July 18, 2002. In July 2002, the Company issued additional warrants to purchase 142,464 shares of common stock at an exercise price of $1.044 per share to the investors in the convertible notes payable.

In accordance with APB Opinion No. 14, the Company allocated the relative fair value of the warrants issued in conjunction with the December, January and March notes (the “Notes”) of $452,000 and $730,000 and, $892,000, respectively as a discount on the notes payable. Warrants issued to the placement agent had a fair value of $315,000. The discounts were recorded as interest expense over the terms of the notes. During 2001 and 2002, the Company recorded $14,000 and $2,375,000 as additional interest expense.

In July 2002, upon the conversion of the 8% Convertible Promissory Notes with an aggregate principal amount of $14,226,000, the Company recorded as additional interest expense a non-cash charge of $11,749,000 for a beneficial conversion feature (BCF) relating to the Notes. The BCF was computed based on the difference between the effective conversion price per share and the fair value of the common stock on the commitment date, multiplied by the number of shares into which the promissory notes were convertible, limited to the amount of proceeds allocated to the notes at the commitment date.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The terms of a note payable to a vendor, with a carrying value of $500,000 at December 31, 2001, provided that in the event that the Company closed a financing, as defined, in excess of $10,000,000, the then outstanding balance became due within 90 days after the financing. In connection with the renegotiation of this debt, the Company issued a ten-year warrant to purchase 80,000 shares of common stock at an exercise price of $0.01 per share. The Company recorded the fair value of the warrants of $74,000 as a discount to the note payable. During the year ended December 31, 2002, the Company obtained financing in excess of $10,000,000, and entered into an agreement to settle the note payable for $525,000. The settlement agreement resulted in a gain of $61,000 which was recorded in the accompanying statement of operations during the year ended December 31, 2002.

9. Bank Debt:

In September 2001, the Company entered into a loan and security agreement (“Loan Agreement”) with a bank. On March 27, 2002 the company’s Loan Agreement with the bank was renewed through March 26, 2003 by Waiver and Amendment Number One. On August 7, 2002 the Loan Agreement was amended to provide a total credit extension of up to $1 million by Waiver and Amendment Number Two. The Loan Agreement was amended again on January 22, 2003 to retroactively reduce the restricted cash requirement to $550,000 at December 31, 2002 by Waiver and Amendment Number Three. Borrowings under this line at December 31, 2002 totaled $1,162,000 and bore interest at prime plus 2.5%, (6.75% at December 31, 2002). At various times throughout the year the Company was in violation of certain of its loan covenants related to minimum EBITDA and Debt/Tangible Net Worth, all violations of which the banked waived. As of December 31, 2002, the line was fully utilized.

The Company was in compliance with or had received a bank waiver of covenants at December 31, 2002.

On March 18, 2003, the loan was renewed and expanded to a $2.5 million Revolving Loan Facility. Availability under the Facility will be limited to an advance formula of up to 100% on the first $1.5 million of availability and 85% of eligible accounts receivable for amounts advanced in excess of $1.5 million up to $2.5 million. The Facility matures on April 30, 2004. The Facility is collateralized by all of the personal property of US SEARCH, tangible and intangible. Security will include a $450,000 pledged certificate of deposit, considered restricted cash. The borrowing rate is prime plus 1.50% on the first $1.5 million and prime plus 2.50% on amount above $1.5 million up to $2.5 million. The bank will receive a 7-year warrant to purchase common stock at a price per share exercise price equal to the closing price of such common stock on the date of consummation of the merger such that the product of such number of shares multiplied by such exercise price equals $25,000. The company will have to meet certain operating performance, minimum EBITDA and Debt/Tangible Net Worth covenants on a monthly basis.

In connection with the Loan Agreement, during 2001, the Company issued the bank a warrant to purchase 3,750 shares of the Company’s Series A-1 Convertible Preferred Stock with an exercise price of $100 per share. On conversion of the Series A-1 Convertible Preferred Stock to common stock in July 2002, the bank warrant converted to a warrant to purchase 777,412 shares of the Company’s common stock at a price of $0.48237 per share. The warrant expires on September 12, 2008.

During 2001, in connection with a forbearance agreement, the Company also issued the bank a warrant to purchase 121,328 shares of the Company’s common stock with an exercise price of $0.783 per share. As a result of the issuance of the warrant, the Company recorded a non-cash charge of $89,000 which is included in interest expense for 2001. The warrant expires on December 28, 2008.

In connection with an amendment to the loan and security agreement in April 2002, the Company agreed to issue the bank a warrant to purchase 55,487 shares of the Company’s common stock at an exercise price of $0.85 per share. The warrant expires on March 14, 2007. As a result of the issuance of the warrant, the Company recorded a non-cash charge of $48,000, which is included in debt issuance costs for the period ended December 31, 2002.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

As a result of the issuance of warrants, the Company recorded debt issuance costs of $4.1 million and $48,000 during 2001 and 2002, respectfully, which are being amortized over the life of the facility. For the years ended December 31, 2001 and 2002, debt issuance costs of $367,000 and $655,000, respectfully, were amortized.

10. Acquisition of Professional Resource Screening, Inc.:

On December 28, 2001, the Company acquired 100% of the securities of PRSI, a privately held background screening company. The acquisition was accounted for under the purchase method of accounting. The purchase price of $14,353,000 consisted of the present value of future installment obligations made to the selling shareholders, common stock and advances made to PRSI. The PRSI Merger Agreement (the “PRSI Merger Agreement”) also provided for an earn out whereby the selling shareholders of PRSI may be eligible for up to $1,500,000 in additional consideration after meeting certain profitability and revenue targets during the fiscal years 2002, 2003, and 2004. For the fiscal year ended December 31, 2002, the revenue and profitability targets were not met and, consequently, no amounts have been recorded for the earn out contingency.

In accordance with the PRSI Merger Agreement, on December 28, 2001, the Company issued 8,148,148 shares of common stock to the selling shareholders. The Company was also required to issue additional stock consideration on January 30, 2002, in the event that the Company’s share price was below $1.35. On January 31, 2002, the Company issued an additional 651,852 shares of common stock. The fair value of the stock consideration of $11,000,000 was determined in accordance with EITF 97-15 “Accounting for Contingency Arrangements Based on Security Prices in a Purchase Business Combination” based on an amount equal to the lower of the target value of $11,000,000 and the maximum number of shares that could have been issued multiplied by the fair value per share at the date of acquisition. A total of 2,050,587 of the 8,148,148 shares issued on December 28, 2001, and all of the 651,852 shares issued on January 31, 2002 were placed into escrow pending finalization of the revenue contingency discussed below.

At December 28, 2001, the purchase price of $14,353,000 was reduced by the portion of the stock consideration that was considered to be conditionally issued pending the outcome of a revenue contingency. The PRSI Merger Agreement provided that in the event PRSI fiscal year 2002 net revenues, as defined, were less than $9,000,000, the selling shareholders would be required to return $500,000 plus any shortfall in revenues below $9,000,000 in cash or company stock. In accordance with SFAS No. 141, the Company did not record $4,500,000 of the purchase price representing that portion of the purchase price which was deemed contingent. As of December 28, 2001, management determined that achieving a revenue threshold above $5,000,000 could not be determined beyond a reasonable doubt, as specified in SFAS No. 141. During the year ended December 31, 2002, PRSI achieved the $9,000,000 revenue threshold, as defined, and, upon the resolution of this contingency, the Company increased goodwill by $4,500,000.

During the year ended December 31, 2002, the Company also recorded additional goodwill of $381,000 to reflect adjustments to the fair values of assets acquired and liabilities assumed in connection with PRSI acquisition and additional purchase costs. No goodwill from the acquisition of PRSI is deductible for tax purposes.

As discussed in Note 16, on February 28, 2003 the Company and Professional Resource Screening agreed to amend the PRSI Merger Agreement to, among other things, eliminate the $1,500,000 earn out contingency and release all amounts held in escrow at December 31, 2002 to the selling shareholders.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The purchase price was determined as follows at December 28, 2001:

Fair value of US Search common stock	$11,000,000
Installment payments (principal of $3,000,000 less imputed interest of $444,000)	2,556,000
Cash advances from US Search to PRSI in the form of notes payable	470,000
Acquisition-related costs	327,000

Purchase price	14,353,000
Less, contingent portion of purchase consideration	(4,500,000)

Net purchase price recorded at closing	$9,853,000

The fair value of assets and liabilities assumed was as follows:

Current assets	$664,000
Property and equipment	577,000
Other assets	80,000
Current liabilities	(2,920,000)
Non-current liabilities	(156,000)
Intangible assets	2,960,000
Goodwill	8,648,000

Net purchase price	$9,853,000

Identifiable intangible assets are comprised of customer lists of $2,900,000 and a covenant not to compete of $60,000, which are being amortized on a straight-line basis over a 10 and 3-year period, respectively. Amortization expense for the year ended December 31, 2002 was $310,000. The expected aggregate amortization of unamortized intangible assets is $310,000 (2003), $310,000 (2004), $290,000 (2005), $290,000 (2006) $290,000 (2007) and $1,160,000 thereafter.

In connection with the PRSI Merger Agreement, the Company will make installment payments totaling $3,000,000. The installment obligations of $3,000,000 bear no interest, and was discounted by $444,000. Principal reductions of approximately $930,000 were made during 2002, and the remaining installment obligations mature as follows:

Years Ending December 31,
2003	$550,000
2004	1,520,000

Total	2,070,000
Less amount representing interest	(226,000)

1,844,000
Less current portion	474,000

Non-current portion	$1,370,000

Installment obligations of $1,520,000 may be accelerated in the event of PRSI achieving certain profitability and cash flow milestones.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The results of operations of PRSI have been included in the Company’s consolidated results from the acquisition date, which for administrative purposes was as of December 31, 2001. The following unaudited pro forma information presents a summary of the consolidated results of the Company and PRSI had the acquisition occurred on January 1, 2001:

2001
Net revenues	$26,382
Net loss	$(12,910)
Net loss attributable to common stockholders	$(25,888)
Loss per share attributable to common stockholders	$(0.96)

These unaudited pro forma results have been prepared for comparative purposes only and include material adjustments, such as amortization of identifiable intangible assets and interest on installment obligations. The results do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect on January 1, 2001, or of future results of operations of the consolidated company.

11. Related-Party Transactions:

As discussed in Note 10, in accordance with the terms of the Merger Agreement, on December 28, 2001, the Company issued 8,148,148 shares of common stock to the former shareholders of PRSI. Pursuant to the terms of the Merger Agreement, on January 31, 2002 the Company issued an additional 651,852 shares of common stock to the former shareholders of PRSI.

As discussed in Note 10, in connection with the acquisition of PRSI, the Company recorded discounted acquisition obligations of $2,556,000, representing the present value of future installment obligations to be made to the selling shareholders. During the year ended December 31, 2002, the Company made installment payments of $930,000 to the former shareholders of PRSI. Following the merger, the selling shareholders became employees of the Company.

A member of the Board of Directors of the Company is Managing Director of Pequot Capital Management, the investment manager of Pequot Private Equity Fund II, L.P. (“Pequot”), a significant stockholder of the Company’s outstanding common stock.

As discussed in Note 8, on July 18, 2002, Pequot, the holder of the 203,113 shares of Series A-1 Convertible Preferred Stock, elected to convert all of its Series A-1 Convertible Preferred Stock into common stock. The conversion price of the Series A-1 Convertible Preferred Stock was $0.48237 per share, which resulted in the issuance of an aggregate of 42,107,303 shares of common stock upon conversion of the Series A-1 Convertible Preferred Stock.

As discussed in Note 8, on December 20, 2001, the Company sold to Pequot for $3,500,000 an 8% Convertible Promissory Note due December 20, 2002 in the principal amount of $3,500,000, and a four year warrant to purchase up to an aggregate of 1,117,497 shares of common stock at an initial exercise price of $1.044 per share. On July 18, 2002, these notes automatically converted into common stock pursuant to the terms of the underlying agreement. The conversion price of these notes was $0.5292 per share, which resulted in the issuance of an aggregate 6,922,399 shares of common stock upon conversion of these notes and the related accrued interest. In connection with the conversion of the 8% Convertible Promissory Note, on July 18, 2002, the Company issued to Pequot a warrant to purchase an additional 223,499 shares of common stock at an initial exercise price of $1.044 per share.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

On August 5, 2002, the Company issued to Pequot a warrant to purchase an additional 52,275 shares of common stock at an initial exercise price of $1.044 per share, in satisfaction of the Company’s obligations under the Registration Rights Agreement, dated as of December 20, 2001, between the Company and Pequot.

A director of the Company is a partner at a law firm that provides legal services to the Company. The Company incurred legal fees of $351,000, $301,000 and $1,090,000 to the law firm during the years ended December 31, 2000, 2001, and 2002, respectively. As of December 31, 2001 and 2002, liabilities of $459,000 and $819,000, respectively, are due to the law firm.

A director of the Company was the Executive Vice President of an internet search provider which provided advertising services to the Company. During the years ended December 31, 2001 and 2002, the Company incurred $12,000 and $291,000, respectively, in costs to the internet search provider. As of December 31, 2001 and 2002, no amounts were due to this entity

A director of the Company is a partner at a consulting firm that provides consulting services to the Company. During the year ended December 31, 2002, the Company incurred costs of $138,000 for consulting services from this consulting firm. As of December 31, 2002, $138,000 was due to this consulting firm.

An executive vice president of the Company is on the Board of Advisors of a web traffic monitoring service, and is the owner of 20,000 options to purchase stock at an exercise price of $0.90 per share in this entity. During the year ended December 31, 2002, the Company incurred costs of $4,200 to this entity for web traffic monitoring services. At December 31, 2002, liabilities of $4,200 are due to this entity.

12. Commitments and Contingencies:

Operating and Capital Lease Commitments

The Company leases its Los Angeles, California headquarters under an operating lease that expires November 30, 2004, if not renewed. The Company has an option to renew the lease for a term of 60 months. The Company also leases office space in Northern California, where PRSI is located. The lease expires October 31, 2005. The Company has operating lease agreements for other office equipment. The Company also has entered into capital lease agreements for their telephone system and other office and computer equipment.

Rent expense pertaining to all operating leases for the years ended December 31, 2000, and 2001 and 2002 was approximately $937,000, $1,050,000, and $1,600,000, respectively.

The future minimum lease payments under capital leases and noncancellable operating leases at December 31, 2002, are as follows:

Years Ending December 31,	Capital Leases	Operating Leases
2003	$148,000	$1,540,000
2004	25,000	1,484,000
2005	4,000	392,000

Total minimum obligations	177,000	$3,416,000

Less interest	(25,000)

Present value of minimum obligations	152,000
Less current portion	125,000

Non-current obligations at December 31, 2002	$27,000

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Employment Agreements

The Company has entered into employment agreements with certain key management. The agreements provide for base salaries ranging from $100,000 to $400,000, eligibility for options, performance bonuses and severance payments. In the year ended December 31, 2001, in connection with the termination of a key executive, the Company modified the terms of an option agreement. In connection with the modification, the Company recorded a non-cash charge of $68,000 in the accompanying statement of operations during 2001.

Pursuant to the terms of the employment agreements, for the year ended December 31, 2002, the Company accrued performance bonuses of $900,000 for certain executives.

Strategic Alliance Commitments

The Company has several cancelable and non-cancelable distribution and marketing agreements with various Internet companies. Terms of these agreements provide for varying levels of exclusivity and minimum and maximum fees payable based on the number of banners, buttons and text links displayed on affiliate web sites. The Company’s minimum non-cancelable payments under these agreements is $3,300,000 for the year ending December 31, 2003 and $550,000 for the year ending December 31, 2004.

Purchase Commitments

The Company has entered into an agreement with a supplier of online public record data. The minimum non-cancelable payments under this agreement are $690,000 in 2003. In connection with this agreement, the Company issued a five-year warrant to purchase 250,000 shares of common stock at an exercise price of $0.84 per share.

Litigation

In May 2001, ChoicePoint, Inc., the successor entity to DBT Online, Inc., our former data supplier, served the Company with a complaint filed in Palm Beach County, Florida alleging breach of contract, fraudulent misrepresentation, unjust enrichment, quantum meruit and breach of the implied covenant of good faith and fair dealing. ChoicePoint sought approximately $1.5 million relating to disputed invoices, as well as interest and attorneys’ fees. The Company removed this action to the United States District Court for the Southern District of Florida. The United States District Court for the Southern District of Florida ordered the matter to arbitration. In arbitration the Company alleged that ChoicePoint breached the contract by providing inferior data. The arbitration was concluded in April 2002 and in June 2002 the arbitrator found that ChoicePoint had provided inferior data and awarded the Company a credit of $297,671 to be deducted from invoices of $1,418,731. ChoicePoint filed a motion to confirm the Arbitration Award and the Company filed a motion to modify and correct the Arbitration Award to provide additional credits because of a calculation error by the Arbitrator. The Company is awaiting rulings on these motions. The Company has paid ChoicePoint $300,000 of the award. At December 31, 2002 the Company has approximately $780,000 accrued for this liability in accounts payable.

On June 25, 2002, a complaint seeking $434,000 in damages was filed against Professional Resource Screening, Inc. in Superior Court of California, county of Contra Costa, styled Wood Warren & Co. v. Professional Resource Screening, Inc., No. C02-01816, alleging breach of an oral agreement relating to fees for investment banking services in connection with the merger of Professional Resource Screening and US SEARCH, negligent misrepresentation, promissory estoppel, equitable estoppel and quantum meruit. Plaintiff Wood Warren admits that there was no written contract for investment banking services between Wood Warren and Professional Resource Screening in effect at the time of the merger. Professional Resource Screening denies that there was any oral agreement. Although it is too early to predict the outcome, the Company believes it has meritorious defenses to plaintiff’s claims.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

From time to time, the Company has been party to other litigation and administrative proceedings relating to claims arising in the normal course of business. Management believes that the resolution of these matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

13. Capitalization:

Preferred Stock

The board of directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock, $0.001 par value, in one or more series and to fix the powers, preferences, rights and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of the series.

Series A Preferred Stock

On September 7, 2000, the Company issued 100,000 shares of Series A mandatorily redeemable preferred stock (“Series A Preferred Stock”), stated value $100 per share, and warrants to purchase 75,000 of Series A Preferred Stock to an investor for gross proceeds of $10 million. The warrants were exercisable for $100 per share at any time from the date of issuance through September 2005. The investor was also required to purchase in a second tranche an additional 100,000 shares of Series A Preferred Stock for $100 per share in the event the Company met certain performance metrics and other requirements. In February and March 2001, the net proceeds of the second tranche totaling $10 million were received by the Company in the form of convertible notes payable. The notes were converted into Series A-1 convertible preferred stock in June 2001 as discussed below.

In connection with the offering the Company incurred legal, accounting and other offering expenses of approximately $537,000. The net proceeds of the offering of $9,463,000 were allocated, based on an estimated relative fair value, between the issuance of Series A Preferred Stock ($5,911,000) and the warrants and right to invest in the second tranche ($3,552,000). The amount ascribed to the warrants and the right to invest in the second tranche was accreted to the carrying value of the Series A Preferred Stock over the redemption period. Accretion for the period from issuance to December 31, 2000 and for the year ended December 31, 2001 was approximately $156,000 and $203,000, respectively.

During the third quarter ended September 30, 2000, the Company recorded a non-cash charge to the net loss attributable to common stockholders of $1,029,000 relating to a beneficial conversion feature (“BCF”). The beneficial conversion feature was computed based on the difference between the fair market value of the stock on the date of close of the agreement ($1.875 on September 9, 2000) and the conversion price of $1.70, multiplied by the number of shares into which the preferred stock is convertible.

During the fourth quarter of 2000, the EITF issued EITF Abstract No. 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments” which included guidance on the computation of BCFs. Pursuant to EITF 00-27, the Company was required to record as a cumulative adjustment in the fourth quarter an additional BCF of $3,754,000 as a charge to net loss attributable to common stockholders for a change in the accounting for the computation of BCFs. Under the revised guidance of EITF 00-27, the BCF was computed based on the difference between the fair market value of the stock on the date of close and the effective conversion price multiplied by the most beneficial number of common shares into which the Series A Preferred Stock is convertible. The effective conversion price is determined by dividing the relative fair value allocated to the Series A Convertible Preferred Stock by the most beneficial number of shares on the closing date of the preferred stock that the preferred stock was convertible into.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Series A-1 Convertible Preferred Stock

On June 5, 2001 the Company issued 203,113 shares of the Company’s newly issued Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred”) and a warrant to purchase an additional 5,000 shares of Series A-1 Preferred (the “Series A-1 Warrant”). The Series A-1 Preferred and the Series A-1 Warrant (collectively, the “Securities”) were issued pursuant to a Preferred Stock Exchange and Purchase Agreement by and between the Company and Pequot (the “Agreement”). The Series A-1 Convertible Preferred Stock had a stated value of $100 per share, a par value of $0.001 per share and was convertible into common stock of the Company at $0.48237 per share of common stock.

Pursuant to the Agreement, Pequot exchanged all of the outstanding shares of Series A Preferred Stock it purchased in September 2000, delivered to the Company for cancellation the Series A Warrant to purchase up to 75,000 additional shares of Series A Preferred Stock that was issued in connection with the September transaction, and converted two promissory notes bearing interest at an annual rate of 7% in the aggregate amount of $10.150 million for 203,113 shares of Series A-1 Preferred.

As a result of the exchange of the Series A Preferred Stock for the Series A-1 Preferred Stock, the Company recorded in the second quarter ended June 30, 2001, a deemed dividend on the exchange of $12.6 million, representing the excess of the fair value of the Series A-1 Preferred over the carrying value of the Series A Preferred Stock, the cancelled the Series A warrants and a portion of the beneficial conversion feature recorded in September 2000.

The Series A-1 Preferred were subject to certain non-cumulative dividend preferences through September 7, 2003 and cumulative dividend preferences after September 7, 2003, certain liquidation preferences, optional redemption rights, voting rights, approval rights and preemptive rights.

On July 18, 2002, Pequot, the holder of all 203,113 shares of Series A-1 Convertible Preferred Stock outstanding on that date, elected to convert all of its Series of A-1 Convertible Preferred Stock into 42,107,303 shares of common stock.

Stock Incentive Plans

The Company has three stock-based option and incentive plans in order to attract and retain employees (including officers and employee directors), directors and independent contractors, and consultants to the Company. An aggregate of 26,818,023 shares of common stock, subject to adjustment for stock splits, stock dividends and similar events, has been authorized for issuance upon exercise of options, stock appreciation rights (“SARs”), restricted stock awards (“restricted awards”), and performance share awards (“performance awards”).

The Plans provide for the issuance of nonqualified and incentive stock options to employees, (including officers and employee directors), directors and independent contractors, and consultants to the Company. Incentive stock options may not be granted at less than 100% of the fair market value of the Company’s common stock on the date of grant (110% if granted to an employee who owns 10% or more of the common stock). Options vest in accordance with the award agreement and generally expire 10 years after the award date (5 years if granted to an employee who owns 10% or more of the common stock).

The Plans provide for the issuance of SARs concurrently or independently with the grant of options. SARs granted concurrently with an option vest according to the option terms. SARs granted independently of any option vest according to the award agreement.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Plans provide for the issuance of restricted awards or performance awards. Participants of restricted awards are entitled to receive dividends and vote whether or not vested. Restricted awards are nontransferable until vested and the terms of the restricted awards are determined on the grant date. The terms of performance awards are determined at the date of grant.

In the event a holder of an option, SAR, restricted award, or performance award ceases to be employed by the Company: all unvested options and SARs are forfeited, all vested options and SARs may be exercised within a period not to exceed 12 months, all vested SARs granted independently of options are exercisable in accordance with the award agreement, all unvested restricted and performance awards are forfeited, and all vested restricted and performance awards are exercisable in accordance with the award agreement. No SARs or restricted stock were granted as of December 31, 2002 and 2001.

A summary of the changes in the Company’s stock options for the three years ended December 31, 2002 is presented below:

	Shares	Weighted-Average Exercise Price
Outstanding at December 31, 1999	1,699,873	5.19
Granted	7,868,735	3.08
Exercised	(516,600)	3.10
Forfeited	(962,050)	5.01

Outstanding at December 31, 2000	8,089,958	3.30
Granted	12,039,692	0.72
Exercised	(96,666)	0.47
Forfeited	(3,021,081)	1.45

Outstanding at December 31, 2001	17,011,903	1.78
Granted	4,361,778	0.98
Exercised	(212,451)	0.39
Forfeited	(1,340,885)	1.07

Outstanding at December 31, 2002	19,820,345	1.68
Options exercisable at December 31, 2002	8,681,698	1.97
Options exercisable at December 31, 2001	4,733,166	2.43
Options exercisable at December 31, 2000	1,526,746	3.94
Options available for future grant	6,997,688

The following table summarizes information about stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable
Range of exercise prices	Number Outstanding	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Number Outstanding	Weighted- Average Exercise Price
Under $3.00	17,835,205	8.6	$1.00	7,591,771	$1.17
$3.00-5.00	253,592	6.9	3.82	215,741	3.85
$5.00-10.00	1,731,548	7.1	8.41	874,186	8.41

	19,820,345	8.4	$1.68	8,681,698	$1.97

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fair Value Disclosures

The Company has elected to account for its employee stock options in accordance with APB No. 25. The impact of accounting for its employee stock options using the fair value methodology prescribed by SFAS No. 123 is disclosed in Note 3. The fair value of the options were determined using the Black-Scholes option pricing model with the following assumptions: expected volatility of 80%, risk free interest rate ranges of 4.3% to 4.86%, expected life of 3.5 years and no expected dividend yield. The weighted average fair value of options granted in 2000, 2001 and 2002 was $1.83, $0.38 and $0.61 per share.

Warrants

The following warrants to purchase common stock are outstanding at December 31, 2002:

Description	Number	Exercise Price Per Share	Expiration Date
Vendor warrants	1,967,143	$0.01	September 2010 to December 2011
Pequot warrants	1,036,549	$0.48237	June 2011
Pequot warrants	1,393,271	$1.044	December 2005
Bank warrants	55,487	$0.85	March 2007
Bank warrants	121,328	$0.783	December 2008
Bank warrants	777,412	$0.48237	September 2008
Vendor warrants	250,000	$0.84	October 2006
Investor warrants	2,165,558	$1.044	March 2007
Investor warrants	1,850,565	$1.044	January 2006
Vendor warrants	75,000	$1.175	February 2007
Placement agent warrants	714,706	$0.85	March 2007

	10,407,019

14. Income Taxes:

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s deferred taxes consisted of the following at December 31, 2001 and 2002:

	December 31,
	2001	2002
Deferred tax assets:
Net operating loss carryforwards	$24,565,000	$27,044,000
Allowance for doubtful accounts	—	29,000
Accrued liabilities	143,000	170,000
Accrued bonuses	—	359,000
Vacation accrual	122,000	171,000

Total deferred tax assets	24,830,000	27,773,000
Less, Valuation allowance	(23,231,000)	(26,375,000)

Net deferred tax assets	1,599,000	1,398,000

Deferred tax liabilities:
Depreciation and amortization	(1,599,000)	(1,398,000)

Net deferred tax liabilities	(1,599,000)	(1,398,000)

Net deferred tax	$—	$—

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Based upon the level of historical losses and projections of future taxable income over the periods in which the deferred tax assets are deductible, a full valuation allowance has been provided, as management believes that it is more likely than not based upon available evidence that the deferred tax assets will not be realized.

As of December 31, 2002 the Company had federal and state net operating loss carryforwards of approximately $72.8 million and $39.2 million, respectively. The federal net operating loss carryforwards will begin to expire in 2017, and the state net operating loss carryforwards will begin to expire in 2003. The Company’s ability to utilize net operating loss carryforwards may be limited in the event that a change in ownership, as defined in the Internal Revenue Code, occurs in the future.

The Company’s effective tax rate for the years ended December 31, 2000, 2001, and 2002 differ from the statutory federal income tax rate as follows:

	2000	2001	2002
Tax provision at the statutory rate	(34.0)%	(34.0)%	(34.0)%
State taxes, net of federal benefit	(2.8)%	(2.4)%	(1.1)%
Change in valuation allowance	34.7%	29.1%	13.0%
Stock Options and warrants	2.1%	7.3%	22.1%

	—	—	—

15. Supplemental Cash Flow Disclosure:

Supplemental cash flow disclosure is comprised of:

	2000	2001	2002
Cash paid during the year for:
Interest	$108,000	$68,000	$122,000
Income taxes	1,000	1,000	51,000
Non-cash investing and financing activities:
Conversion of notes payable to convertible preferred stock	—	10,000,000	—
Issuance of warrants to bank and vendor	—	1,189,000	228,000
Issuance of warrants in connection with convertible notes payable and Series A-1 preferred stock	—	702,000	1,937,000
Inception of capital leases	596,000	—	—
Conversion of trade payable to Note payable	971,000	451,000	—
Conversion of notes payable and accrued interest to common stock	—	—	14,746,000
Beneficial conversion feature	—	445,000	11,749,000
Goodwill recorded on resolution of purchase price contingencies	—	—	4,500,000

16. Subsequent Events:

On March 18, 2003, the Company’s bank agreement (see Note 9) was renewed and expanded to a $2.5 million Revolving Loan Facility. Availability under the Facility will be limited to an advance formula of up to

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

100% on the first $1.5 million of availability and 85% of eligible accounts receivable for amounts advanced in excess of $1.5 million up to $2.5 million. The Facility matures on April 30, 2004. The Facility is collateralized by all of the personal property of US SEARCH, tangible and intangible. Security will include a $450,000 pledged certificate of deposit, considered restricted cash. The borrowing rate is prime plus 1.50% on the first $1.5 million and prime plus 2.50% on amounts above $1.5 million up to $2.5 million. The bank will receive a 7-year warrant to purchase common stock at a price per share exercise price equal to the closing price of such common stock on the date of consummation of the Company’s merger with the First American Corporation (see Note 18) such that the product of such number of shares multiplied by such exercise price equals $25,000. The Company will have to meet certain operating performance, minimum EBITDA and Debt/Tangible Net Worth covenants on a monthly basis. Borrowings under the facility are guaranteed by Pequot for up to $1,500,000 of the obligation.

As discussed in Note 10, on February 28, 2003, the Company and the selling shareholders agreed to amend the terms of the PRSI Merger Agreement. Based on the amended PRSI Merger Agreement, the Company has agreed to forego any demands on the selling shareholders for purchase price adjustments, and to allow the escrow properties to be distributed to the selling shareholders. In consideration for the Company forfeiting its rights to purchase price adjustments, the selling shareholders agreed to forfeit their rights to future potential earn outs as originally provided in the PRSI Merger Agreement.

On March 31, 2003, US SEARCH received a written notice from The First American Corporation, which alleged that US SEARCH had breached the merger agreement. The notice of breach concerned US SEARCH’s award of bonuses to certain executive officers of US SEARCH for services performed in 2002. Representatives of US SEARCH and First American discussed the concerns raised in First American’s notice and reached agreement as to how and when such bonuses will be paid during the pendency of the merger agreement. On April 1, 2003, US SEARCH and First American entered into a letter agreement relating to such bonuses and pursuant to which First American formally withdrew its notice of breach.

Pursuant to the letter agreement, the executives receiving bonuses will be paid their bonuses  1/2 in cash and  1/2 in shares of US SEARCH common stock. The shares of common stock issuable in respect of the stock portion of such bonuses will be issued pursuant to the Company’s 1998 Stock Incentive Plan, as amended, and the number of shares issued will be determined by dividing the amount of the stock portion of such bonuses by the average closing price for US SEARCH common stock for the five trading days prior to and ending March 31, 2003. The cash and stock portions of such bonuses will be paid shortly following the date on which US SEARCH mails its proxy statement related to the merger agreement to US SEARCH stockholders.

17. Segment Information:

The Company’s management reporting structure provided for only one segment in 2000 and 2001, and accordingly, information for one segment, consumer-focused services, is presented for 2000 and 2001. Due to the acquisition of PRSI on December 28, 2001, the Company adopted a management reporting structure that provides for two segments in 2002: large business services and consumer-focused services, and accordingly, has presented segment information for the Company’s two segments.

Large Business Services. Through this segment, the Company provides large businesses, government agencies and other large employers with a variety of employment screening, background check and risk mitigation products and services via an online, web-based system that enables instant ordering and prompt delivery of results. The Company’s employment screening products include social security number traces, federal and state felony and misdemeanor record searches, employment and education verification, and credit histories. The Company also provides character reference checks and drug screening via third party providers. In addition, the Company offers a Management Services program that provides customers with an outsourced

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

solution to background investigations, which includes analysis of developed investigation data, management of Fair Credit Reporting Act communications, legal compliance, and direct applicant contact.

Consumer-Focused Services. Through this segment, the Company provides consumer clients and small and medium sized businesses with a single, comprehensive access point to a broad range of information to assist them in locating individuals or to learn more information about people in their lives or with whom they do business. The consumer clients can obtain public information including addresses, aliases, phone numbers, property ownership, court records, professional license verification, corporate affiliations and death record information. The Company also offers nanny and contractor background check services for consumers and employment screening for small businesses.

Segment information is presented in accordance with SFAS 131, Disclosures about Segments of an Enterprise and Related Information. This standard is based on a management approach, which requires segmentation based upon the Company’s internal organization and disclosure of revenue and operating results based upon internal accounting methods. The Company’s financial reporting systems present various data for management to run the business, including internal operating profit and loss statements prepared on a basis not necessarily in conformity with U.S. generally accepted accounting principles. The company uses shared-resources, including its IT infrastructure, for both segments. Therefore, a considerable amount of cost is shared by both of the company’s segments. These costs represent support functions such as Accounting and Finance, Legal, Human Resources, and other personnel and operating costs. For internal profit and loss statements, shared expenses are recorded on the financial statements of the consumer-focused services segment, and are not allocated to the large business segment. In addition, intercompany revenues and expenses are not recorded for internal management reporting. The consumer focused services segment also includes all IT development costs used by both segments.

Management evaluates segment performance based on segment operating profit or loss. Selected financial information about the Company’s operations by segment for the year ended December 31, 2002 is as follows:

December 31, 2002	Consumer-focused Services	Large Business Services	Consolidated
Revenue	$21,479,000	$8,862,000	$30,341,000
Operating Loss	6,893,000	924,000	7,817,000
Depreciation and Amortization	2,262,000	777,000	3,039,000
Interest Expense	16,160,000	52,000	16,212,000
Interest Income	68,000	—	68,000
Total Assets, all in USA	30,563,000	736,000	31,299,000
Goodwill	—	13,529,000	13,529,000
Identifiable Intangibles	—	2,650,000	2,650,000
Total expenditures on long lived assets	2,259,000	89,000	2,348,000

18. Pending Merger:

The First American Corporation, the nation’s leading diversified provider of business information and related products and services, and US Search have signed a definitive agreement to merge their background screening businesses and form a new company that will apply for listing on the NASDAQ National Market System. The Agreement and Plan of Merger (pending merger agreement) dated as of December 13, 2002, sets forth the terms and conditions of the mergers. Among other things, the pending merger agreement restricts the business conduct of the parties before the closing of the merger, contains representations and warranties of the parties to the agreement, prohibits US SEARCH from soliciting competing offers and provides for adjustments of

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

the exchange ratio in certain circumstances. Under certain specified terms in the merger agreement either First American or US Search may terminate the merger agreement, however, the agreement provides for the payment of a termination fee of $2,800,000 by US Search if the merger agreement is terminated for certain reasons. The parties have agreed to pay all of their own expenses relating to the mergers, including the fees and expenses of their financial advisers.

The merger, which will combine US Search’s consumer location and large business background screening services with First American’s Screening Information group, is scheduled to close during the second quarter of 2003. The combination of these businesses will create a new publicly held company that will be named First Advantage Corporation. First Advantage will be approximately 80 percent owned by The First American Corporation, with the remainder owned by the shareholders of US Search.

Completion of the merger is subject to customary closing conditions that include, among other things, receipt of required approvals from a majority of the outstanding shares of US SEARCH common stock, and receipt of required regulatory approvals. Only holders of record of US SEARCH common stock at the close of business on the record date of February 1, 2003 are entitled to vote. The transaction, while expected to close in the first half of calendar year 2003, may not be completed if any of the aforementioned conditions are not satisfied.

Pequot has entered into a voting agreement with First American, pursuant to which Pequot has agreed to vote the Company’s shares of common stock held by it in favor of the merger. Accordingly, approval of the merger by the stockholders of US SEARCH is assured as long as the voting agreement remains in effect and the parties perform their obligations thereunder.

The Subordinated Secured Promissory Note

In connection with the merger agreement, on January 15, 2003, First American loaned the Company $1.4 million pursuant to a subordinated secured promissory note. The note matures on June 30, 2003 and bears interest at a rate equal to the lesser of 10.0% and the prime rate plus 4.75%. If an event of default occurs under the note, all principal and accrued interest will become immediately due and payable and the interest rate will increase to the lesser of 10.0% and the prime rate plus 6.75%.

19. Event (Unaudited) Subsequent to the Date of the Independent Accountant’s Report:

On June 6, 2003, First Advantage Corporation filed a Current Report on Form 8-K reporting its acquisition of the Screening Technology Division of The First American Corporation (the “FAST Division”) and US SEARCH.com Inc.

US SEARCH.COM INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

As of March 31, 2003 and December 31, 2002

	March 31, 2003	December 31, 2002
ASSETS:
Current assets:
Cash and cash equivalents	$899,000	$2,254,000
Restricted cash	475,000	575,000
Accounts receivable, net of allowance for doubtful accounts of $72,000 as of March 31, 2003 and December 31, 2002	1,944,000	1,864,000
Prepaids and other current assets	1,045,000	1,150,000

Total current assets	4,363,000	5,843,000
Property and equipment, net	9,070,000	9,028,000
Goodwill	13,529,000	13,529,000
Intangible assets, net	2,572,000	2,650,000
Other assets	249,000	249,000

Total assets	$29,783,000	$31,299,000

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$5,307,000	$5,604,000
Accrued liabilities	2,352,000	2,958,000
PRSI acquisition obligations, current portion	647,000	474,000
Bank debt, current portion	1,111,000	1,142,000
Notes payable, current portion	1,405,000	50,000
Capital lease obligations, current portion	111,000	125,000

Total current liabilities	10,933,000	10,353,000
PRSI acquisition obligations	1,091,000	1,370,000
Bank debt, net of current portion	—	20,000
Capital lease obligation, net of current portion	14,000	27,000
Other non-current liabilities	5,000	5,000

Total liabilities	12,043,000	11,775,000
Commitments and contingencies (Note 4)
Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; 0 shares issued and outstanding as of March 31, 2003 and December 31, 2002	—	—
Common stock, $0.001 par value; 300,000,000 shares authorized; 97,025,978 and 97,018,716 shares issued and outstanding as of March 31, 2003 and December 31, 2002, respectively	97,000	97,000
Additional paid-in capital	118,048,000	118,021,000
Accumulated deficit	(100,405,000)	(98,594,000)

Total stockholders’ equity	17,740,000	19,524,000

Total liabilities and stockholders’ equity	$29,783,000	$31,299,000

The accompanying notes are an integral part of these consolidated financial statements.

US SEARCH.COM INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

For The Three Months Ended March 31,

	2003	2002
Net revenues	$8,079,000	$6,663,000
Cost of services	2,693,000	1,988,000

Gross profit	5,386,000	4,675,000
Operating expenses:
Selling and marketing	2,766,000	2,782,000
General and administrative	3,430,000	3,031,000
Information technology	769,000	938,000

Total operating expenses	6,965,000	6,751,000

Loss from operations	(1,579,000)	(2,076,000)
Interest expense (includes non-cash charges relating to amortization of debt issuance costs of $171,000 and $886,000 for the three months ended March 31, 2003 and 2002, respectively)	(230,000)	(935,000)
Other income, net	—	15,000

Loss before income taxes	(1,809,000)	(2,996,000)
Provision for income taxes	2,000	2,000

Net loss	(1,811,000)	(2,998,000)
Net loss per share	$(0.02)	$(0.11)

Weighted-average shares outstanding used in per share calculation	97,021,055	26,610,383

The accompanying notes are an integral part of these consolidated financial statements.

US SEARCH.COM INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

For The Three Months Ended March 31,

	2003	2002
Cash flows from operating activities:
Net loss	$(1,811,000)	$(2,998,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	732,,000	830,000
Provision for doubtful accounts		48,000
Non-cash interest expense	171,000	886,000
Change in assets and liabilities:
Accounts receivable	(80,000)	(670,000)
Prepaid and other assets	3,000	(126,000)
Accounts payable and accrued expenses	903,000	(1,912,000)

Net cash used in operating activities	(1,888,000)	(3,942,000)

Cash flows from investing activities:
Purchase of property and equipment	(696,000)	(505,000)
PRSI acquisition costs	—	(158,000)

Net cash used in investing activities	(696,000)	(663,000)

Cash flows from financing activities:
Increase (Decrease) in restricted cash	100,000	(1,250,000)
Repayments of third party notes payable	(45,000)
Repayments of PRSI acquisition obligation	(150,000)	(490,000)
Repayment of bank debt	(51,000)	(234,000)
Repayments of capital lease obligations	(27,000)	(81,000)
Proceeds from notes payable, net	1,400,000	10,233,000
Proceeds from stock option exercises	2,000	—

Net cash provided by financing activities	1,229,000	8,178,000

Net (decrease) increase in cash and cash equivalents	(1,355,000)	3,573,00
Cash at beginning of period	2,254,000	3,148,000

Cash at end of period	$899,000	$6,721,000

Supplemental cash flow disclosure is comprised of:
Cash paid for interest	29,000	—
Non-cash investing and financing activities:
Issuance of warrants in connection with convertible notes payable	—	1,937,000
Issuance of warrants to bank	25,000	—
Issuance of warrants to third parties	—	180,000

The accompanying notes are an integral part of these consolidated financial statements.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS

(unaudited)

1. Organization and Business:

US SEARCH.com Inc. (the “Company”) provides individual reference services and background information about individuals. The Company was formed as a California S Corporation in 1994, and reincorporated as a Delaware corporation in April 1999. On December 28, 2001 the Company acquired all of the outstanding stock of Professional Resource Screening, Inc. (“PRSI”), which provides pre-employment screening services primarily to large corporations, including Fortune 1000 companies in the United States.

Management’s Plans

The accompanying financial statements have been prepared assuming the Company will continue as a going concern and contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. Since inception, the Company has experienced negative cash flows from operations. At March 31, 2003, the Company has cash and cash equivalents of $0.9 million, a working capital deficiency of $6.6 million, an accumulated deficit of $100.4 million and stockholders’ equity of $17.7 million.

In December 2002, the Company entered into an Agreement and Plan of Merger with The First American Corporation (see Note 7).

On March 18, 2003, the Company amended its loan and security agreement with the bank to increase its revolving credit limit (see Note 3).

Based on the Company’s current operating plans, including the consummation of the merger with First American, management believes existing cash resources, including the proceeds available from the amended loan and security agreement and cash forecasted by management to be generated by operations will be sufficient to meet working capital and capital requirements through March 31, 2004. Also, management’s plans to attain profitability and generate additional cash flows include, increasing revenues from large business services and consumer-focused services, focusing on cost reductions and operational efficiencies to be derived from further deployment of the Company’s technologies, and the launch of additional products. There is no assurance that management will be successful with these plans. However, if events and circumstances occur such that the Company does not meet its current operating plan as expected, is unable to raise additional financing, or the merger with The First American Corporation is not consummated, the Company may be required to reduce certain discretionary spending, which could have a material adverse effect on the Company’s ability to achieve its intended business objectives and continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

2. Summary of Significant Accounting Policies:

Basis of Presentation

These unaudited financial statements and accompanying notes prepared in accordance with instructions to Form 10-Q have been condensed and, therefore, do not contain certain information included in the Company’s annual financial statements and accompanying notes. Therefore, you should read these unaudited condensed financial statements in conjunction with the Company’s annual financial statements included in the annual report on Form 10-K.

The unaudited condensed financial statements reflect, in the opinion of management, all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial position of the Company as of March 31, 2003, and the results of its operations for the three-month periods ended March 31, 2003 and 2002. Interim results are not necessarily indicative of results to be expected for a full fiscal year.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Principles of Consolidation. The financial statements include the accounts of US SEARCH.com Inc. and its wholly owned subsidiary. All material inter-company accounts and transactions have been eliminated in consolidation.

Net Loss Per Share

Basic net loss per common share is computed using the weighted-average number of shares of common stock outstanding and diluted net loss per common share is computed using the weighted average number of shares of common stock and common equivalent shares outstanding. Common equivalent shares related to convertible preferred stock, convertible notes payable, stock options and warrants are excluded from the computation when their effect is anti-dilutive.

The following summarizes the stock options, warrants and convertible preferred stock excluded from the weighted-average number of shares because their effect is anti-dilutive:

	March 31,
	2003	2002
Stock options	19,785,849	17,734,287
Common stock warrants	10,407,019	10,209,427
Convertible preferred stock	—	42,107,303

Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and complies with the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation.” Under APB No. 25, compensation cost, if any, is recognized over the respective vesting period based on the difference on the date of grant, between the fair value of the Company’s common stock and the grant price.

The Company accounts for stock-based awards to non-employees in accordance with SFAS No. 123 and EITF 96-18. An expense is recognized for common stock, warrants, or stock options issued for services rendered by non-employees based on the estimated fair value of the security exchanged.

The following table illustrates the effect on net loss and loss per share if compensation cost for all outstanding and unvested stock options and other stock-based employee compensation awards had been determined based on their fair values at the grant date, consistent with the method prescribed by SFAS No. 123:

	For the Three Months Ended March 31,
	2003	2002
Net Loss
As reported	$(1,811,000)	$(2,998,000)
Stock-based compensation on expense determined under the fair value method	(854,000)	(1,598,000)

Pro forma	$(2,665,000)	$(4,596,00)

Loss per share—basic and diluted
As reported	$(0.02)	$(0.11)
Pro Forma	$(0.03)	$(0.17)

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

SFAS No. 123 requires the use of option pricing models that were not developed for use in valuing employee stock options. The Black-Scholes option-pricing model was developed for use in estimating the fair value of short-lived exchange traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying stock. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of employee stock options. The fair value of the options were determined using the Black-Scholes option pricing model with the following assumptions: expected volatility of 80%, risk free interest rate ranges of 4.3% to 4.86%, expected life of 3.5 years and no expected dividend yield.

Because additional stock options are expected to be granted each year, the pro forma disclosures above are not representative of pro forma effects on financial results for future years.

Recent Accounting Pronouncements

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 nullifies EITF No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized when it is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. Under SFAS No. 146, an entity may not restate its previously issued financial statements. The adoption of SFAS No. 146 did not have a material impact on the Company’s consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation —Transition and Disclosure, an amendment of SFAS No. 123.” SFAS No. 148 amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to that statement’s fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provision of SFAS No. 123 and APB No. 28, “Interim Financial Reporting,” to require disclosure in the summary of significant accounting policies about the method of accounting for stock-based compensation and the effects of the method on reported net income and earnings per share in annual and interim financial statements. The transition and disclosure provisions of this statement are effective for financial statements for fiscal years ending after December 15, 2002. The Company has continued to use the intrinsic value method of accounting for stock-based compensation in accordance with APB Opinion No. 25. The Company made the disclosures required by SFAS No. 148 in the consolidated financial statements for the first quarter of 2003. Accordingly, adoption of SFAS No. 148 did not impact the Company’s financial position or results of operations.

Reclassifications

Certain reclassifications have been made to the 2002 financial statements to conform to the 2003 presentation.

3. Bank Debt

On March 18, 2003, the Company renewed its loan facility with its bank. Availability under the new $2.5 million revolving loan facility (the “Facility”) is limited to an advance formula of up to 100% on the first $1.5 million of availability and 85% of eligible accounts receivable for amounts advanced in excess of $1.5 million up

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

to $2.5 million. The Facility matures on April 30, 2004. The Facility is collateralized by all of the personal property of US SEARCH, tangible and intangible. The Company is required to maintain a certificate of deposit with the bank of $450,000, which is classified as restricted cash in the accompanying balance sheet. The Facility bears interest at prime plus 1.50% on the first $1.5 million and prime plus 2.50% on amounts above $1.5 million up to $2.5 million. The bank will receive a 7-year warrant to purchase common stock at an exercise price per share equal to the closing price of such common stock on the last trading day preceding the date of consummation of the merger (see Note 7) such that the product of such number of shares multiplied by such exercise price equals $25,000. The company will have to meet certain operating performance, minimum EBITDA and Debt/Tangible Net Worth covenants on a monthly basis. The Company was in compliance with or had received a bank waiver of covenants at March 31, 2003 and expects the same at April 30, 2003.

4. Commitments and Contingencies

Strategic Alliance Commitments

The Company has several cancelable and non-cancelable distribution and marketing agreements with various Internet companies. The terms of these agreements provide for varying levels of exclusivity and minimum and maximum fees payable based on the number of banners, buttons and text links displayed on affiliate web sites. At March 31, 2003, the minimum non-cancelable payments due under these agreements are approximately $2,475,000 for the remainder of 2003, and approximately $550,000 for 2004.

The Company has entered into an agreement with a supplier of online public records data. At March 31, 2003, the non-cancelable payments under this agreement are $483,000 due in 2003.

Legal Proceedings

In May 2001, ChoicePoint, Inc., the successor entity to DBT Online, Inc., our former data supplier, served the Company with a complaint filed in Palm Beach County, Florida alleging breach of contract, fraudulent misrepresentation, unjust enrichment, quantum meruit and breach of the implied covenant of good faith and fair dealing. ChoicePoint sought approximately $1.5 million relating to disputed invoices, as well as interest and attorneys’ fees. The Company removed this action to the United States District Court for the Southern District of Florida. The United States District Court for the Southern District of Florida ordered the matter to arbitration. In arbitration the Company alleged that ChoicePoint breached the contract by providing inferior data. The arbitration was concluded in April 2002 and in June 2002 the arbitrator found that ChoicePoint had provided inferior data and awarded the Company a credit of $297,671 to be deducted from invoices of $1,418,731. ChoicePoint filed a motion to confirm the Arbitration Award and the Company filed a motion to modify and correct the Arbitration Award to provide additional credits because of a calculation error by the Arbitrator. The Company is awaiting rulings on these motions. The Company has paid ChoicePoint $300,000 of the award. At March 31, 2003 the Company has approximately $780,000 accrued for this liability in accounts payable.

On June 25, 2002, a complaint seeking $434,000 in damages was filed against Professional Resource Screening, Inc. in Superior Court of California, county of Contra Costa, styled Wood Warren & Co. v. Professional Resource Screening, Inc., No. C02-01816, alleging breach of an oral agreement relating to fees for investment banking services in connection with the merger of Professional Resource Screening and US SEARCH, negligent misrepresentation, promissory estoppel, equitable estoppel and quantum meruit. Plaintiff Wood Warren admits that there was no written contract for investment banking services between Wood Warren and Professional Resource Screening in effect at the time of the merger. Professional Resource Screening denies that there was any oral agreement. Although it is too early to predict the outcome, the Company believes it has meritorious defenses to plaintiff’s claims.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

From time to time, the Company has been party to other litigation and administrative proceedings relating to claims arising in the normal course of business. Management believes that the resolution of these matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

5. Related Party Transactions

A director of the Company is a partner at a law firm that provides legal services to the Company. The Company incurred legal fees of $241,000 and $25,000 to the law firm during the three months years ended March 31, 2003 and 2002, respectively. As of March 31, 2003 and December 31, 2002, liabilities of $1,039,000 and $819,000, respectively, are due to the law firm.

A director of the Company is a partner at a consulting firm that provides consulting services to the Company. During the three months ended March 31, 2003 and March 31, 2002, this firm provided no consulting services. As of March 31, 2003 and December 31, 2002, $138,000 and $138,000 were due to this consulting firm.

An executive vice president of the Company is on the Board of Advisors of a web traffic monitoring service, and is the owner of 20,000 options to purchase stock at an exercise price of $0.90 per share in this entity. During the three-month periods ended March 31, 2003 and 2002, the Company incurred costs of $12,000 and $0, respectively, to this entity for web traffic monitoring services. At March 31, 2003 and December 31, 2002, liabilities of $5,000 and $4,200, respectively, are due to this entity.

6. Segment Information

As of March 31, 2003, the Company has organized its operations into two business segments: large business services and consumer-focused services. The business segments disclosed herein are based on this organizational structure and information reviewed by the Company’s management to evaluate the segment results. A description of the types of services provided by each reportable segment is as follows:

Large Business Services. Through this segment, the Company provides large businesses, government agencies and other large employers with a variety of employment screening, background check and risk mitigation products and services via an online, web-based system that enables instant ordering and prompt delivery of results. The Company’s employment screening products include social security number traces, federal and state felony and misdemeanor record searches, employment and education verification, and credit histories. The Company also provides character reference checks and drug screening via third party providers. In addition, the Company offers a Management Services program that provides customers with an outsourced solution to background investigations, which includes analysis of developed investigation data, management of Fair Credit Reporting Act communications, legal compliance, and direct applicant contact.

Consumer-Focused Services. Through this segment, the Company provides consumer clients and small and medium sized businesses with a single, comprehensive access point to a broad range of information to assist them in locating individuals or to learn more information about people in their lives or with whom they do business. The consumer clients can obtain public information including addresses, aliases, phone numbers, property ownership, court records, professional license verification, corporate affiliations and death record information. The Company also offers nanny and contractor background check services for consumers and employment screening for small businesses.

Segment information is presented in accordance with SFAS 131, Disclosures about Segments of an Enterprise and Related Information. This standard is based on a management approach, which requires segmentation based upon the Company’s internal organization and disclosure of revenue and operating results

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

based upon internal accounting methods. The Company’s financial reporting systems present various data for management to run the business, including internal operating profit and loss statements prepared on a basis not necessarily in conformity with U.S. generally accepted accounting principles. The Company uses shared-resources, including its IT infrastructure, for both segments. During the quarter ended March 31, 2003, the Company allocated certain shared service costs related to IT, human resources, general and administrative and depreciation to the large business services segment for management reporting purposes. The comparative segment information for 2002 has been presented on a consistent basis with the 2003 information.

Management evaluates segment performance based on segment operating profit or loss. Selected financial information about the Company’s operations by segment for the three months ended March 31, 2003 and 2002 are as follows:

For The Three Months Ended March 31, 2003	Consumer-focused Services	Large Business Services	Consolidated
Revenue	$5,706,000	$2,373,000	$8,079,000
Operating Loss	552,000	1,027,000	1,579,000
Depreciation and Amortization	451,000	281,000	732,000
Interest Expense	124,000	106,000	230,000
Total expenditures on long lived assets	$686,000	$10,000	$696,000

For The Three Months Ended March 31, 2002
Revenue	$4,781,000	$1,882,000	$6,663,000
Operating Loss	1,093,000	983,000	2,076,000
Depreciation and Amortization	380,000	450,000	830,000
Interest Expense	611,000	324,000	935,000
Total expenditures on long lived assets	$505,000	$—	$505,000

7. Pending Merger

The First American Corporation, a leading diversified provider of business information and related products and services, and US Search have signed a definitive agreement to merge their background screening businesses and form a new company that will apply for listing on the NASDAQ National Market System. The Agreement and Plan of Merger (pending merger agreement) dated as of December 13, 2002, sets forth the terms and conditions of the mergers. Among other things, the pending merger agreement restricts the business conduct of the parties before the closing of the merger, contains representations and warranties of the parties to the agreement, prohibits US SEARCH from soliciting competing offers and provides for adjustments of the exchange ratio in certain circumstances. Under certain specified terms in the merger agreement either First American or US Search may terminate the merger agreement, however, the agreement provides for the payment of a termination fee of $2,800,000 by US Search if the merger agreement is terminated for certain reasons. The parties have agreed to pay all of their own expenses relating to the mergers, including the fees and expenses of their financial advisers.

The merger, which will combine US Search’s services with First American’s Screening Information group, (FAST), is scheduled to close during the second quarter of 2003. The combination of these businesses will create a new publicly held company that will be named First Advantage Corporation. First Advantage will be approximately 80 percent owned by The First American Corporation, with the remainder owned by the shareholders of US Search.

US SEARCH.COM INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Completion of the merger is subject to customary closing conditions that include, among other things, receipt of required approvals from a majority of the outstanding shares of US SEARCH common stock, and receipt of required regulatory approvals. Only holders of record of US SEARCH common stock at the close of business on the record date of May 1, 2003 are entitled to vote. The transaction, while expected to close in the second quarter of calendar year 2003, may not be completed if any of the aforementioned conditions are not satisfied.

Pequot Private Equity Fund II has entered into a voting agreement with First American, pursuant to which Pequot has agreed to vote the Company’s shares of common stock held by it in favor of the merger. Accordingly, approval of the merger by the stockholders of US SEARCH is assured as long as the voting agreement remains in effect and the parties perform their obligations thereunder.

On March 31, 2003, US SEARCH received a written notice from The First American Corporation, which alleged that US SEARCH had breached the merger agreement. The notice of breach concerned US SEARCH’s award of bonuses to certain executive officers of US SEARCH for services performed in 2002. Representatives of US SEARCH and First American discussed the concerns raised in First American’s notice and reached agreement as to how and when such bonuses will be paid during the pendency of the merger agreement. On April 1, 2003, US SEARCH and First American entered into a letter agreement relating to such bonuses and pursuant to which First American formally withdrew its notice of breach.

The Subordinated Secured Promissory Note

In connection with the merger agreement, on January 15, 2003, First American loaned the Company $1.4 million pursuant to a subordinated secured promissory note. The note matures on June 30, 2003 and bears interest at a rate equal to the lesser of 10.0% and the prime rate plus 4.75%. If an event of default occurs under the note, all principal and accrued interest will become immediately due and payable and the interest rate will increase to the lesser of 10.0% and the prime rate plus 6.75%.

4,000,000 SHARES OF CLASS A COMMON STOCK

PROSPECTUS

We have not authorized anyone to give you any information that differs from the information in this prospectus. If you receive any different information, you should not rely on it.

The delivery of this prospectus shall not, under any circumstances, create an implication that First Advantage Corporation is operating under the same conditions that it was operating under on the date of this prospectus. Do not assume that the information contained in this prospectus is correct at any time past the date indicated.

This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities to which it relates in any circumstances in which such offer or solicitation is unlawful.

DATED MARCH 23, 2004

PART II

Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers.

The Delaware General Corporation Law (the “DGCL”) provides for the power to indemnify any directors, officers, employees and agents and to purchase and maintain insurance with respect to liability arising out of their capacity or status as directors, officers, employees and agents. The indemnification provisions are not exclusive of any other rights to which directors and officers may be entitled under a corporation’s certificate of incorporation or bylaws, any agreement, a vote of stockholders or otherwise.

The Registrant’s certificate of incorporation provides that its directors will not be personally liable to the Registrant or its stockholders for damages for breach of any duty owed to the Registrant or its stockholders except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under section 174 of the DGCL regarding negligent or wilful unlawful payment of dividends and stock redemption; or

•	for any transaction from which a director derived an improper personal benefit.

The Bylaws of the Registrant provide that:

•	subject to applicable law and certain qualifications, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Registrant to the fullest extent permitted by the DGCL (but, in the case of any future amendment to the DGCL, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. The right to indemnification described in this paragraph is a contract right and, to the extent not prohibited by applicable law, includes the right to be paid by the Registrant the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses; and

•	the Registrant is permitted to secure insurance on behalf of any director, officer, employee or agent of the Registrant or another business entity for any expense, liability or loss, regardless of whether the DGCL would permit indemnification.

Pursuant to the Agreement and Plan of Merger, dated December 13, 2002, among the Registrant, US SEARCH.com Inc. and the other parties thereto, the Registrant has agreed to indemnify and hold harmless the then present and former officers, directors, employees and agents of US SEARCH and its subsidiaries (each, an “Indemnified Party”) in respect of acts or omissions occurring on or prior to the effective time of the mergers contemplated thereby to the extent provided under US SEARCH’s and its subsidiaries’ certificates of incorporation (or equivalent organizational documents) and bylaws or any indemnification agreement with US SEARCH’s and its subsidiaries’ officers and directors to which US SEARCH and/or its subsidiaries is a party, in each case in effect on the date of the merger agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. The Registrant also agreed under the merger agreement that for a period of six years after the effective time of the mergers, the Registrant will use its reasonable best efforts to procure officers’ and directors’ liability insurance in respect of acts or omissions occurring on or prior to the effective time of the mergers covering each Indemnified Party previously covered by US SEARCH’s and/or its subsidiaries’ officers’ and directors’ liability insurance policy on terms substantially similar to those of such policy in effect on the date of the merger agreement (the “D&O Insurance”), provided that the Registrant shall not be required to maintain the D&O Insurance with respect to a specific officer or director if the premium for obtaining the D&O Insurance exceeds 200% of the amount per annum US SEARCH paid in fiscal year 2002 (the “Premium Limit”). If the Registrant is unable to obtain the D&O Insurance, it will obtain as much comparable insurance as possible for an annual premium equal to the Premium Limit. In the event the Registrant would be required to spend in excess of the Premium Limit per year to obtain the D&O Insurance, the Registrant will notify each Indemnified Party who would be covered thereby and permit any such Indemnified Party to pay the excess amount over the Premium Limit that may be necessary to maintain such D&O Insurance covering such Indemnified Party.

The Registrant’s 2003 Incentive Compensation Plan (for purposes of this paragraph only, the “Plan”) provides that, “Each person who is or shall have been a member of the Committee or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.”

The Registrant’s 401(k) Savings Plan (for purposes of this paragraph only, the “Plan”) provides that, subject to certain conditions, the Registrant may, through the purchase of insurance or otherwise, indemnify each member of the Board (or board of directors of any affiliate), each member of the committee charged with administering the Plan, and any other employees to whom any responsibility with respect to the Plan is allocated or delegated, from and against any and all claims, losses, damages, and expenses, including attorneys’ fees, and any liability, including any amounts paid in settlement with the Registrant’s approval, arising from the individual’s action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person.

Present and future directors and officers of the Registrant are covered by a policy of liability insurance obtained by First American which insures against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 21. Exhibits and Financial Statements.

Exhibit Number	Description

3.1*	First Amended and Restated Certificate of Incorporation of the Registrant.

3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-4 (file number 333-102565) filed January 17, 2003, as amended).

4.1	Form of certificate representing shares of the Registrant’s Class A common stock (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-8 (file number 333-105847) filed June 5, 2003).

4.2	Form of certificate representing shares of the Registrant’s Class B common stock (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-4 (file number 333-102565) filed January 17, 2003, as amended).

4.3	Description of the Registrant’s capital stock in Article IV of the Registrant’s First Amended and Restated Certificate of Incorporation (included in Exhibit 3.1).

4.4	Description of the Registrant’s Class A common stock, $.001 par value, contained in the Registrant’s Registration Statement on Form 8-A, filed May 12, 2003 and incorporated by reference herein.

5.1*	Opinion of White & Case LLP regarding the validity of the shares of Class A common stock being registered by the Registrant under this Registration Statement.

10.1	First Advantage Corporation 2003 Incentive Compensation Plan (incorporated by reference to Exhibit 4.19 to the amendment to the registration statement on Form S-4 filed by the Registrant on April 4, 2003 (No. 333-102565)).

10.2	First Advantage Corporation 2003 Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.20 to the amendment to the registration statement on Form S-4 filed by the Registrant on April 24, 2003 (No. 333-102565)).

10.3	Stockholders Agreement, dated as of December 13, 2002, by and among the Registrant, The First American Corporation and Pequot Private Equity Fund II, L.P. (incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-4 (file number 333-102565) filed January 17, 2003, as amended).

10.4	Standstill Agreement, dated as of June 5, 2003, between The First American Corporation and the Registrant (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form S-4 (file number 333-102565) filed January 17, 2003, as amended).

10.5*	Services Agreement, dated as of June 5, 2003, between The First American Corporation and the Registrant.

10.6	Amended and Restated Services Agreement, dated January 1, 2004, between the Registrant and The First American Corporation (incorporated by reference to Exhibit 10.6 to the annual report on Form 10-K filed by the Registrant on March 11, 2004 (No. 001-31666)).

10.7	Promissory Note, made July 31, 2003, by the Registrant to the order of The First American Corporation (incorporated by reference to Exhibit 99.5 to the quarterly report on Form 10-Q filed by the Registrant on August 13, 2003 (No. 001-31666)).

10.8	Employment Agreement, dated August 4, 2003, between the Registrant and David Wachtel (incorporated by reference to Exhibit 10 to the quarterly report on Form 10-Q filed by the Registrant on August 13, 2003 (No. 001-31666)).

Exhibit Number	Description

10.9	Service Agreement for End-User, effective December 31, 2003, by and between First Advantage Enterprise Screening Corporation and The First American Corporation (incorporated by reference to Exhibit 10.9 to the annual report on Form 10-K filed by the Registrant on March 11, 2004
(No. 001-31666)).

10.10	Agency/Company Agreement, effective January 1, 2003, between First American Property & Casualty Insurance Company and Multifamily Community Insurance Agency, Inc. (incorporated by reference to Exhibit 10.10 to the annual report on Form 10-K filed by the Registrant on March 11, 2004 (No. 001-31666)).

10.11	Profit Share Program letter, dated January 1, 2003, from First American Property & Casualty Insurance Company to Multifamily Community Insurance Agency, Inc. (incorporated by reference to Exhibit 10.11 to the annual report on Form 10-K filed by the Registrant on March 11, 2004
(No. 001-31666)).

21.1	Subsidiaries of the Registrant.

23.1	Consent of PricewaterhouseCoopers LLP in connection with First Advantage Corporation.

23.2	Consent of PricewaterhouseCoopers LLP in connection with US SEARCH.com Inc.

23.3*	Consent of White & Case LLP (included in Exhibit 5.1 and incorporated herein by reference).

24.1*	Power of Attorney.

99.1	Loan Agreement, dated March 18, 2004 by and between the Registrant and Bank of America, N.A.

99.2	Promissory Note of the Registrant, dated as of March 18, 2004 in favor of Bank of America, N.A.

*	Previously filed in connection with this registration statement.

Item 22. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during the period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(a) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(c) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(4) That every prospectus: (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(7) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on March 23, 2004.

FIRST ADVANTAGE CORPORATION

By:	/s/ JOHN LONG
John Long Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

Date: March 23, 2004	By:	/s/ JOHN LONG
John Long Chief Executive Officer

Date: March 23, 2004	By:	/s/ JOHN LAMSON
John Lamson Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

Date: March 23, 2004	By:	*
Parker Kennedy Chairman

Date: March 23, 2004	By:	*
John Long Director

Date: March 23, 2004	By:	*
J. David Chatham Director

Date: March 23, 2004	By:	*
Barry Connelly Director

Date: March 23, 2004	By:	*
Lawrence D. Lenihan, Jr. Director

Date:	By:
Donald Nickelson Director

Date: March 23, 2004	By:	*
Donald Robert Director

Date:	By:
Adelaide Sink Director

Date: March 23, 2004	By:	*
David Walker Director

*By:	/s/ KENNETH D. DEGIORGIO
Kenneth D. DeGiorgio, Attorney-in-Fact

Exhibit Index.

Exhibit Number	Description

3.1*	First Amended and Restated Certificate of Incorporation of the Registrant.

3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-4 (file number 333-102565) filed January 17, 2003, as amended).

4.1	Form of certificate representing shares of the Registrant’s Class A common stock (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-8 (file number 333-105847) filed June 5, 2003).

4.2	Form of certificate representing shares of the Registrant’s Class B common stock (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-4 (file number 333-102565) filed January 17, 2003, as amended).

4.3	Description of the Registrant’s capital stock in Article IV of the Registrant’s First Amended and Restated Certificate of Incorporation (included in Exhibit 3.1).

4.4	Description of the Registrant’s Class A common stock, $.001 par value, contained in the Registrant’s Registration Statement on Form 8-A, filed May 12, 2003 and incorporated by reference herein.

5.1*	Opinion of White & Case LLP regarding the validity of the shares of Class A common stock being registered by the Registrant under this Registration Statement.

10.1	First Advantage Corporation 2003 Incentive Compensation Plan (incorporated by reference to Exhibit 4.19 to the amendment to the registration statement on Form S-4 filed by the Registrant on April 4, 2003 (No. 333-102565)).

10.2	First Advantage Corporation 2003 Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.20 to the amendment to the registration statement on Form S-4 filed by the Registrant on April 24, 2003 (No. 333-102565)).

10.3	Stockholders Agreement, dated as of December 13, 2002, by and among the Registrant, The First American Corporation and Pequot Private Equity Fund II, L.P. (incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-4 (file number 333-102565) filed January 17, 2003, as amended).

10.4	Standstill Agreement, dated as of June 5, 2003, between The First American Corporation and the Registrant (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form S-4 (file number 333-102565) filed January 17, 2003, as amended).

10.5*	Services Agreement, dated as of June 5, 2003, between The First American Corporation and the Registrant.

10.6	Amended and Restated Services Agreement, dated January 1, 2004, between the Registrant and The First American Corporation (incorporated by reference to Exhibit 10.6 to the annual report on Form 10-K filed by the Registrant on March 11, 2004 (No. 001-31666)).

10.7	Promissory Note, made July 31, 2003, by the Registrant to the order of The First American Corporation (incorporated by reference to Exhibit 99.5 to the quarterly report on Form 10-Q filed by the Registrant on August 13, 2003 (No. 001-31666)).

10.8	Employment Agreement, dated August 4, 2003, between the Registrant and David Wachtel (incorporated by reference to Exhibit 10 to the quarterly report on Form 10-Q filed by the Registrant on August 13, 2003 (No. 001-31666)).

Exhibit Number	Description
10.9	Service Agreement for End-User, effective December 31, 2003, by and between First Advantage Enterprise Screening Corporation and The First American Corporation (incorporated by reference to Exhibit 10.9 to the annual report on Form 10-K filed by the Registrant on March 11, 2004 (No. 001-31666)).

10.10	Agency/Company Agreement, effective January 1, 2003, between First American Property & Casualty Insurance Company and Multifamily Community Insurance Agency, Inc. (incorporated by reference to Exhibit 10.10 to the annual report on Form 10-K filed by the Registrant on March 11, 2004 (No. 001-31666)).

10.11	Profit Share Program letter, dated January 1, 2003, from First American Property & Casualty Insurance Company to Multifamily Community Insurance Agency, Inc. (incorporated by reference to Exhibit 10.11 to the annual report on Form 10-K filed by the Registrant on March 11, 2004
(No. 001-31666)).

21.1	Subsidiaries of the Registrant.

23.1	Consent of PricewaterhouseCoopers LLP with respect to First Advantage Corporation.

23.2	Consent of PricewaterhouseCoopers LLP with respect to US SEARCH.com Inc.

23.3*	Consent of White & Case LLP (included in Exhibit 5.1 and incorporated herein by reference).

24.1*	Power of Attorney.

99.1	Loan Agreement, dated March 18, 2004 by and between the Registrant and Bank of America, N.A.

99.2	Promissory Note of the Registrant, dated as of March 18, 2004, in favor of Bank of America, N.A.

*	Previously filed in connection with this registration statement.